As filed with the Securities and Exchange Commission on June 4, 2008

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

EVER-GLORY INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	2300	65-0420146
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Number)	Identification No.)

______________________

100 N. Barranca Ave. #810
West Covina, California 91791
(626) 839-9116

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

______________________

Kang Yihua
100 N. Barranca Ave. #810
West Covina, California 91791
(626) 839-9116

(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Kevin K. Leung, Esq.
Edgar D. Park, Esq.
Richardson & Patel LLP
10900 Wilshire Blvd. Suite 500
Los Angeles, California 90024
(310) 208-1182

______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee
Common Stock, $0.001 par value per share	909,091	$3,890,909	$4.28	(2)	$152.91	(3)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Calculated in accordance with Rule 457(g) under the Securities Act based on the average of the high and low bid prices for the registrant’s common stock on May 21, 2008.

(3)	All of which has previously been paid.

________________

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus	Subject to Completion, Dated June 4, 2008

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EVER-GLORY INTERNATIONAL GROUP, INC.

909,091 shares

COMMON STOCK

This Prospectus covers the resale by selling security holders of up to 909,091 shares of our common stock, $0.0001 par value, which includes shares issuable upon the exercise of warrants issued pursuant to a Securities Purchase Agreement on August 6, 2007.

These securities will be offered for sale from time to time by the selling security holders identified in this Prospectus in accordance with the terms described in the section of this Prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

Our securities are not listed on any national securities exchange. Our common stock is quoted on the OTC Bulletin Board under the symbol “EVGY.” On May 21, 2008, the closing sale price of our common stock on the OTC Bulletin Board was $4.34 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2008.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. No offers to sell or to buy these securities are being made in any jurisdiction where offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations and prospectus may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” References to “we,” “our,” “us,” “our company,” or “Ever-Glory” refer to Ever-Glory International Group, Inc. and its subsidiaries.

EVER-GLORY INTERNATIONAL GROUP, INC.

We are a leading apparel producer in China that designs, manufactures and distributes apparel for men, women and children for primarily middle to high-grade well-known branded casual wear, sportswear and outwear. Most of our products are exported to Japan, Europe, and the United States. Our customers include large retailers and well-known brands. We manufacture our apparel products in China through our factories located in the Nanjing Jiangning Economic and Technological Development Zone and Shang Fang Town respectively in Nanjing, China. We conduct our manufacturing operations through three wholly owned subsidiaries in China: Goldenway Nanjing Garments Company Limited (“Goldenway”), Nanjing New-Tailun Garments Company Limited (“New-Tailun”), and Nanjing Catch-Luck Garments Co., Ltd. (“Catch-Luck”).

We export garments to customers in Europe, the US, and Japan. During fiscal years 2006 and 2007, sales generated from our five largest customers accounted for 56% and 59% of our net sales respectively. Sales generated from the sales to our single largest customer, being the same European customer, accounted for 28% and 31% of our total net sales respectively.

During the twelve months ended December 31, 2007, approximately 57% of our sales came from customers in Europe, 21% from customers in the United States, 16% from customers in Japan, and 6% from customers in China. In 2006, approximately 58% of our net sales came from customers in European countries, 18% from customers in Japan, 16% from customers in the United States, 6% from customers in China, and 2% from customers in other countries. Management believes that we have established and maintained a solid business relationship with all of our major customers.

RISKS AFFECTING OUR BUSINESS

We are subject to a number of risks, which you should be aware of before deciding to purchase our securities. These risks are discussed in the summary below and in the section titled “ Risk Factors” beginning on page 8 of this prospectus.

SUMMARY OF RISK FACTORS

This document contains certain statements of a forward-looking nature. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond our control. Forward-looking statements typically are identified by the use of terms such as “look,” “may,” “will,” “should,” “might,” “believe,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to:

•	our ability to timely and accurately complete product orders;

•	our ability to coordinate product design with its customers;

•	our dependence on a limited number of major customers;

•	political and economic conditions within the Peoples’ Republic of China;

•	our ability to expand and grow our distribution channels;

•	unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders;

•	general economic conditions which affect consumer demand for the products we manufacture;

•	the effect of terrorist acts, or the threat thereof, on consumer confidence and spending;

•	the cost and availability of raw materials;

•	acceptance in the marketplace of our new products and changes in consumer preferences;

•	the potential impact of power outages and electricity prices on our operations;

•	foreign currency exchange rate fluctuations;

•	our ability to identify and successfully execute cost control initiatives;

•	the impact of quotas, tariffs, or safeguards on the importation or exportation of our products;

•	other risks outlined above and in our other public filings.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. We undertake no obligation to update this forward-looking information.

While our management fully intends to make concerted efforts to manage these risks, we cannot assure you that we will be able to do so successfully. See “Risk Factors” beginning on page 8 of this prospectus.

CORPORATE HISTORY AND DEVELOPMENT

We became a public reporting company by means of a share exchange transaction completed on July 29, 2005. On that date, Ever-Glory entered into an Agreement and Plan of Reorganization with Andean Development Corporation, a Florida corporation (“Andean”), and Perfect Dream Limited, a corporation organized under the laws of the British Virgin Islands (“Perfect Dream”). On November 17, 2005, Andean changed its name to “Ever-Glory International Group, Inc.”

Private Placement Financing

On August 2, 2007, we completed a $2 million private placement involving the issuance of our secured convertible notes and warrants pursuant to subscription agreements (“Subscription Agreements”) with six accredited investors. This private placement financing closed on August 6, 2007. Under the terms of the financing, we issued and sold two-year secured convertible notes in the principal amount of $2,000,000 to investors, secured by all of the assets of Ever-Glory excluding its subsidiaries. In addition, we issued warrants to the investors in this financing for the purchase of up to an aggregate of 909,091 shares of common stock (stock split-adjusted) with an exercise price of $3.20 per share. These warrants are referred to in this prospectus as the “warrants,” and the shares underlying the warrants are being registered for resale by the holders of the warrants. For a further description of the terms of the financing, please refer to page 24 in the Business section of this prospectus.

Strategic Investment in La Chapelle

On January 9, 2008, our subsidiary, Goldenway Nanjing Garment Company Limited, a PRC company entered into a Capital Contribution Agreement (“Capital Contribution Agreement”) with Shanghai La Chapelle Garment and Accessories Company Limited (“La Chapelle”), a Shanghai-based garment maker, and several shareholders of La Chapelle. Under the terms of the Capital Contribution Agreement, Goldenway agreed to invest RMB 10 million (approximately USD $1.35 million) in La Chapelle for a 10% stake in La Chapelle.

Joint Venture with Shanghai La Chapelle Garment and Accessories Company

On January 9, 2008, concurrently with Goldenway’s investment, Goldenway entered into a Joint Venture Establishment Agreement with Shanghai La Chapelle Garment and Accessories Company Limited, to form a joint venture to develop, promote and market our new line of women’s wear in China referred to as “LA GO GO.” The joint venture is in the form of a jointly owned PRC-based company registered as “Shanghai LA GO GO Fashion Company Limited.” Goldenway agreed to initially invest RMB 6 million (USD $0.8 million), and La Chapelle agreed to invest RMB 4 million (USD $0.54 million), for a 60% and 40% stake, respectively, in the joint venture. On January 24, 2008, La Go Go was issued a business license from the Shanghai Industrial and Commerce Administration Bureau.

The business objective of the joint venture is to establish a leading brand of ladies’ garments for the mainland Chinese market. The scope of the business of the joint venture includes all activities relating to the development of the “LA GO GO” brand, including marketing and branding activities, design, production, and sales. In connection with the establishment of the joint venture, La Chapelle transferred all of its rights and ownership in the “LA GO GO” brand name (including any related brand names) to the joint venture. The joint venture plans to select and engage at least sixty seasoned retailers in Shanghai, Chengdu, Nanjing, Suzhou, Beijing, and Tianjin to exclusively carry and sell the LA GO GO line of women’s clothing for 2008.

Overview of Our Strategy

Our business model consists of two major parts: first, our manufacturing operations which are capable of producing high volumes of high quality apparel as well as providing value-added service, and second, our proprietary label and domestic retail network which we are developing in mainland China. We are working to make domestic growth in China a central part of our growth strategy and to launch the retail and wholesale distribution of our own youthful lifestyle and fashion products under our own brands in China. With our new agreement with Shanghai La Chapelle Garment and Accessories Co., Ltd., one of the top-ranked fashion retailers in China which operates over 400 stores across the nation, in April 2008 we launched our “LA GO GO” brand of ladies’ wear. We plan to expand our retail network to include 80 to 100 by the end of 2008, through which we plan to market and sell our new line.

General Information

Our principal executive offices are located at 100 N. Barranca Ave. #810, West Covina, California 91791 , and our main telephone number is (626) 839-9116.

THE OFFERING

We are registering 909,091 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders.” The shares included in the table identifying the selling security holders include shares of common stock that have not yet been, but that may be, issued to designated selling security holders should they exercise their warrants for common stock. Information regarding our common stock and these warrants is included in the section of this prospectus entitled “Description of Securities.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize consolidated financial data regarding our business and should be read together with “ Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and the financial statements and related notes included in this prospectus. The summary consolidated financial information as of March 31, 2008 and 2007, and for the years ended December 31, 2007, 2006 and 2005 have been derived from our consolidated financial statements for Ever-Glory International Group, Inc. and subsidiaries. All monetary amounts are expressed in U.S. Dollars unless otherwise indicated.

	(dollars in thousands) Twelve Months Ended December 31,			(dollars in thousands) Three Months Ended March 31,
	2007	2006	2005	2008	2007
	(audited)	(restated)	(audited)	(unaudited)	(unaudited)
Income Statement Data :
Net Sales	70,335	51,065	10,814	19,747	16,425
Cost of Sales	59,026	42,449	8,713	16,026	14,033
Gross Profit	11,309	8,616	2,101	3,721	2,393
Operating Expenses	3,975	3,007	970	1,499	949
Income from Operations	7,334	5,610	1,132	2,222	1,444
Other Income (Expense), net	(317)	(262)	73	(737)	(130)
Income Before Taxes	7,018	5,347	1,205	1,485	1,313
Income Taxes	(253)	(312)	162	(284)	(76)
Minority Interest	-	-	-	(4)	-
Net Income	6,765	5,035	1,044	1,197	1,238
Foreign Currency Translation	1,383	657	6	1,100	159
Comprehensive Income	8,149	5,693	1,049	2,301	1,397
Basic Net Income Per Share (in US$)	0.99	0.93	0.20	0.10	0.24
Diluted Net Income Per Share (in US$)	0.94	0.44	0.10	0.10	0.11
Basic Weighted Average Number of Shares Outstanding	6,865,482	5,388,201	5,522,470	11,449,682	5,080,609
Diluted Weighted Average Number of Shares Outstanding	7,244,062	11,379,700	11,513,969	12,204,363	11,072,008

	March 31,	Twelve Months Ended December 31,
	2008	2007	2006	2005	2004	2003
	(unaudited)		(restated)			(unaudited)
Balance Sheet Data:
Total Assets	35,643,958	33,513,272	28,433,821	8,035,279	7,445,965	5,988,415
Current Liabilities	7,825,762	9,111,053	14,416,589	2,286,240	2,788,132	2,563,433
Long Term Liabilities	4,534,100	4,474,985	4,238,526	-	-	-
Stockholders Equity	22,727,103	19,927,234	9,778,706	5,749,039	4,657,833	3,424,982

SUPPLEMENTARY FINANCIAL INFORMATION

The supplementary financial information presented below summarizes certain financial data which has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Ever-Glory International Group, Inc. included on page F-2 through F-55.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

2008
Total Sales	19,747,208	n/a	n/a	n/a	n/a
Gross Profit	3,721,036	n/a	n/a	n/a	n/a
Comprehensive Income	2,301,046	n/a	n/a	n/a	n/a
Net Income	1,197,293	n/a	n/a	n/a	n/a
Diluted Net Income Per Common Share	0.10	n/a	n/a	n/a	n/a

2007
Total Sales	$16,425,399	$14,098,035	19,477,793	$20,334,156	$70,335,383
Gross Profit	2,392,686	2,238,455	3,073,098	3,604,879	11,309,118
Comprehensive Income	1,396,875	1,318,550	2,138,658	3,294,445	8,148,528
Net Income	1,237,742	1,026,977	1,869,234	2,631,296	6,765,249
Diluted Net Income Per Common Share	0.11	0.09	0.16	0.58	0.94

2006
Total Sales	$7,181,619	$14,495,888	$15,232,893	$14,154,849	$51,065,249
Gross Profit	1,205,593	2,484,069	2,514,443	2,412,216	8,616,321
Comprehensive Income	741,787	1,778,636	1,587,890	1,584,332	5,692,645
Net Income	638,805	1,626,131	1,587,643	1,182,691	5,035,270
Diluted Net Income Per Common Share	0.06	0.14	0.14	0.10	0.44

2005
Total Sales	$1,407,196	$1,412,675	$4,060,499	$3,933,591	$10,813,961
Gross Profit	266,151	284,385	626,684	924,176	2,101,396
Comprehensive Income	10,936	88,000	444,392	505,833	1,049,161
Net Income	10,936	88,000	422,977	521,627	1,043,540
Diluted Net Income Per Common Share	0.00	0.01	0.04	0.05	0.10

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Industry

Our sales are influenced by general economic cycles. A prolonged period of depressed consumer spending would have a material adverse effect on our profitability.

Apparel is a cyclical industry that is dependent upon the overall level of consumer spending. Purchase of apparel generally decline during recessionary periods when disposable income is low. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in energy costs or interest rates, acts of war, acts of nature or terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition. We currently sell to customers in the U.S., the EU and Japan. Accordingly, economic conditions and consumer spending patterns in these regions could affect our sales, and an economic down turn in one or more of these regions could have an adverse effect on our business.

Intense competition in the worldwide apparel industry could reduce our sales and prices.

We face a variety of competitive challenges from other apparel manufacturers both in China and other countries. Some of these competitors have greater financial and marketing resources than we do and may be able to adapt to changes in consumer preferences or retail requirements more quickly, devote greater resources to the marketing and sale of their products or adopt more aggressive pricing policies than we can. As a result, we may not be able to compete successfully with them if we cannot continue enhancing our marketing and management strategies, quality and value or responding appropriately to consumers needs.

The success of our business depends upon our ability to offer innovative and upgraded products at attractive price points.

The worldwide apparel industry is characterized by constant product innovation due to changing consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to continuously and rapidly respond to customer requirements for innovative and stylish products at a competitive pace, intensity, and price. Failure on our part to regularly and rapidly respond to customer requirements could adversely affect our ability to retain our existing customers or to acquire new customers which would limit our sales growth.

The worldwide apparel industry is subject to ongoing pricing pressure.

The apparel market is characterized by low barriers to entry for both suppliers and marketers, global sourcing through suppliers located throughout the world, trade liberalization, continuing movement of product sourcing to lower cost countries, ongoing emergence of new competitors with widely varying strategies and resources, and an increasing focus on apparel in the mass merchant channel of distribution. These factors contribute to ongoing pricing pressure throughout the supply chain. This pressure has and may continue to:

•	require us to reduce wholesale prices on existing products;

•	result in reduced gross margins across our product lines;

•	increase pressure on us to further reduce our production costs and our operating expenses.

Any of these factors could adversely affect our business and financial condition.

Fluctuation in the price, availability and quality of raw materials could increase our cost of goods and decrease our profitability.

We purchase raw materials directly from local fabric and accessory suppliers. We may also import specialty fabrics to meet specific customer requirements. We also purchase finished goods from other contract manufacturers. The prices we charge for our products are dependent in part on the market price for raw materials used to produce them. The price, availability and quality of our raw materials may fluctuate substantially, depending on a variety of factors, including demand, crop yields, weather patterns, supply conditions, transportation costs, government regulation, economic climates and other unpredictable factors. Any raw material price increases could increase our cost of goods and decrease our profitability unless we are able to pass higher prices on to our customers.

As of December 31, 2007 and 2006, we did not rely on any one supplier which exceeds 10% of all of our total supply purchases. We do not have any long-term written agreements with any of these suppliers and do not anticipate entering into any such agreements in the near future. However, we always execute a written agreement for each order placed with our suppliers. We do not believe that loss on any of these suppliers would have a material adverse effect on our ability to obtain finished goods or raw materials essential to our business because we believe we can locate other suppliers in a timely manner.

Risks Relating to Our Business

We depend on some key customers for a significant portion of our sales. A significant adverse change in a customer relationship or in a customer’s performance or financial position could harm our business and financial condition.

For the year ended December 31, 2007, our five largest customers represented approximately 56% of our total net sales. For the year ended December 31, 2006, our five largest customers represented approximately 59% of our total net sales. The garment manufacturing industry has experienced substantial consolidation in recent years, which has resulted in increased customer leverage over suppliers, greater exposure for suppliers to credit risk and an increased emphasis by customers on inventory management and productivity.

A decision by a major customer, whether motivated by competitive considerations, strategic shifts, financial requirements or difficulties, economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition. In addition, while we have long-standing customer relationships, we do not have long term contracts with any of our customers.

As a result, purchases generally occur on an order-by-order basis, and the relationship, as well as particular orders, can generally be terminated by either party at any time. We do not believe that there is any material risk of loss of any of these customers during the next 12 months. We also believe that the unexpected loss of these customers could have material adverse effect on our earnings or financial condition. While we believe that we could replace these customers within 12 months, the loss of which will not have material adverse effect on our financial condition in the long term. None of our affiliates are officers, directors, or material shareholders of any of these customers.

Our internal controls and procedures have been materially deficient, and we are in the process of correcting internal control deficiencies.

In the second quarter of 2007, resulting from comments by and discussions with the staff of the SEC related to our Preliminary Information Statement on Form 14C, we and our independent registered public accounting firm recognized that our internal controls had material weaknesses.  We restated our results of operations for the year ended December 31, 2006 and our quarterly results for the quarter ended March 31, 2007 as a result of our purchase accounting for the acquisition of New-Tailun completed on December 30, 2006.

In 2006 and 2007, we did not maintain effective controls to ensure the completeness, accuracy, and valuation over the accounting for business combinations, including the inability to prepare financial statements and footnotes in accordance with SEC rules and regulations and with our 2006 acquisition of New-Tailun. We misapplied generally accepted accounting principles whereby we did not value the acquisitions and record the resulting purchase accounting in accordance with SFAS 141 and EITF 02-5. As a result, we were required to restate our financial results for the year ended December 31, 2006 and for the three months ended March 31, 2007.

If we cannot rectify these material weaknesses through remedial measures and improvements to our systems and procedures, management may encounter difficulties in timely assessing business performance and identifying incipient strategic and oversight issues. Management is currently focused on remedying internal control deficiencies, and this focus will require management from time to time to devote its attention away from other planning, oversight and performance functions.

We cannot provide assurances as to the timing of the completion of these efforts. We cannot be certain that the measures we take will ensure that we implement and maintain adequate internal controls in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

We will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

Failure to timely comply with the requirements of Section 404 or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our debt and equity securities.

We currently are not an “accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Beginning with our Annual Report for the year ended December 31, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Additionally, for the fiscal year ended December 31, 2008 our independent registered public accounting firm will be required to issue reports on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control over financial reporting. Our assessment requires us to make subjective judgments and our independent registered public accounting firm may not agree with our assessment.

Achieving compliance with Section 404 within the prescribed period may require us to incur significant costs and expend significant time and management resources. If we are not able to complete our assessments as required under Section 404 in a timely manner, we and our independent registered public accounting firm would be unable to conclude that our internal control over financial reporting is effective as of December 31, 2008. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our debt securities. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively. We will continue to consistently improve our internal control over the financial reporting with our best efforts and we plan to engage assistance from outside experts in doing so.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations, and we regularly evaluate these systems against our current and expected requirements. Although we have no current plans to implement modifications or upgrades to our systems, we will eventually be required to make changes to legacy systems and acquiring new systems with new functionality. We are considering additional investments in updating our ERP system to help us improve our internal control system and to meet compliance requirements under Section 404. We are also continuing to develop and update our internal information systems on a timely basis to meet our business expansion needs. Any information technology system disruptions, if not anticipated and appropriately mitigated, could have an adverse effect on our business and operations.

We may engage in future acquisitions and strategic investments that dilute the ownership percentage of our shareholders and require the use of cash, incur debt or assume contingent liabilities.

As part of our business strategy, we expect to continue to review opportunities to buy or invest in other businesses or technologies that we believe would enhance our manufacturing capabilities, or that may otherwise offer growth opportunities. If we buy or invest in other businesses in the future, this may require the use of our cash, or we may incur debt or assume contingent liabilities.

As part of our business strategy, we expect to continue to review opportunities to buy or invest in other businesses or technologies that we believe would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. If we buy or invest in other businesses, products or technologies in the future, we could:

•	incur significant unplanned expenses and personnel costs;

•	issue stock that would dilute our current shareholders’ percentage ownership;

•	use cash, which may result in a reduction of our liquidity;

•	incur debt;

•	assume liabilities; and

•	spend resources on unconsummated transactions.

We may not realize the anticipated benefits of past or future acquisitions and strategic investments, and integration of acquisitions may disrupt our business and management.

We may in the future acquire or make strategic investments in additional companies. We may not realize the anticipated benefits of these or any other acquisitions or strategic investments, which involve numerous risks, including:

•	problems integrating the purchased operations, technologies, personnel or products over geographically disparate locations;

•	unanticipated costs, litigation and other contingent liabilities;

•	diversion of management’s attention from our core business;

•	Adverse effects on existing business relationships with suppliers and customers;

•	incurrence of acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

•	inability to retain key customers, distributors, vendors and other business partners of the acquired business;

•	potential loss of our key employees or the key employees of an acquired organization; and

•
If we are not be able to successfully integrate businesses, products, technologies or personnel that we acquire, or to realize expected benefits of our acquisitions or strategic investments, our business and financial results may be adversely affected.

International political instability and concerns about other international crises may increase our cost of doing business and disrupt our business.

International political instability may halt or hinder our ability to do business and may increase our costs. Various events, including the occurrence or threat of terrorist attacks, increased national security measures in the EU, the United States and other countries, and military action and armed conflicts, can suddenly increase international tensions. Increases in energy prices will also impact our costs and could harm our operating results. In addition, concerns about other international crises, such as the spread of severe acute respiratory syndrome (“SARS”), avian influenza, or bird flu, and West Nile viruses, may have an adverse effect on the world economy and could adversely affect our business operations or the operations of our OEM partners, contract manufacturer and suppliers. This political instability and concerns about other international crises may, for example:

•	negatively affect the reliability and cost of transportation;

•	negatively affect the desire and ability of our employees and customers to travel;

•	adversely affect our ability to obtain adequate insurance at reasonable rates;

•	require us to take extra security precautions for our operations; and

•	furthermore, to the extent that air or sea transportation is delayed or disrupted, our operations may be disrupted, particularly if shipments of our products are delayed.

Business interruptions could adversely affect our business.

Our operations and the operations of our suppliers and customers are vulnerable to interruption by fire, earthquake, hurricanes, power loss, telecommunications failure and other events beyond our control. In the event of a major natural disaster, we could experience business interruptions, destruction of facilities and loss of life. In the event that a material business interruption occurs that affects us or our suppliers or customers, shipments could be delayed and our business and financial results could be harmed.

Risks Related to Doing Business in China

Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

Our assets are, for the most part, located in the PRC. Because our assets are located overseas, our assets may be outside of the jurisdiction of U.S. courts to administer if we are the subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. bankruptcy law.

Export quotas imposed by the WTO could negatively affect our business and operations, particularly if the Chinese government changes its allocation of such quotas to us.

Pursuant to a World Trade Organization (WTO) agreement, effective January 1, 2005, the United States and other WTO member countries agreed to remove quotas applicable to textiles.  However, as the removal of quotas resulted in an import surge from China, the U.S. took action in May 2005 and imposed safeguard quotas on seven categories of goods, including certain classes of apparel products, arousing strong objection from China.

On June 10, 2005, in response to the surge of Chinese imports into the European Union (EU), the EU Commission signed a Memorandum of Understanding (MOU) with China in which ten categories of textiles and apparel are subject to restraints. Additionally, on November 8, 2005, the U.S. and China entered into a Memorandum of Understanding in which 21 categories of textiles and apparel are subject to restraints.

Although certain of our apparel products fall within the categories subject to the safeguards in the U.S. and the EU, which could adversely affect our ability to export and sell these products, the imposition of quotas in 2005 did not have a material effect on our net sales, although it did impact our gross margin. The imposition of quotas did not have a material effect on our net sales or our gross margins in both 2006 and 2007. See Management’s Discussion and Analysis of Financial Condition and Results of Operations .  We believe that we will be able to obtain a sufficient quota allocation based on our experience in prior years.  In addition, we may bid for additional export quota allocation from the government for the U.S. and EU markets.  On a longer term basis, we believe that our customer mix and our ability to adjust the types of apparel we manufacture will mitigate our exposure to such trade restrictions in the future.

Nevertheless, there can be no assurance that additional trade restrictions will not be imposed on the exportation of our products in the future.  Such actions could result in increases in the cost of our products generally and may adversely affect our results of operations.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

All of our business operations are currently conducted in the PRC, under the jurisdiction of the PRC government. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Unprecedented rapid economic growth in China may increase our costs of doing business, and may negatively impact our profit margins and/or profitability.

Our business depends in part upon the availability of relatively low-cost labor and materials. Rising wages in China may increase our overall costs of production. In addition, rising raw material costs, due to strong demand and greater scarcity, may increase our overall costs of production. If we are not able to pass these costs on to our customers in the form of higher prices, our profit margins and/or profitability could decline.

Fluctuation in the value of Chinese Renminbi (RMB) relative to other currencies may have a material adverse effect on our business and/or an investment in our shares.

The value of RMB against the U.S. dollar, the Euro and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. In the last decade, the RMB has been pegged at 8.2765 Yuan to one U.S. Dollar. On July 21, 2005 it was revalued to 8.11 per U.S. dollar. Following the removal of the peg to the U.S. Dollar and pressure from the United States, the People’s Bank of China also announced that the RMB would be pegged to a basket of foreign currencies, rather than being strictly tied to the U.S. Dollar, and would be allowed to float trade within a narrow 0.3% daily band against this basket of currencies. The PRC government has stated that the basket is dominated by the U.S. Dollar, Euro, Japanese Yen and South Korean Won, with a smaller proportion made up of the British Pound, Thai Baht, Russian Ruble, Australian Dollar, Canadian Dollar and Singapore Dollar. There can be no assurance that the relationship between the RMB and these currencies will remain stable over time, especially in light of the significant political pressure on the Chinese government to permit the free flotation of the RMB, which could result in greater and more frequent fluctuations in the exchange rate between the RMB, the U.S. dollar, and the Euro. If the RMB were to increase in value against the U.S. Dollar and other currencies, for example, consumers in the U.S., Japan and Europe would experience an increase in the relative prices of goods and services produced by us, which might translate into a decrease in sales. In addition, if the RMB were to decline in value against these other currencies, the financial value of your investment in our shares would also decline.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because our subsidiaries are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and all of our officers reside outside the United States.

Although we are incorporated in Florida, we conduct substantially all of our operations in China through our wholly owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely within the United States.

Risks Related to an Investment in Our Securities

Our common stock has limited liquidity.

Our common stock is traded on the Over-the-Counter Bulletin Board. It is thinly traded compared to larger more widely known companies in the same industry. Thinly traded common stock can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. The high and low bid price of Ever-Glory’s common stock during our 2007 fiscal year was $5.40 and $0.15 per share respectively.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.   We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We expect to experience volatility in our stock price, which could negatively affect shareholders’ investments.

The market price for shares of our common stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, news announcements or changes in general market conditions.

Other factors, in addition to the those risks included in this section, that may have a significant impact on the market price of our common stock include, but are not limited to:

•	receipt of substantial orders or order cancellations of products;

•	quality deficiencies in services or products;

•	international developments, such as technology mandates, political developments or changes in economic policies;

•	changes in recommendations of securities analysts;

•	shortfalls in our backlog, revenues or earnings in any given period relative to the levels expected by securities analysts or projected by us;

•	government regulations, including stock option accounting and tax regulations;

•	energy blackouts;

•	acts of terrorism and war;

•	widespread illness;

•	proprietary rights or product or patent litigation;

•	strategic transactions, such as acquisitions and divestitures;

•	rumors or allegations regarding our financial disclosures or practices; or

•	earthquakes or other natural disasters concentrated in Nanjing, China where a significant portion of our operations are based.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to changes in the volatility of our common stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

Conversion of the notes into shares of our common stock will dilute the ownership interests of existing shareholders, including holders who will have already converted their notes.

The conversion of some or all of the notes into our shares of our common stock will dilute the ownership interests of existing shareholders. Any sales in the public market of the shares of common stock issuable upon such conversion could adversely affect prevailing market prices of our shares of common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our shares of common stock.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

Our common shares are not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the American Stock Exchange or Nasdaq Capital Market or other markets.

Our common shares are currently traded, but currently with low volume, based on quotations on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Our principal shareholders, which includes our officers and directors, and their affiliated entities own approximately 46% of our outstanding shares of common stock. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all of our shareholders.

The elimination of monetary liability against our directors, officers and employees under Florida law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our amended and restated Articles of Incorporation contain a provision permitting us to eliminate the liability of our directors for monetary damages to our company and shareholders to the extent provided by Florida law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent material misstatements.

We are subject to reporting obligations concerning our internal controls, under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to management’s assessment of the effectiveness of our internal controls over financial reporting, and report on the effectiveness of these controls. These requirements will first apply to our annual report on Form 10-K for the fiscal year ending December 31, 2007. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to sales revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent material misstatements, or in certain extreme cases, fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to:

•	Competition within our industry;

•	Seasonality of our sales;

•	Success of our investments in new product development;

•	Success of our acquired businesses;

•	Our relationships with our major customers;

•	The popularity of our products;

•	Relationships with suppliers, including foreign suppliers, and cost of supplies;

•	Financial and economic conditions in Asia, Europe and the U.S.;

•	Regulatory requirements affecting our business;

•	Currency exchange rate fluctuations;

•	Our future financing needs; and

•	Our ability to attract additional investment capital on attractive terms.

Forward-looking statements also include the assumptions underlying or relating to any of the foregoing or other such statements. When used in this report, the words “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar expressions are generally intended to identify forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the factors described in the Section of this report entitled “Risk Factors” beginning on page 8 of this prospectus and other documents we file from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by us in the fiscal year 2008.

BUSINESS

Business Operations

We design, manufacture, source and distribute apparel to well-known casual wear, sportswear and outerwear brands and retailers in major markets worldwide.   We manufacture our apparel products in China in our three factories located in the Jiangning Economic and Technological Development Zone and Shang Fang Town respectively in Nanjing, China. We have over 1,800 employees, and we have an in-house production capacity to produce approximately 3 million pieces of garments. We also source products from other factories in China, and we expect to produce a total of up to 12 million garments per year through both in-house production and outsourcing. During the twelve months ended December 31, 2007, we achieved total net sales of $70.3 million.   As a part of our strategy, and to take advantage of the robust consumer spending growth in China and the growth in the youth fashion market segment, we entered into a strategic relationship in January 2008 to establish a joint venture operation with Shanghai La Chapelle Garment and Accessories Co., Ltd. (“La Chapelle”) to build distribution channels and retail coverage throughout the PRC to sell products under our own brands.

Although we have our own manufacturing capacity, we currently outsource about 70% of our manufacturing to our strategic contractors as a part of our overall sourcing strategy. Outsourcing work allows us to maximize production flexibility while managing capital expenditures and costs of maintaining what would otherwise be a massive workforce. We inspect products manufactured by our contractors to ensure that they meet our rigorous quality standards.

We conduct our operations through three wholly owned subsidiaries in China, namely, Goldenway Nanjing Garments Company Limited (“Goldenway”), Nanjing New-Tailun Garments Company Limited (“New-Tailun”), and Nanjing Catch-Luck Garments Co., Ltd. (“Catch-Luck”), and a subsidiary in which we hold 60% interest, namely, Shanghai LA GO GO Fashion Company Limited (“La Go Go”).

Our Current Corporate Structure

The following diagram illustrates our current corporate structure:

Subsidiaries

1. Goldenway Nanjing Garments Company Limited (“Goldenway”) . Our Goldenway subsidiary focuses primarily on quality and production control, and coordinating with the contract manufacturers that we outsource to.

2. Nanjing New-Tailun Garments Company Limited (“New-Tailun”) . Our New-Tailun subsidiary focuses on the Japanese market, and has strengths in the design, production, sale and marketing of jeans and trousers.

3. Nanjing Catch-Luck Garments Co., Ltd. (“Catch-Luck”) . Our Catch-Luck subsidiary is geared toward the European market, and it designs and manufactures products that complement the product lines of our other subsidiaries.

4. Shanghai LA GO GO Fashion Company Limited (“La Go Go”) . La Go Go is our joint venture with La Chapelle, in which we have a 60% interest. La Go Go is the company through which we are developing our own brand and retail presence in China.

Corporate History and Development

The Company is a holding company that oversees the operations of our subsidiaries, and provides our subsidiaries with resources and services in financial, legal, administrative and other areas. We were incorporated in Florida on October 19, 1994. On November 17, 2005, we changed our name to “Ever-Glory International Group, Inc.”

Perfect Dream Limited (“Perfect Dream”) was incorporated in the British Virgin Islands on July 1, 2004. Perfect Dream was originally formed as a holding company, and it became our wholly owned subsidiary as a result of a share exchange transaction completed in November 2005.

In January 2005, Perfect Dream acquired 100% of Goldenway. After its acquisition by Perfect Dream, Goldenway increased its registered capital from $2,512,106 to $20,000,000. According to the PRC laws and regulations, the increased registered capital was required to be paid in installments within three years of the issuance of Goldenway's updated business license by February 1, 2008. As of March 31, 2008, we paid $3.63 million of our registered capital requirements. The remaining $13.86 million was due on February 1, 2008. On April 1, 2008, the Jiangsu Administration for Industry Commerce approved our request for an extension of the deadline for payment of the remaining registered capital to July 25, 2008.

On November 9, 2006, Perfect Dream entered into a purchase agreement to acquire 100% interest in New-Tailun from Ever-Glory Enterprises (HK) Limited (“Ever-Glory Hong Kong”). Pursuant to the terms of the purchases agreement for this acquisition, we paid Ever-Glory Hong Kong $2,000,000 in cash and issued 20,833,333 shares in restricted common stocks that carried a value of $10,000,000. The acquisition was completed on December 30, 2006.

On August 27, 2007, we acquired Catch-Luck. Pursuant to the terms of the purchase agreement:

•
We paid to Ever-Glory Hong Kong $600,000 in cash and issued 13,076,923 shares of our restricted common stock having a value of $3,400,000 on the date of the transfer within 90 days of the closing of the transaction;

•
At the end of the fiscal year ending December 31, 2008, if Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, we will issue 11,538,462 shares of our restricted common stock having a value of $3,000,000; and

•
At the end of the fiscal year ending December 31, 2009, if Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, we will issue 11,538,462 shares of our restricted common stock having a value of $3,000,000.

On January 4, 2008, we established a joint venture called La Go Go with La Chapelle. On January 24, 2008, the Shanghai Industrial and Commerce Administration Bureau issued a business license to La Go Go.

On August 2, 2007, we completed a $2 million private placement involving the issuance of our secured convertible notes and warrants pursuant to subscription agreements (“Subscription Agreements”) with six accredited investors. Under the terms of the financing, we issued and sold two-year secured convertible notes in the principal amount of $2,000,000 to investors, secured by all of the assets of Ever-Glory excluding our subsidiaries, and bearing interest at a rate of 6% per year. The notes are convertible at a fixed conversion price of $2.20 per share. Warrants were also issued to investors that are exercisable for up to 909,091 shares of our common stock with an exercise price of $3.20 per share and exercisable for five years following the date on which the underlying warrant shares are registered for resale under an effective registration statement filed with the Commission.

Our Competitive Strengths

We believe our competitive strengths include:

•	short production cycle by operating in one-stop-service business model;

•	quick sampling;

•	international sourcing;

•	good quality and cost control through combining in-house and outsourcing manufacturing;

•	QA system guarantees high quality of products.

Our Growth Strategies

We plan to expand our business and increase sales and profitability by:

•	investing in overseas manufacturing base;

•	expanding retailing chain of proprietary brand in China;

•	seeking strategic investments and acquisitions of international distributors that could enhance our global sales and distribution network.

Our Business Model

The following diagram illustrates our business model, including (1) our current distribution channels to our existing branded retail customers and distributors and (2) our plans to develop our own distribution channels and branded retail network within the PRC.

Products

We manufacture a broad array of products in various categories for the women’s, men’s and children’s markets. Within those categories, various product classifications including high and middle grade casual-wear, sportswear and outwear, including the following product lines:

Women’s Clothing:	coats, jackets, slacks, skirts, shirts, trousers and jeans

Men’s Clothing:	vests, jackets, trousers, skiwear, shirts, coats and jeans

Children’s Clothing:	coats, vests, down jackets, trousers and jeans

We operate our own manufacturing facilities for the production of a portion of our products in Nanjing, China. We also source products from other factories with details set forth below.

As of March 31, 2008

Approximate floor area (square feet)	112,442 square meters
Approximate maximum monthly production capacity	1,000,000
(pieces of garments, including outsourced pieces)
Approximate number of operating staff	1,870

Customers

We manufacture garments for a number of well-known retail chains and internationally well-known brands. With our own in-house design capabilities, we provide our customers with a selection of unique and original designs that the customer may have manufactured-to-order. We typically supply our customers through purchase orders, and we have no long-term supply contracts with any of our customers.

In the fiscal year ended December 31, 2007, approximately 57% of our sales revenue came from customers in Europe, 21% from customers in the United States, 16% from customers in Japan, and 6% from customers in China. In 2007, sales to our single largest customer represented approximately 31% of our total net sales. In 2007, sales to our five largest customers generated approximately 59% of our total net sales.

In the fiscal year ended December 31, 2006, approximately 58% of our sales revenue came from customers in Europe, 16% from customers in the United States, 18% from customers in Japan, 6% from customers in China and 2% from customers in other countries. In 2006, sales to our single largest customer represented approximately 28% of our total net sales. In addition, in 2006, sales to our five largest customers resulted in approximately 56% of our total net sales.

Suppliers

We purchase raw materials (including fabric, fasteners, thread, buttons, labels and related materials) directly from local fabric and accessory suppliers, and import specialty fabrics to meet requirements specially requested by customers. During the fiscal years ended December 31, 2007 and 2006, we did not rely on any one supplier for more than 10% of our supply purchases, which we believe is a result of a steady diversification of our sources of supply. Up to the present we have not experienced any significant difficulty in obtaining materials that are essential to our business. We generally agree to pay our suppliers within 30-60 days after our receipt of goods. We typically place orders for materials from suppliers when we receive orders from our customers. On average, the supplies we hold in stock will generally be consumed in production in approximately one week.

We work with a select list of more than 30 suppliers. We have established long-standing relationships with all of our suppliers.

Sales and Marketing

We have set up our own merchandising department to interface with our customers. We believe we have developed good and stable business relationships with our main customers in the U.S., the EU, Japan and China. Our sales representatives typically work directly with our customers and arrange the terms of our dealings with them, and to explore possible new relationships.

Management believes we continue to benefit from our solid reputation for providing high quality goods and professional service in the markets where we have a presence, which provides us further opportunities to work with desirable customers in the manufacturing side of our business. Our marketing strategy aims to attract customers with the strongest brands within the strongest markets. We market directly to branded retailers and retail chains instead of selling through intermediary buyers and agents. We seek to attract customers mainly from Japan, Europe, the U.S. and China. In addition, we look for customers that possess strong brand appeal and product lines that require high quality manufacturing and generate sufficient sales volume to support our sizeable production capacity. Referrals from existing customers have been and continue to be a fruitful source of new customers. In addition, we aim to maintain an active presence in trade shows around the world, including in Europe, Japan, the U.S. and China.

Production and Quality Control

During the fiscal year ended December 31, 2007, we manufactured approximately 30% of the products we sold in our own manufacturing facilities. We typically outsource much of the manufacturing work involved with producing our products, and the amount outsourced depends upon such factors as current factory capacity and customer demand. We expect to increase the number of outside contract manufacturers to which we outsource in order to meet the anticipated growth in demand from our customers.

In January 2007, we completed the construction of our new office building and production facilities and moved our operations into our new facilities. The new facility occupies 10,000 square meters of space and is equipped with state-of-the-art production equipment. This consolidation allowed us to increase our production capacity during 2007.

In 2006 and 2007, we acquired New-Tailun and Catch-Luck, respectively, to strengthen our manufacturing base and production capabilities as well as expand our product lines. As of December 31, 2007, our total production capacity including our outsourcing capacity increased approximately to 9 million pieces per year. At present, our production capacity is more than adequate to meet customer demand, and we have no significant backlog of customer orders.

We are committed to designing and manufacturing high quality garments. We have implemented strict quality control and craft discipline systems to ensure that our products meet certain quality and safety standards, which include:

•	evaluate customers to make sure we produce middle to high-end products only;

•	evaluate suppliers to make sure the supplies could meet our standards;

•	inspect the manufacturing process and quality of the fabrics supplies by our trained employees;

•	run routine checks on the fabrics for flammability, durability, chemical content, static properties, color retention and various other properties in our advanced testing center;

•	conduct on-line inspection in the manufacturing process by our trained employees;

•	final audit the products before products are delivered.

In addition, we work closely with our customers so that they understand our testing and inspection process, and our factory is ISO 9001 certified.

Due to our strict quality control and testing process, we have not undergone any product or merchandise recalls, and we generally do not receive any significant requests by our customers to return finished goods. Product returns have not resulted in material operating expenses.

We anticipate continuing our practice of outsourcing a portion of our production, even with our recent expansion in production capacity. Management believes that outsourcing allows us to maximize our production flexibility while reducing significant capital expenditure and costs associated with managing a very large production workforce. We contract for the production of a large portion of our products through various outside independent manufacturers. Quality control reviews are done by our employees to ensure that production is conducted in accordance with our specifications. We inspect prototypes of each product prior to cutting by the contractors, and conduct a final inspection of finished products prior to shipment to ensure that they meet our high standards.

Logistics and Inventory

We do not hold any significant inventory of finished goods as we typically ship finished goods to our customers upon completion. However, we do expect to carry increased amounts of inventory as we stock out retail outlets.

We deliver most of our products through Jiangsu Ever-Glory International Group Corp., our primary export and logistics agent. Jiangsu Ever-Glory International Group Corp. acts as an independent contractor to handle export, shipping and transportation. Our products are usually shipped directly to customers. Jiangsu Ever-Glory International Group Corp. has access to a variety of ground and air shipping companies and can typically deliver the finished product to the client within timeframes we require. Merchandise is carried from our production facilities by truck to a port where it is consolidated and loaded on containerized vessels for ocean transport to the ultimate destination.

Competition

The garment manufacturing industry is highly competitive, particularly in China. The apparel industry in China includes thousands of garment manufacturers of all sizes, both within China and elsewhere in the world, many of which have greater financial and manufacturing resources than us. We have been in the garment manufacturing business since 1993 and believe that we have earned a reputation for producing high quality products efficiently and at competitive prices, with excellent customer service. We believe that we compete effectively with other companies based on the experience and know-how that we have acquired since 1993. Additionally, our state-of-the-art manufacturing equipment and facilities enable us to produce high-quality garments at competitive prices.

Currently, there are several companies in China that we consider to be direct competitors, including companies of different sizes and different ownership structures being either state-owned trading groups or private companies. We believe we differentiate ourselves from the competition and will be able to effectively compete with our rivals due to our persistent pursuit of quality control, a diversified casual wear product lineup, in-house design talent. Please refer to the section above entitled “Our Competitive Strengths” on page 24.

Governmental Regulations/Quotas

Pursuant to a World Trade Organization (WTO) agreement, effective from January 1, 2005, the United States and other WTO member countries agreed to remove quotas that apply to textiles.  However, as the removal of quotas resulted in an import surge from China, the U.S. took action in May 2005 and imposed safeguard quotas on seven categories of goods, including certain classes of apparel products, arousing strong objection from China.

On June 10, 2005, in response to the surge of Chinese imports into the European Union (EU), the EU Commission signed a Memorandum of Understanding (MOU) with China in which ten categories of textiles and apparel are subject to restraints. Additionally, on November 8, 2005, the U.S. and China entered into a Memorandum of Understanding in which 21 categories of textiles and apparel are subject to restraints.

Although certain of our apparel products fall within the categories subject to the safeguards in the U.S. and the EU, which could adversely affect our ability to export and sell these products, the imposition of quotas in 2005 did not have a material effect on our net sales, although it did impact our gross margin. The imposition of quotas did not have a material effect on our net sales or our gross margins in both 2006 and 2007. See Management’s Discussion and Analysis of Financial Condition and Results of Operations . We believe that we will be able to obtain a sufficient quota allocation based on our experience in prior years.  In addition, we may bid for additional export quota allocation from the government for the U.S. and EU markets. The elimination of export quotas to the EU became effective from January 1, 2008, and we anticipate that export quotas to the U.S. market will be eliminated by the end of 2008. We expect that these new developments will give us more access to the EU and U.S. markets.   Nevertheless, there can be no assurance that additional trade restrictions will not be imposed on the export of our products in the future.  Such actions could result in increases in the cost of our products generally and may adversely affect our results of operations. On a longer term basis, we believe that because our customers are based in various different regions worldwide, and because we have a diverse mix of customers, and due to our ability to readily adjust the types of apparel we manufacture, we are able to mitigate our exposure to such trade restrictions in the future.

We are also required to comply with local regulations that apply to some of the products we produce, in the countries we export to. In order to address these compliance issues, we have established an advanced fabric testing center to ensure that our products meet certain quality and safety standards in the U.S. and EU. Our testing center runs routine checks on our products for flammability, durability, chemical content, static properties, color retention and various other properties. In addition, we work closely with our customers so that they understand our testing and inspection process.

Seasonality

We have typically experienced seasonal fluctuations in sales volume due to the seasonal fluctuations experienced by the majority of our customers. These seasonal fluctuations typically result in sales decreases in the first and second quarters and sales increases in the third and fourth quarters of each year.

Employees

As of March 31, 2008, we had approximately 1,870 employees. The following table sets forth the number of our employees for each of our areas of operations and as a percentage of our total workforce as of March 31, 2008:

	Number of Employees	%
Production Development Team	190	10.16%
Sales & Marketing	190	10.16%
Quality Assurance	30	1.60%
Production	1,300	69.53%
Logistics	20	1.07%
Retail	70	3.74%
Management & Administration	70	3.74%

We are in full compliance with the Chinese labor laws and regulations and are committed to providing safe and comfortable working conditions and accommodations for our employees.

Labor Costs . The manufacture of garments is a labor-intensive business. Although much of our production process is automated and mechanized, we rely on skilled labor to make our products. Recently, we have benefitted from the abundance of workers who migrate to urban areas including Nanjing, where we are headquartered and our own manufacturing facility is located, to seek jobs that pay relatively well. Generally, we offer one to three months of training to new workers to improve their skills during an apprenticeship period. Management expects that our access to reasonably priced and competent labor will continue into the foreseeable future.

Working Conditions and Employee Benefits . We believe in the importance of maintaining our social responsibilities, and we are committed to providing employees with a safe, clean, comfortable working environment and accommodations. Our employees also are entitled to time off during public holidays. In addition, we frequently monitor contract manufacturers’ working conditions to ensure their compliance with related labor laws and regulations. We are in full compliance with our obligations to provide pension benefits to our workers, as mandated by the PRC government. We strictly comply with the Chinese labor laws and regulations, and offer reasonable wages, life insurance and medical insurance to our workers.

Properties

Our facilities have a total floor area of approximately 112,442 square meters in the Nanjing Jiangning Economic and Technological Development Zone. We also lease properties with a total floor area of approximately 8,053 square meters in Shangfang Town in the Jiangning District in Nanjing, China.

La Go Go has entered into an Office Lease Agreement dated February 28, 2008 with Shanghai Zhuan Jiao Suo Long Hua Processing Zone Limited, with a two-year term in which it leases an office space of approximately 85 square meters in Suite 2103, No. 2 Plaza, No. 26 of 258 Nong, Cao Xi Road, Shanghai, China for RMB 4,200 per month (approximately $600 per month).

We also hold a fifty-year land use right for 112,442 square meters of land in the Nanjing Jiangning Economic and Technological Development Zone.

Compliance with Environmental Laws

Based on the present nature of our operations, we do not believe that environmental laws and the cost of compliance with those laws have or will have a material impact on us or our operations.

Insurance

We have purchased asset insurance coverage for our new facilities and fixed assets. We have no other material policies of insurance.

Taxation

Our subsidiaries are governed by the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The key changes are as follows:

a.	The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for high-tech companies, which pay a reduced rate of 15%.

b.
Companies established prior to March 16, 2007 continue to enjoy tax holiday treatment approved by local government for a grace period of the earlier of 5 years or until the tax holiday term is completed.

The Company and our subsidiaries were established prior to March 16, 2007, and therefore qualify to continue enjoying the reduced tax rate as described above.

Upon approval by the PRC tax authorities, FIEs scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the subsequent three years.

Goldenway has had profit for more than five years. Thus, its income tax rate for 2008 is 25%.

New-Tailun and Catch-Luck were approved as wholly foreign-owned enterprises in 2006. This entity status allows New-Tailun and Catch-Luck a two-year income tax exemption beginning from the first year of profitability, and a 50% income tax reduction for the three years thereafter. New Tailun and Catch-Luck are entitled to the income tax exemptions for 2006 and 2007 and a 50% income tax reduction, which is 12.50% for the calendar years ended December 31, 2008, 2009 and 2010.

La Go Go was established on January 24, 2008, and its income tax rate is 25%.

Planned Future Development - Retail Expansion

In the past several years, management has considered plans for the Company to develop its own brands for the Chinese market.

Joint Venture with Shanghai La Chapelle Garment and Accessories Company

On January 9, 2008, concurrently with Goldenway’s investment, Goldenway entered into a Joint Venture Establishment Agreement with La Chapelle, to form a joint venture to develop, promote and market our new line of women’s wear in China referred to as “La Go Go.” On January 24, 2008, La Go Go obtained its business license from the Shanghai Industrial and Commerce Administration Bureau.

Management believes that because of La Chapelle’s strengths in the retail sector, the Company’s joint venture with La Chapelle will enable the Company to more quickly and effectively establish a retail network in China.

Goldenway agreed to initially invest RMB 6 million (USD $0.8 million), and La Chapelle agreed to invest RMB 4 million (USD $0.54 million), for a 60% and 40% stake, respectively, in the joint venture.

The business objective of the joint venture is to establish a leading brand of ladies’ garments for the mainland Chinese market. The scope of the business of the joint venture includes all activities relating to the development of the “LA GO GO” brand, including marketing and branding activities, design, production, and sales. In connection with the establishment of the joint venture, La Chapelle transferred all of its rights and ownership in the “LA GO GO” brand name (including any related brand names) to the joint venture. The joint venture plans to select and engage at least sixty seasoned retailers in Shanghai, Chengdu, Nanjing, Suzhou, Beijing, and Tianjin to exclusively carry and sell the LA GO GO line of women’s clothing for 2008.

The parties agreed that La Chapelle will be primarily responsible for appointing design and sales teams, while Goldenway shall be responsible for appointing accounting and financial managers and supervisors in charge of production. In addition, the parties agreed to jointly appoint personnel in charge of procurement and logistics.

The joint venture agreement contains restrictions on the ability of each joint venture party to transfer its equity interest in the joint venture, and provides for a right of first refusal to acquire shares of the other partner in the event of an approved transfer of interests. The parties agreed that future capital contributions would be made on a pro rata basis in accordance with the 60-40 split unless otherwise approved by the parties or if one party fails to make additional contributions.

Strategic Investment in La Chapelle

On January 9, 2008, our subsidiary, Goldenway entered into a Capital Contribution Agreement (“Capital Contribution Agreement”) with La Chapelle and several shareholders of La Chapelle. Under the terms of the Capital Contribution Agreement, Goldenway agreed to invest RMB 10 million (approximately USD $1.35 million) in La Chapelle for a 10% stake in La Chapelle.

Prior to the Capital Contribution Agreement, the capital of La Chapelle registered with the PRC business administration authorities amounted to RMB 4.5 million, consisting of RMB 3.69 million invested by Xing Jiaxing accounting for 82% of its total registered capital, RMB 0.405 million invested by Wu Jinying accounting for 9% of its total registered capital, and RMB 0.405 million invested by Zhang Danling accounting for 9% of its total registered capital. As a result of the investment under the Capital Contribution Agreement, these three shareholders will retain a 60% stake in La Chapelle, and two new investors (including Goldenway) will acquire a 40% stake. Of the 40% stake, Goldenway will hold 10%, and 30% will be held by Wuxi Xin Bao Lian Investment Company Limited (“Wuxi Xin Bao”), a strategic investor. As a result of this capital contribution, the total registered capital of La Chapelle will increase from RMB 4.5 million to RMB 7.5 million.

The total amount invested by Goldenway and Wuxi Xin Bao Lian is RMB 40 million in cash (approximately USD $5.41 million). Goldenway and Wuxi Xin Bao each have the right to designate one director on La Chapelle’s five-member board of directors. The total investment amount was paid by Goldenway and Wuxi Xin Bao Lian in January 2008.

La Chapelle agreed that it will meet the quantitative conditions that are required in order to seek an initial public offering in China by December 31, 2010, and if it does not satisfy this criteria, Goldenway and Wuxi Xin Bao will have the right to sell their shares in La Chapelle to the founding shareholders of La Chapelle for a purchase price of not less than the original purchase price of the shares plus 10% interest per annum.

La Chapelle also agreed to meet certain audited net income targets of RMB 20 million in 2008 and RMB 30 million in 2009. In the event La Chapelle’s actual audited net income falls below 90% of either of these targets, the overall equity interest of Goldenway and Wuxi Xin Bao shall, in each instance, be increased proportionally in accordance with a formula set forth in the Capital Contribution Agreement (a copy of which is attached as an Exhibit to this Form 8-K).

Distribution and Retail Network

As of April 30, 2008, we have 40 La Go Go retail stores in eighteen cities in China. Our goal is to open 80-100 retail store locations in over 40 major cities in China by December 31, 2008.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, except for funds received from the exercise of warrants held by certain of the selling stockholders, if and when exercised.

SELLING SECURITY HOLDERS

We are registering this offering under the terms of subscription agreements between us and the holders of certain of our securities. Such securities were issued by us in transactions that were exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be “accredited investors” as defined in Regulation D under the Securities Act. We are registering these securities in order to permit the selling shareholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time. The selling shareholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

Under the terms of our August 2007 financing, the holders of the warrants issued in the financing agreed to a restriction on the exercisability of their warrants, so that on the date of exercise of any holder’s warrant, the holder may not beneficially own more than 4.99% of our issued and outstanding common stock. As a result of this restriction, some or all of the selling security holders will not be able to sell all of their shares of common stock resulting from the exercise of their warrants at one time.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of December 31, 2007, assuming exercise of the entire principal amount of the warrant held by the selling shareholder on that date, without regard to any limitations on conversion. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling shareholders. The fourth column lists the number of shares that will be beneficially owned by the selling shareholders assuming all of the shares covered by this prospectus are sold.

The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling shareholder has had any material relationship with us or our predecessors or affiliates during the last three years. Except as indicated below, no selling shareholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling shareholder is a registered broker-dealer or an affiliate of a broker-dealer.

Selling Security Holder Table
Name	Shares Owned	Shares Offered	Shares Held After Offering	% Ownership After Offering
Alpha Capital Anstalt Pradafant 7 9490 Furstentums Vaduz, Lichtenstein (1)	227,272	113,636	0	0%
Chestnut Ridge Partners L.P. 50 Tice Blvd. Woodcliff Lake, NJ 07677 Attn: Kenneth Holz, CFO (2)	1,181,818	590,909	0	0%
Eli Katz 191 Walnut St. Englewood, NJ 07631 (3)	45,454	22,727	0	0%
Jonathan Blaustein 544 Ashbury Street New Milford, NJ 07646 (4)	45,454	22,727	0	0%
Ronald C. Pasternak 326 Howard Ave. Fairlawn, NJ 07410 53)	90,910	45,455	0	0%
Whalehaven Capital Fund Limited c/o FWS Capital Ltd. 3rd Floor, 14 Par-Laville Road Hamilton, Bermuda HM08 (6)	227,272	113,636	0	0%

TOTAL:	1,818,180	909,091	0	0%

(1)
Includes (i) up to 113,636 shares of common stock to be issued upon exercise of a warrant at an exercise price of $3.20 per share of common stock and expiring on the fifth anniversary of the effective date of this registration statement and that will be registered in this offering and (ii) up to 113,636 shares of common stock issuable upon conversion of certain convertible notes that were previously registered on November 13, 2007 pursuant to a Registration Statement on Form S-1 (File No. 333-146528). Konrad Ackerman has voting and dispositive control over securities held by Alpha Capital Anstalt.

(2)
Includes (i) up to 590,909 shares of common stock to be issued upon exercise of a warrant at an exercise price of $3.20 per share of common stock and expiring on the fifth anniversary of the effective date of this registration statement and that will be registered in this offering and (ii) up to 590,909 shares of common stock issuable upon conversion of certain convertible notes that were previously registered on November 13, 2007 pursuant to a Registration Statement on Form S-1 (File No. 333-146528). Kenneth Pasternak has voting and dispositive control over securities held by Chestnut Ridge Partners L.P.

(3)
Includes (i) up to 22,727 shares of common stock to be issued upon exercise of a warrant at an exercise price of $3.20 per share of common stock and expiring on the fifth anniversary of the effective date of this registration statement and that will be registered in this offering and (ii) up to 22,727 shares of common stock issuable upon conversion of certain convertible notes that were previously registered on November 13, 2007 pursuant to a Registration Statement on Form S-1 (File No. 333-146528).

(4)
Includes (i) up to 22,727 shares of common stock to be issued upon exercise of a warrant at an exercise price of $3.20 per share of common stock and expiring on the fifth anniversary of the effective date of this registration statement and that will be registered in this offering and (ii) up to 22,727 shares of common stock issuable upon conversion of certain convertible notes that were previously registered on November 13, 2007 pursuant to a Registration Statement on Form S-1 (File No. 333-146528).

(5)
Includes (i) up to 45,455 shares of common stock to be issued upon exercise of a warrant at an exercise price of $3.20 per share of common stock and expiring on the fifth anniversary of the effective date of this registration statement and that will be registered in this offering and (ii) up to 45,455 shares of common stock issuable upon conversion of certain convertible notes that were previously registered on November 13, 2007 pursuant to a Registration Statement on Form S-1 (File No. 333-146528). Ronald C. Pasternak is an affiliate of a broker-dealer.   This shareholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)
Includes (i) up to 113,636 shares of common stock to be issued upon exercise of a warrant at an exercise price of $3.20 per share of common stock and expiring on the fifth anniversary of the effective date of this registration statement and that will be registered in this offering and (ii) up to 113,636 shares of common stock issuable upon conversion of certain convertible notes that were previously registered on November 13, 2007 pursuant to a Registration Statement on Form S-1 (File No. 333-146528). Brian Mazzella, Michael Finkelstein, Trevor Williams, and Arthur Jones have voting and dispositive control over securities held by Whalehaven Capital Fund Limited.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issuable upon exercise of warrants issued in our August 2007 private placement, to permit the resale of these shares of common stock by the holders of the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock held by them, except that we will receive proceeds upon exercise in cash of the warrants by the warrant holders. We will bear all fees and expenses incident to our obligation to register these shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be made in transactions which may involve sales or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $115,150 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “ Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our predecessor’s financial statements and the related notes included elsewhere in this prospectus. The financial data of Ever-Glory International Group, Inc. and of Nanjing Catch-Luck Garments Co. Ltd., respectively, for the twelve months ended December 31, 2007, 2006 and 2005 were derived from the financial statements included in this prospectus. Historical results are not necessarily indicative of the results to be expected for any future period.

	Three Months Ended March 31,	Twelve Months Ended December 31,
	2008	2007	2006	2005	2004	2003
	(unaudited)	(audited)	(restated)	(audited)	(audited)	(unaudited)
Income Statement Data:
Net Sales	19,747,208	70,335,383	51,065,249	10,813,961	7,967,601	7,099,254
Cost of Sales	16,026,172	59,026,265	42,448,928	8,712,565	6,092,868	5,741,150
Gross Profit	3,721,036	11,309,118	8,616,321	2,101,396	1,874,733	1,358,104

Operating Expenses	1,499,015	3,974,678	3,006,729	969,663	487,626	668,616

Income from Operations	2,222,021	7,334,440	5,609,592	1,131,733	1,387,107	689,488
Other Income (Expense), net	(737,021)	(316,509)	(262,312)	73,487	(8,668)	(2,618)

Income Before Taxes	1,485,000	7,017,931	5,347,280	1,205,220	1,378,439	686,870
Income Taxes	283,838	252,682	312,010	161,680	145,584	82,424
Minority interest	3,869
Net Income	1,197,293	6,765,249	5,035,270	1,043,540	1,232,855	604,446

Foreign Currency Translation	1,099,884	1,383,279	657,375	5,621	-	-
Comprehensive Income	2,301,046	8,148,529	5,692,645	1,049,161	1,232,855	604,446

Basic Net Income Per Share (in US$)	0.10	0.99	0.93	0.20	0.16	-
Diluted Net Income Per Share (in US$)	0.10	0.94	0.44	0.10	0.16	-

Basic Weighted Average Number of Shares Outstanding	11,449,682	6,865,482	5,388,201	5522470	7,673,325	-
Diluted Weighted Average Number of Shares Outstanding	12,204,363	7,244,062	11,379,700	11,513,969	7,673,325	-

	Three Months Ended	(US dollars) Twelve Months Ended December 31,
	March 31, 2008 (unaudited)	2007 (audited)	2006 (restated)	2005 (audited)	2004 (audited)	2003 (unaudited)
Total Assets	35,643,958	33,513,272	28,433,821	8,035,279	7,445,965	6,615,160
Current Liabilities	7,825,762	9,111,053	14,416,589	2,286,240	2,788,132	2,877,102
Long Term Liabilities	4,534,100	4,474,985	4,238,526	0	-	-
Stockholders Equity	22,727,103	19,927,234	9,778,706	5,749,039	4,657,833	3,738,058

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion and analysis of our financial condition and results of operations for the quarters ending March 31, 2008 and 2007 and the fiscal years ending December 31, 2007, 2006 and 2005 should be read in conjunction with the Financial Statements and corresponding notes included in prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors and Special Note Regarding Forward-Looking Statements in this report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

We manufacture apparel for men, women, and children for primarily middle to high-grade well-known casual wear, sportswear, and outerwear brands and for a variety of companies. Most of our products are exported to Japan, Europe, and the United States. Our customers include large retailers and well-known brands. We manufacture our apparel products in China, including from our three factories located in the Nanjing Jiangning Economic and Technological Development Zone and Shang Fang town respectively in Nanjing, China. We conduct our operations through three wholly owned subsidiaries in China: Goldenway Nanjing Garments Company Limited (“Goldenway”), Nanjing New-Tailun Garments Company Limited (“New-Tailun”), and Nanjing Catch-Luck Garments Co., Ltd. (“Catch-Luck”).

Although we have our own manufacturing capacity, we currently outsource a large portion of our manufacturing to our strategic contractors as a part of our overall sourcing strategy. Outsourcing much of the manufacturing work allows us to maximize production flexibility while managing capital expenditures and costs of maintaining what would otherwise be a massive workforce. We inspect products manufactured by our contractors to ensure that they meet our rigorous quality standards. See “ Production and Quality Control .”

We export garments to customers in Europe, the US, Japan, and China. During fiscal years 2006 and 2007, sales generated from our five largest customers accounted for 56% and 59% of our net sales respectively. Sales generated from the sales to our single largest customer, being the same European customer, accounted for 28% and 31% of our total net sales respectively.

In 2007, approximately 57% of our sales came from customers in Europe, 21% from customers in the United States, 16% from customers in Japan, and 6% from customers in China. In 2006, approximately 60% of our net sales came from customers in European countries, 18% from customers in Japan, 15% from customers in the United States, and 6% from customers in China. Management believes that we have established and maintained a solid business relationship with all of our major customers.

We purchase the majority of our raw materials directly from numerous local fabric and accessories suppliers. We also purchase finished goods from other contract manufacturers. In 2006 and 2007, we did not rely on any one supplier exceeding 10% of our purchases.   Purchases from our single largest supplier accounted for 7% and 5% of our total supply purchases respectively. During fiscal years 2006 and 2007, purchases from our five largest suppliers accounted for 24% and 21% of our total supply purchases respectively. We have not experienced difficulty in obtaining raw materials essential to our business, and management believes that we have built and maintained a solid business relationship with all of our major suppliers.

In 2007, we operated three factories in the Nanjing Jiangning Economic and Technological Development Zone and in Shangfang Town in the Jiangning District in Nanjing, China. Our three factories employ a staff of over 1,800 people, with an annual production capacity of over 9 million pieces. We consider relations with our employees to be satisfactory.

On April 7, 2006, we completed the process of acquiring a fifty-year land use right on 112,442 square meters of land in the Nanjing Jiangning Economic and Technological Development Zone. The land contains an existing facility of 26,629 square meters, which includes manufacturing and office space. By the end of 2006, we completed the construction of the new office buildings and adjoining factory. We consolidated our operation into our new headquarters and manufacturing facility in January 2007. The new manufacturing facility occupies an area of 10,000 square meters and is equipped with state-of-the-art equipment. The new land and its completed buildings were collateralized as the security for the Goldenway two year bank loan maturing in June 2010.

In 2007, all Chinese manufacturers of certain garments were subject to aggregate export quotas, or limitations, to the United States and Europe. Although certain of our apparel products fall within the categories subject to the quotas with respect to exports to the United States and Europe, the Chinese government allocated a portion of the aggregate export quota to us based upon the amount of product that we exported in the prior year. Management believes that the imposition of such quotas did not have a material negative effect on our net sales and our net margin. See Results of Operations below. As a result of our prior export performance, we were awarded a sufficient portion of the export quotas to enable us to increase our sales to customers in Europe and the United States despite the export quotas. We believe that our customer mix and our ability to adjust the types of apparel it manufactures will mitigate our exposure to such trade restrictions in the future.

Our three operating subsidiaries, all of which are incorporated in the PRC, are governed by PRC income tax laws and are subject to the PRC enterprise income tax. Each of our consolidated entities files its own separate tax return, and we do not file a consolidated tax return. In addition, Goldenway currently enjoys a 50% reduction in its income tax as a foreign invested enterprise that exports over 70% of its output, and was entitled a lowered income tax rate of 12% for the 2006 and 2007 tax years.   Both New-Tailun and Catch-Luck were entitled to two-year income tax exemptions effective for the 2006 and 2007 tax years, and for the three year thereafter (2008, 2009 and 2010) based on current law these entities will be entitled to a 50% reduction in enterprise income tax. All of our income before income taxes, and the income tax we pay, are related to our operations in China.

Acquisition of Nanjing Catch-Luck Garments Co. Ltd.

On August 27, 2007, we acquired Nanjing Catch-Luck Garments Co. Ltd., a Chinese limited liability company, which further expanded our production capacity. Catch-Luck is primarily engaged in the manufacturing and sale of garments to China, Europe, Japan and the United States. Founded in 1995, Catch-Luck has more than 500 non-union employees with annual production capacity of 1.2 million garment pieces. It currently operates one factory spanning 6,000 square meters in the Nanjing Jiangning Economic and Technological Development Zone. During the first half of 2007, Catch-Luck generated net sales of $9.7 million and net income of $1.2 million. Approximately 78% of sales came from customers in Europe, 9% from customers in the U.S., 8% from customers in China and 4% from customers in Japan. The acquisition of Catch-Luck was financed by a combination of $0.6 million in cash and $9.4 million of our common stock. Upon completion of this transaction, Catch-Luck became a wholly owned subsidiary of Ever-Glory. For further details regarding our acquisition of Catch-Luck, please refer to page 21of the Business section of this report.

Private Placement Financing

On August 2, 2007, we completed a $2 million private placement involving the issuance of our secured convertible notes and warrants pursuant to subscription agreements (“Subscription Agreements”) with six accredited investors. This private placement financing closed on August 6, 2007. Under the terms of the financing, we issued and sold two-year secured convertible notes in the principal amount of $2,000,000 to investors, secured by all of the assets of Ever-Glory excluding its subsidiaries. For a further description of the terms of the financing, please refer to page 24 in the Business section of this prospectus.

Recent Events

Strategic Investment in La Chapelle

On January 9, 2008, our subsidiary, Goldenway Nanjing Garment Company Limited, a PRC company entered into a Capital Contribution Agreement (“Capital Contribution Agreement”) with Shanghai La Chapelle Garment and Accessories Company Limited (“La Chapelle”), a Shanghai-based garment maker, and several shareholders of La Chapelle. Under the terms of the Capital Contribution Agreement, Goldenway agreed to invest RMB 10 million (approximately USD $1.35 million) in La Chapelle for a 10% stake in La Chapelle.

Joint Venture with Shanghai La Chapelle Garment and Accessories Company

On January 9, 2008, concurrently with Goldenway’s investment, Goldway entered into a Joint Venture Establishment Agreement with Shanghai La Chapelle Garment and Accessories Company Limited, to form a joint venture to develop, promote and market our new line of women’s wear in China referred to as “LA GO GO.” The joint venture is in the form of a jointly owned PRC-based company registered as “Shanghai LA GO GO Fashion Company Limited.” Goldenway agreed to initially invest RMB 6 million (USD $0.8 million), and La Chapelle agreed to invest RMB 4 million (USD $0.54 million), for a 60% and 40% stake, respectively, in the joint venture.

The business objective of the joint venture is to establish a leading brand of ladies’ garments for the mainland Chinese market. The scope of the business of the joint venture includes all activities relating to the development of the “LA GO GO” brand, including marketing and branding activities, design, production, and sales. In connection with the establishment of the joint venture, La Chapelle transferred all of its rights and ownership in the “LA GO GO” brand name (including any related brand names) to the joint venture. The joint venture plans to select and engage at least sixty seasoned retailers in Shanghai, Chengdu, Nanjing, Suzhou, Beijing, and Tianjin to exclusively carry and sell the LA GO GO line of women’s clothing for 2008.

2008 Outlook

In 2008, we are working to make domestic growth in China a major part of our strategy and to launch the retail and wholesale distribution of our own youthful lifestyle and fashion products under our own brands in China. With our new agreement with Shanghai La Chapelle Garment and Accessories Co., Ltd., one of the top-ranked fashion retailers in China which operates over 350 stores across the nation, we are in the process of launching our “LA GO GO” brand of ladies’ wear. We plan to expand our retail network to include several dozen stores by the end of this year, through which we plan to market and sell our new line. Over time, we believe sales of lifestyle and fashion products under our own brand names in China will enable us to achieve greater balance in our sales revenue from both overseas and domestic markets.

Building upon our accomplishments in 2007, we are eager to demonstrate additional progress in 2008. In fiscal 2008, we expect to generate total net sales of $90 million to $100 million and net income of $8 million to $8.6 million.

We are also pursuing plans to have our shares listed on a national exchange in the U.S., which we believe will provide additional benefits to our shareholders. Toward that end, we are currently seeking to appoint additional independent directors for our board, in order to fulfill one important aspect of the listing requirements for a national exchange.

Sales and Expenses

We market and sell our products through a combination of international distributors and direct sales to brands and retail chain stores primarily in Europe, the United States and Japan.

For our new customers, we ordinarily accept orders backed by a letter of credit. For our established customers, we generally accept payment within 30 to 60 days following delivery of finished goods to the customer.

Our cost of net sales consists of the appropriate materials purchasing, receiving and inspection costs, inbound freight where applicable, garment finishing fees, direct labor, and manufacturing overhead, including our contributions to a government mandated multi-employer defined contribution plan, packing materials and others. In addition, we subcontract a portion of our manufacturing, which costs are included in our cost of net sales.

Our selling expenses consist primarily of transportation and unloading charges and product inspection charges.

Our general and administrative expenses consist primarily of related expenses for executive, finance, accounting, facilities and human resources personnel, office expenses and professional fees.

CRITICAL ACCOUNTING POLICIES

We have identified critical accounting policies that, as a result of judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operation involved could result in material changes to our financial position or results of operations under different conditions or using different assumptions.

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2007 and 2006 include the allowance for the useful life of property and equipment.

Inventories, consisting of raw materials and finished goods related to our products are stated at the lower of cost or market utilizing the specific identification method.

We recognize sales revenue in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized upon delivery to our customers for local sales and upon shipment of the products for export sales, at which time title passes to the customer, a formal arrangement exists, the price is fixed or determinable, no other significant obligations of the Company exist and collectability is reasonably assured.

We recognize sales revenue upon delivery to our customers for local sales and upon shipment of the products for export sales, at which time title passes to the customer.

Details regarding our use of these policies and the related estimates are described in the accompanying financial statements as of December 31, 2007 and for the years ended December 31, 2007 and 2006 and as of March 31, 2008 and for the three months end March 31, 2008 and 2007. During the year ended December 31, 2007 and the quarter ended March 31, 2008, there were no material changes to our critical accounting policies that impacted our consolidated financial condition or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principle market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company adopted SFAS 157 as of January 1, 2008 and the adoption did not have a material impact on the Company’s results of operations or financial condition.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 became effective for us on January 1, 2008. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests   in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly   identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for   fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will   have on its consolidated financial statements.

In December 2007, FASB issued SFAS 141R, “Business Combinations,” which applies to all transactions or other events in which an entity obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement replaces FASB Statement No. 141 and applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. The Company believes that adoption of FAS 141R will have an effect on future acquisitions.

RESULTS OF OPERATIONS

The following is a discussion and analysis of our results of operations, comparing (i) the three months ended March 31, 2008 against the three months ended March 31, 2007, and (ii) the years ended December 31, 2007 and 2006. In connection with the following discussion, please refer to our Selected Consolidated Financial Data appearing on page 38 of this prospectus.

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

The following table summarizes our results of operations. The table and the discussion below should be read in conjunction with the unaudited financial statements and the notes thereto appearing elsewhere in this report.

Results of Operations

	Three Months Ended March 31
	2008		2007		Increase/Decrease	% Change
Sales	$19,747,208	100.00%	$16,425,399	100.00%	$3,321,809	20.22%
Gross Profit	$3,721,036	18.84%	$2,392,686	14.57%	$1,328,350	55.52%
Operating Expense	$1,499,015	7.59%	$948,786	5.78%	$550,229	57.99%
Income From Operations	$2,222,019	11.25%	$1,443,900	8.79%	$778,119	53.89%
Other Expenses	$737,021	3.73%	$130,464	0.79%	$606,557	464.92%
Income before income tax expenses	$1,485,000	7.52%	$1,313,436	8.00%	$171,564	13.06%
Income tax expenses	$283,838	1.44%	$75,694	0.46%	$208,144	274.98%
Net Income	$1,197,293	6.06%	$1,237,742	7.54%	$(40,449)	-3.27%

Sales

 The following table sets forth a breakdown of our total sales revenue, by region, for the periods indicated:

	Three Months Ended March 31,
	2008			2007
	$	% of Sales	Growth in Q1 2008 compared with Q1 2007	$	% of Sales
Sales - Contract Manufacturing
Europe	12,974,613	65.70%	22.12%	10,624,733	64.68%
US	2,357,838	11.94%	-19.52%	2,929,647	17.84%
Japan	2,499,972	12.66%	28.21%	1,949,904	11.87%
China	1,794,587	9.09%	94.83%	921,115	5.61%
Sales - Retail
Retail	120,198	0.61%	-	-	-
Total sales	19,747,208	100.0%	20.22%	16,425,399	100.0%

We generate revenues primarily from in-house and contract manufacturing of garments mainly for the export markets. In 2008, we have also entered into the domestic retail market focusing on our own branded garments, reflected in the above table as “domestic branded retail sales.” Sales results discussed below refer to sales from our manufacturing operations unless otherwise stated.

Sales for the three months ended March 31, 2008 were $19,747,208, an increase of 20.22% from $16,425,399 for the same period in 2007. We generated revenues primarily from the production and the sale of garments to overseas as well as domestic Chinese markets. The increase in our sales was primarily attributable to an overall increase in order volume from customers in Europe, Japan and the PRC. Management believes that satisfying our customers with regard to quality and workmanship of the products we produced, and by providing quality customer service, we earned repeat business from our existing customers.

Sales to customers in Europe   accounted for 65.70% of our revenue in the first quarter of 2008, with sales to these customers grew by 22.12% as compared to the first quarter of last year. This growth in sales was primarily due to a significant increase in order volume from a major customer in France in the first quarter of 2008.

Sales to customers in the U.S.   accounted for 11.94% of our revenue in the first quarter of 2008, with sales to these customers decreasing by 19.52% as compared to the same period in the prior year. The decrease in our sales was primarily due to a decrease in order volume from one large customer in the U.S. Due to a combination of factors, including higher cost of raw materials, we increased our prices in the first quarter of 2008. Faced with higher prices, and because of the customer’s focus on retailing low-priced mass market items, the said customer reduced the volume of orders from us. We experienced no decrease in orders from any other U.S. customers.

Sales to customers in Japan accounted for 12.66% of our revenue in the first quarter of 2008, with sales to these customers increasing by 28.21% as compared to the same period in the prior year. Growth in sales to these customers was primarily due to an increase in order volume from our largest customer in Japan. In addition, we added several new Japanese customers in the first quarter of 2008, who are expected to contribute to our sales revenue over time.

Sales to customers in the Chinese market accounted for 9.09% of our revenue in the first quarter of 2008. Sales to Chinese customers grew by 94.83% as compared to the same period last year. This growth was primarily due to the increase of order volume from our customer in Hong Kong.

Sales from our new retail operations through our newly established joint venture (described above as “domestic branded garment retail sales”) accounted for 0.61% of our revenue in the first quarter of 2008. Our joint venture, Shanghai LA GO GO Fashion Company Limited (“La Go Go”), was formed on January 24, 2008. The business objective of the joint venture is to establish and create a new brand of ladies’ garments for the mainland Chinese market. On April 3, 2008, La Go Go obtained a new registration certificate, confirming its status as a valid business operation in the PRC. As of April 30, 2008, La Go Go had 40 retail stores in 18 cities in China. La Go Go plans to open 80-100 stores, with an average store size of 80 square meters, in China during 2008. Management projects that average revenue per store will be approximately $4,000 - $7,000 per month (which translates to approximately 30,000 to 50,000 RMB per month), by the end of this year.

Below is a breakdown of our total revenues generated from related-party and unrelated-party during the periods indicated:

	Three Months Ended March 31,					%
	2008		2007		Increase	Change
Net sales to related parties	$425,102	2.15%	$46,828	0.29%	$378,274	807.79%
Net sales to third parties	$19,322,106	97.85%	$16,378,571	99.71%	$2,943,535	17.97%
Total	$19,747,208	100.00%	$16,425,399	100.00%	$3,321,809	20.22%

Net sales to related parties accounted for 2.15% of our total sales in the first three months of 2008, an increase from 0.29% in 2007. The increase was mainly attributable to an increase in new orders from our related party, who operates in the Chinese domestic market. Management expects sales to related parties will continue to constitute a small portion of our total sales.

Cost of Sales and Gross Margin

The following table sets forth the components of our cost of sales and gross profit both in amount and as a percentage of total net sales for the periods indicated.

	Three Months Ended March 31,					%
	2008		2007		Change	Change
Total Net Sales	$19,747,208	100.00%	$16,425,399	100.00%	$3,321,809	20.22%
Raw materials	$9,611,327	48.67%	$7,126,587	43.39%	$2,484,740	34.87%
Labor	$604,412	3.06%	$978,740	5.96%	$-374,328	-38.25%
Outsource Production Costs	$5,482,624	27.76%	$5,487,249	33.41%	$-4,625	0.08%
Other and Overhead	$291,735	1.48%	$440,137	2.68%	$-148,402	-33.72%
Retail related costs	$36,074	0.18%	-	-	-	-
Total Cost of Sales	$16,026,172	81.16%	$14,032,713	85.43%	$1,993,458	14.21%
Gross Profit	$3,721,036	18.84%	$2,392,686	14.57%	$1,328,349	55.52%

Raw material costs were $9.6 million in the first quarter of 2008, up from $7.1 million in the same period of 2007, representing an increase of 34.87%. Raw material costs were 48.67% of our total net sales in the first three months of 2008, compared to 43.39% in the same period last year. The increase in the dollar amount of raw material costs was due to an increase in order volume in the first quarter as compared with the same period last year. The increase in raw material costs as a percentage of sales was mainly due to increases in the per-unit prices of raw materials such as fabric, accessories (buttons, zippers, etc.) hangers, labels and packaging materials. We generally seek to manage raw material price increases using volume purchasing strategies in order to achieve volume discounts for materials wherever possible. In the first quarter of 2008 we were able to offset some of the effect of raw material price increases using this strategy.

Labor costs accounted for 3.06% of our total net sales in the first three months of 2008, down from 5.96% from the same period last year. This decrease was mainly due to a workforce reduction by our Goldenway subsidiary. In the first quarter of 2008, Goldenway continued to increase the amount of outsourcing to independent contract manufacturers, and reduced its workforce in order to reduce direct labor costs.

Outsource production costs accounted for 27.76% of our total net sales in the first three months of 2008, a slight decrease from the prior year. These costs, as a percentage of our total net sales, decreased from 33.41% of total net sales in the first three months of 2007 to 27.76% of total net sales in the same period of 2008. These costs decreased because the Company was able to obtain favorable pricing from outside garment manufacturers to whom we outsource production, during the first quarter of 2008. Specifically, we established relationships with factories located in cities and provinces where lower-cost skilled labor is available, thereby achieving cost savings.

Overhead and other expenses accounted for 1.48% of our total net sales in the first three months of 2008, compared to 2.68% of total net sales for the same period in 2007. This decrease was mainly due to a workforce reduction by our Goldenway subsidiary.

Total cost of sales for the three months of 2008 was $16,026,172, an increase of 14.21% from $14,032,713 in the first three months of 2007. As a percentage of total net sales, our cost of sales decreased to approximately 81.16% of total net sales for the first quarter of 2008, compared to approximately 85.43% of total net sales for the same period in 2007. Consequently, gross margin as a percentage of revenues increased to approximately 18.84% for the first quarter of 2008 from approximately 14.57% for the first quarter of 2007. The 4.27% increase in gross margin was attributable to our focus on producing and selling higher-margin (such as ladies garments) and higher quality products, as we began moving from mass market products to higher-quality upper market products, and launched higher margin women’s wear products. Gross margin also increased as a result of favorable pricing that we have been able to achieve from our contract manufacturers. These factors helped to increase our gross margin in the first quarter of 2008, despite higher raw material prices.

The following table sets forth our total net sales, cost of sales, gross profit and gross margin of the geographic market segments for the periods indicated.

	2008				2007
	Net Sales	Cost of sales	Gross profit	Gross margin	Net Sales	Cost of sales	Gross profit	Gross margin
Cost of Sales - Contract Manufacturing
Europe	12,974,613	10,575,358	2,399,255	18.49%	10,624,733	8,931,070	1,693,663	15.94%
US	2,357,838	1,947,644	410,194	17.40%	2,929,647	2,662,669	266,978	9.11%
Japan	2,499,972	2,112,172	387,800	15.51%	1,949,904	1,710,191	239,713	12.29%
China	1,794,587	1,354,924	439,663	24.50%	921,115	728,783	192,332	20.88%
Cost of Sales - Retail
Retail	120,198	36,074	84,124	69.99%	-	-	-	-
Total	19,747,208	16,026,172	3,721,036	18.84%	16,425,399	14,032,713	2,392,686	14.57%

As shown in the table above, our gross margin improved across all markets. Notably, for the U.S. market, gross margin jumped from 9.11% to 17.40%, and management attributes this to a clear focus in the first quarter of 2008 on higher-end customers and products, and a move away from low-priced mass market items and retailer customers who specialize in the lower end of the retail market.

Selling, and General and Administrative Expenses

	For the Three Months Ended March 31,
	2008		2007
	$	% of Total Net Sales	$	% of Total Net Sales	Change	% Change
Gross Profit	$3,721,036	18.84%	$2,392,686	14.57%	$1,328,350	55.52%
Operating Expenses:
Selling Expenses	277,528	1.41%	175,898	1.07%	$101,630	57.78%
General and Administrative Expenses	1,221,487	6.19%	772,888	4.71%	$448,599	58.04%
Total	1,499,015	7.59%	948,786	5.78%	$550,229	57.99%
Income from Operations	2,222,021	11.25%	1,443,900	8.79%	$778,121	53.89%

Selling expenses increased by 57.78% from $175,898 in the first quarter of 2007 to $277,528 in the first quarter of 2008. This was due to the increased travel expenses associated with greater sales activity. The Company also incurred $58,126 in selling expenses through La Go Go in the first quarter of 2008 which it did not incur previously.

General and administrative expenses increased by 58.04% from $772,888 in the first quarter of 2007 to $1,221,487 in the first quarter of 2008. As a percentage of net sales, general and administrative expenses increased from 4.71% of net sales in the first quarter of 2007 to 6.19% of net sales in the first quarter of 2008. The increases were primarily due to increases in payroll expenses during the three months as a result of the hiring of new management staff to handle our business expansion. In addition, the increases were partially due to higher depreciation and amortization on office facilities and expenditures on office equipment. Finally, part of the increases in general and administrative expenses were attributable to an increase in investor relations related expenses incurred by our parent company in the U.S.

Income from Operations

Income from operations increased by 53.89% from $1,443,900 in the three months of 2007 to $2,222,021 in the first three months of 2008 as we gained new customers and new orders, and effectively managed our costs during this period.

Interest Expenses

	Three Months Ended March 31,
	2008	2007	Change	% Change
Bank Loans	$68,857	$73,595	$-4,738	-6.44%
Related party	$59,116	$58,695	$421	0.72%
Convertible notes interest	$26,842	$-	$26,842	n/a
Convertible notes – non-cash expense	$423,013	$-	$423,013	-
Total	$577,828	$132,290	$445,538	336.79%

Interest expense was $577,828 in the first quarter of 2008 compared to $132,290 in the first quarter of 2007. This increase was mainly due to $423,013 in “non-cash” expenses resulting from the conversion of the convertible notes that we issued in August 2007. These convertible notes were converted by their holders into common stock valued in the aggregate of $423,013, and accordingly, we recorded this amount as a non-cash expense. In addition, we incurred interest, which we paid in cash, on the convertible notes in the amount of $26,842.

Other expenses

Other expenses increased $191,083 from $84 in the first three months of 2007 to $191,167 in the first three months of 2008. This increase was mainly due to the foreign exchange loss. As a result of the change in the exchange rate between the U.S. dollar, which was approximately 7.30 RMB to one U.S. dollar at the end of 2007, to 7.00 RMB for each U.S. dollar at March 31, 2007, we incurred a foreign exchange loss.

Income Tax Expenses

Income tax expense for the three months ended 2008 and 2007 amounted to $283,838 and $75,694, respectively, and our effective income tax rates were 19.11% and 5.76% during 2008 and 2007 respectively while Goldenway’s tax holidays expired and Catch-Luck and New-Tailun are subject to higher preferential tax rates in the first quarter of 2008.

Our PRC subsidiaries were subject to various preferential tax policies and were subject to the following income tax rates in the periods indicated:

	2008	2007
Goldenway	25.0%	12.0%
Catch-Luck	12.5%	0%
New-Tailun	12.5%	0%
La Go Go	25.0%	-

Goldenway was incorporated in the PRC and is subject to PRC income tax laws and regulations. Goldenway is subject to an income tax rate of 25%.

New-Tailun and Catch-Luck were incorporated in the PRC and are subject to PRC income tax laws and regulations. According to the relevant laws and regulations in the PRC, enterprises with foreign investment in the PRC are entitled to full exemption from income tax for two years beginning from the first year the enterprises become profitable and has accumulated profits and a 50% income tax reduction for the subsequent three years. New-Tailun and Catch-Luck were approved as a wholly foreign-owned enterprise in 2006 and are each entitled to 100% income tax exemptions in 2006 and 2007. For the three years following this period, these companies are entitled to a 50% partial tax exemption. As of March 31, 2008, the income tax rate for New-Tailun and Catch-Luck is 12.5%.

La Go Go was established on January 24, 2008, and its income tax rate is 25%.

Ever-Glory International Group Inc. was incorporated in the United States and has incurred net operating losses for income tax purposes through March 31, 2008. The net operating loss carry forwards for United States income taxes may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2028. Management believes that the realization of the benefits from these losses appears uncertain due to our limited operating history and continuing losses for United States income tax purposes. Accordingly, we have provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as warranted.

Net Income

Net income for the first three months ended March 31, 2008 was $1,197,293, a decrease of $40,449 or 3.27% from $1,237,742 compared to the same period in 2007. This decrease was mainly attributable to the “non-cash” interest expense of $423,013 we paid due to the conversion by our convertible note holders of their notes into common stock, from the foreign exchange loss and from increased income tax expense.

Minority Interest in La Go Go

On January 9, 2008, concurrently with Goldenway’s investment in La Chapelle, Goldenway entered into an Agreement with Shanghai La Chapelle Garment and Accessories Company Limited, to form a joint venture to develop, promote and market a new line of women's wear in China. Goldenway agreed to invest approximately $826,200 (RMB 6 Million) in cash, and the joint venture partner La Chapelle agreed to invest approximately $553,040 (RMB 4 Million) in cash, for 60% and 40% stake in the joint venture. As of March 31, 2008, Goldenway and La Chapelle had fully contributed the agreed amounts as capital to La Go Go. As a result, through Goldenway, the Company has majority ownership and management control in La Go Go. In accordance with the US GAAP, the financial position and operating results of La Go Go are included in the consolidated financial statements of the Company. The 40% interest of La Go Go owned by La Chapelle is classified and presented as a “minority interest.” As of March 31, 2008, the minority interest amounted to $556,993.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The following table summarizes our results of operations. The table and the discussion below should be read in conjunction with the audited financial statements and the notes thereto appearing elsewhere in this report.

Results of Operations

	Year Ended December 31,
	2007		2006
	(in U.S. Dollars, except for percentages)
Sales	$70,335,383	100.00%	$51,065,249	100.00%
Gross Profit	$11,309,118	16.08%	$8,616,321	16.87%
Operating Expense	$3,974,678	5.65%	$3,006,729	5.89%
Income From Operations	$7,334,440	10.43%	$5,609,592	10.98%
Other Expenses	$316,509	0.45%	$262,312	0.51%
Income tax expenses	$252,682	0.36%	$312,010	0.61%
Net Income	$6,765,249	9.62%	$5,035,270	9.86%

Sales, Cost of Sales and Gross Margin

Sales

The following table sets forth a breakdown of our total sales revenue, by region, for the periods indicated:

	For the year ended December 31,
	2007		2006
	(in U.S. dollars, except for percentages)
	$	% of total sales revenue	$	% of total sales revenue	Growth in 2007 compared with 2006

Europe	$40,308,166	57.3%	$29,469,046	57.7%	36.8%
US	$14,480,389	20.6%	8,389,786	16.4%	72.6%
Japan	$10,956,030	15.6%	9,270,860	18.2%	18.2%
China	$4,590,798	6.5%	3,119,065	6.1%	47.2%
Other	$0	-	816,492	1.6%	-
Total Net Sales	$70,335,383	100.0%	51,065,249	100.0%	37.7%

Sales for the year ended December 31, 2007 were $70,335,383, an increase of 38% from $51,065,249 for 2006. We generate revenue primarily from the production and the sale of garments to overseas as well as domestic Chinese markets. The increase in our sales was primarily attributable to an overall increase in sales to customers in Europe, the U.S., Japan and the PRC.

Sales to customers in Europe accounted for 57% of our total net sales in 2007, while sales to these customers increased by 37% from the prior year. This growth in sales was primarily due to the increase of orders from our largest customer in Germany in 2007.

Sales to customers in the U.S. accounted for 21% of our total net sales in 2007, while sales to these customers increased by 73% from the prior year. The growth in our sales was primarily due to the relatively large increase in orders from our two customers in the U.S. market. In 2007, our sales to one existing customer increased by 221%, and the addition of a new customer during 2007 accounted for an additional $1.9 million in sales.

Sales to customers in Japan accounted for 16% of our total net sales in 2007, with sales to these customers increasing by 18% as compared to the prior year. Growth in sales to these customers was primarily due to the increase in sales to our largest customer in Japan.

Sales to customers in the Chinese market accounted for 6.5% of our total net sales in 2007. Sales to Chinese customers grew by 47% as compared to the prior year. Growth in sales to these customers was primarily due to the increase of orders from our new customer in Hong Kong.

The following table summarizes our revenues generated from related parties and third parties during the periods indicated.

	Year Ended December 31,
	2007		2006
	(in U.S. dollars, except for percentages)
Net sales to related parties	$1,155,998	1.64%	$479,004	0.94%
Net sales to third parties	$69,179,385	98.36%	$50,586,245	99.06%
Total	$70,335,383	100.00%	$51,065,249	100.00%

Net sales to related parties accounted for 1.6% of our total sales in 2007, an increase from 0.94% in 2006. The increase was mainly attributable to an increase in new orders from a related party who operates in the Chinese domestic market. Management expects sales to related parties will continue to constitute a small portion of our total sales, in the future.

Cost of Sales and Gross Profit Margin

The following table sets forth the components of our cost of sales and gross profit both in absolute amount and as a percentage of total net sales for the periods indicated.

	Year Ended December 31,
	2006		2006
	(in U.S. dollars, except for percentages)
Total Net Sales	$70,335,383	100.00%	$51,065,249	100.00%
Raw materials	$30,784,337	43.77%	$23,076,654	45.19%
Labor	$3,151,476	4.48%	$3,356,331	6.57%
Outsource Production Costs	$23,458,802	33.35%	$14,518,853	28.43%
Other and Overhead	$1,631,650	2.32%	$1,497,090	2.93%
Total Cost of Sales	$59,026,265	83.92%	$42,448,928	83.13%
Gross Profit	$11,309,118	16.08%	$8,616,321	16.87%

Raw materials costs accounted for 44% of our total net sales in 2007, an increase of 33% compared to the prior year. These costs, as a percentage of our total net sales, decreased from 45% of our total net sales in 2006 to 44% of our total net sales in 2007. This decrease was mainly due to slightly lower material prices as the result of discounts from our volume purchases of some kinds of fabrics in 2007, which discounts did not apply in 2006.

Labor costs accounted for 4.5% of our total net sales in 2007, down from 6.6% in the prior year. This decrease was mainly due to a workforce reduction by our Goldenway subsidiary. In 2007, Goldenway began to increase outsourcing to independent contract manufacturers, and dismissed most of its workers in order to reduce direct labor costs.

Outsource production costs accounted for 33% of our total net sales in 2007, an increase of 5% from the prior year. These costs, as a percentage of our total net sales, increased from 28% of total net sales in 2006 to 33% of total net sales in 2007. This increase was mainly due to an overall increase in the volume of our outsourced production.

Overhead and other expenses accounted for 2.3% of our total net sales in 2007, compared to 2.9% of total net sales in 2006. This decrease as the percentage of our net sales was mainly due our cost containment measures for water and electricity expenses.

Total cost of sales for the year ended December 31, 2007 was $59,026,265, an increase of 39% from $42,448,928 in 2006. As a percentage of total net sales, our cost of sales increased to approximately 83.92% of total net sales for 2007, up slightly from approximately 83.13% of total net sales in 2006. Consequently, gross margin as a percentage of total net sales decreased slightly to approximately 16.08% for 2007 from approximately 16.87% for 2006. The 0.79% decrease in gross margin was attributable to a slight increase in the cost of raw materials, an increase in outsource production cost and a modest increase in labor costs, which could not entirely be passed on to our customers in the form of higher prices.

The following table sets forth our total net sales, cost of sales, gross profit and gross margin of the geographic market segments for the periods indicated.

	For the year ended December 31,
	2007				2006
	Net Sales	Cost of sales	Gross profit	Gross margin	Net Sales	Cost of sales	Gross profit	Gross margin
	(in U.S. dollars, except for percentages)

Europe	$40,308,166	$33,742,787	$6,565,379	16.3%	$29,757,894	$24,284,729	$5,473,165	18.4%
US	14,480,389	13,109,394	1,370,995	9.5%	8,368,405	7,432,476	935,929	11.2%
Japan	10,956,030	8,982,183	1,973,847	18.0%	9,436,593	7,959,672	1,476,921	15.7%
China	4,590,798	3,191,901	1,398,897	30.5%	3,064,108	2,408,191	655,917	21.4%

Other	-	-	-	-	438,249	363,860	74,389	17.0%
Total	70,335,383	59,026,265	11,309,118	16.1%	51,065,249	42,448,928	8,616,321	16.9%

Overall gross margin in 2007 was 16.1%, which decreased from 16.9% in 2006 mainly as a result of increased reliance on outsourcing to contract manufacturers. Gross margin on sales to Japan and China increased significantly as we moved from mass market products to high quality upper market products, and launched higher margin women’s wear products. Gross margin on sales to the EU and U.S. markets declined under the margin pressures.

Selling, General and Administrative Expenses

	For the Year Ended December 31,
	2007		2006
	$	% of Total Net Sales	$	% of Total Net Sales
	(in U.S. Dollars, except for percentages)
Gross Profit	$11,309,118	16.1%	$8,616,321	16.9%
Operating Expenses:
Selling Expenses	593,570	0.8%	726,574	1.4%
General and Administrative Expenses	3,381,108	4.8%	2,280,155	4.5%
Total	3,974,678	5.7%	3,006,729	5.9%
Income from Operations	7,334,440	10.4%	5,609,592	11.0%

Selling expenses in 2007 decreased by 18.31% from $726,574 in 2006 to $593,570 in 2007 due to reduced export and export quota expenses as the PRC government moved toward a more transparent and merit-based quota allocation system.

General and administrative expenses increased by 48% from $2,280,155 in 2006 to $3,381,108 in 2007. The increase was partially explained by the higher depreciation and amortization on office facilities, expenditures on office equipment while we moved into new facilities during the year. Payroll also increased during the year as a result of the increase of our management staff to handle our business expansion.

Interest Expenses

Interest expenses were $424,448 in 2007 compared to $285,876 in 2006. This increase was mainly due to the increase from the interest due on the Nanjing City Commercial Bank loan in the amount of $4,798,500 to finance our new construction and supplement our working capital.

We paid interest of $49,973 in connection with our private placement o f $2 million in secured convertible notes, which began accruing interest (due and payable quarterly) beginning in August 2007. We also recorded a discount on the convertible notes related to the intrinsic value of the beneficial conversion feature totaling $943,797, and $1,056,203 for the fair value of the warrants issued. The fair value of warrants was calculated using the Binomial model with the following assumptions: (i) risk-free interest rate of 4.62%; (ii) expected life (in years) of 6; (iii) expected volatility of 112%;(iv) expected dividend yield of 0.00%; and (v) stock market price of $2.70. The discount on notes payable is amortized using effective interest method over 2 years. For the year ended December 31, 2007, we recorded $25,503 as interest expense in our statement of operations.

Income Tax Expenses

Income tax expenses for 2006 and 2007 amounted to $312,010 and $252,862, respectively, and our effective income tax rates were 6% and 4% during 2006 and 2007 respectively as a result of lower taxable income generated from Goldenway.

Our PRC subsidiaries were subject to various preferential tax policies and were entitled to the following preferential income tax rates:

	2007	2006

Goldenway	12%	12%
Catch-Luck	0%	0%
New-Tailun	0%	0%

Goldenway is a foreign invested enterprise that exports over 70% of its output, and as a result, Goldenway benefits from a 50% reduction in its income tax rate. Goldenway was entitled a lowered income tax rate of 12% for the 2006 and 2007 tax years.  Both New-Tailun and Catch-Luck were entitled to two-year income tax exemptions effective for the 2006 and 2007 tax years, and for the three year thereafter (2008, 2009 and 2010) based on current law these entities will be entitled to a 50% reduction in enterprise income tax.

Ever-Glory International Group, Inc. was incorporated in the United States and has incurred net operating losses for income tax purposes the years ended December 31, 2007 and 2006. The net operating loss carry forwards for United States income taxes amounted to $461,854 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2027. Management believes that the realization of the benefits from these losses appears uncertain due to our limited operating history and continuing losses for United States income tax purposes. Accordingly, we have provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. The valuation allowance at December 31, 2007 was $461,854. Management will review this valuation allowance periodically and make adjustments as warranted.

Net Income

Net income in 2007 was $6,765,249, an increase of $1,729,979 or 34% from $5,035,270 in 2006. This increase was mainly attributable to a significant increase in our net sales derived from customers in Europe and the U.S. Our fully diluted earnings per share was $0.94 for the year ended December 31, 2007 compared to $0.44 for the same period in 2006.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2008

As of March 31, 2008, we had cash and cash equivalents of $2,144,669, other current assets of $16,740,798 and current liabilities of $7,825,762. We presently finance our operations primarily from the cash flow from our operations, and we anticipate that this will continue to be our primary source of funds to finance our short-term cash needs. If we require additional capital to expand or enhance our existing facilities, we will consider debt or equity offerings or institutional borrowing as potential means of financing.

Net cash provided by operating activities in the first quarter of 2008 was $4,315,492 compared with net cash provided by operating activities of $1,112,693 in the same period of 2007. This increase was mainly attributable to greater cash receipts from our customers.

Net cash used in investing activities was approximately $1,481,656 for the first quarter of 2008, compared with $1,126,622 during the same period in 2007. On January 9, 2008, Goldenway entered into a Capital Contribution Agreement (“Capital Contribution Agreement”) with Shanghai La Chapelle Garment and Accessories Company Limited (“La Chapelle”), a Shanghai-based garment maker, and several shareholders of La Chapelle. Pursuant to the terms of the Capital Contribution Agreement, Goldenway invested $1,428,000 in cash (RMB 10 million) in La Chapelle for a 10% stake in La Chapelle.

Net cash used in financing activities was $1,484,394 during the first quarter of 2008, compared with $115,694 provided by financing activities in the same period of 2007. This change was mainly because we repaid principal in the amount of $2,096,550 to Nanjing Bank in connection with a loan. Also we received $553,040 from Shanghai La Chapelle Garment and Accessories Company Limited for incorporating “Shanghai LA GO GO Fashion Company Limited” in connection with La Chapelle’s acquisition of a 40% equity interest in La Go Go.

On August 15, 2006, Goldenway entered into credit agreements with Nanjing Bank to borrow an aggregate principal amount of up to $6.99 million within 24 months. The loans were secured by our new facilities and were used to fund construction costs as well as our daily operations. As of March 31, 2008, we owed a principal amount of $2,856,000 under this loan, for which the applicable interest rate is 7% per annum. The maturity of these borrowings can be extended at our option. We plan to repay the loans with cash flow from operations. In the event we do not have available cash flow from operations to repay these loans, we will seek to consolidate and refinance the loans at maturity.

On August 2, 2007, we consummated a private placement of $2,000,000 of our secured convertible notes. The net proceeds were $1,757,480 excluding financing costs. The financing was mainly to supplement our working capital.

In addition, in 2007 we had borrowed $4,534,100 from a related party for the main purpose of funding the increased registered capital of Goldenway. Interest to be paid to this related party totaled $59,116 for the first quarter of 2008.

As of December 31, 2007

As of December 31, 2007, we had cash and cash equivalents of $641,739, other current assets of $18,001,447 and current liabilities of $ 9,111,053. We presently finance our operations primarily from the cash flow from our operations, and we anticipate that this will continue to be our primary source of funds to finance our short-term cash needs. If we require additional capital to expand or enhance our existing facilities, we will consider debt or equity offerings or institutional borrowing as potential means of financing.

Net cash provided in operating activities for 2007 was $1,876,458 compared with net cash provided by operating activities of $3,749,859 in 2006. This decrease was mainly attributable to advances made by us for the purchase of raw materials as the result of our business expansion.

Net cash used in investing activities was approximately $4,695,462 in 2007, compared with $9,300,029 in 2006. This decrease in 2007 was mainly due to the completion of our new headquarters and facilities in early 2007. In 2006, we borrowed approximately $4.8 million from Nanjing City Commercial Bank to finance our new construction. In 2007, our new construction was completed, and accordingly we did not borrow additional funds relating to construction in 2007. Interest payment associated with the loan in 2007 was about $230,000.

Net cash provided by financing activities was $1,757,480 in 2007, compared with $4,662,180 in 2006. The decrease was mainly because we did not increase borrowings from the Nanjing City Commercial Bank in 2007 as compared to 2006.

On August 15, 2006, Goldenway entered into credit agreements with Nanjing City Commercial Bank to borrow an aggregate principal amount of up to $6.58 million within 24 months. The loans were secured by our new facilities and were used to fund construction costs as well as our daily operations. As of December 31, 2007, we had borrowed $1,371,000 at an interest rate of 6.53% per annum and $3,427,500 at an interest rate of 7 % per annum. The maturity of these borrowings can be extended at our option. We plan to repay the loans with cash flow from operations. In the event we do not have available cash flow from operations to repay these loans, we will seek to consolidate and refinance the loans at maturity.

On August 2, 2007, we consummated a private placement of $2,000,000 of our secured convertible notes. The net proceeds was $1,757,480 excluding financing costs. The financing was mainly to supplement our working capital.

In addition, as of December 31, 2007, we had borrowed $4,474,985 from a related party for the main purpose of funding the increased registered capital of Goldenway. Interest to be paid to this related party totaled $236,459 for the 2007 fiscal year.

Capital Commitments

We have a continuing program for the purpose of improving its manufacturing facilities. We anticipate that cash flows from operations and borrowings from banks will be used to pay for these capital commitments. The Articles of Association of our Goldenway subsidiary required that registered capital of approximately $17.5 million be paid into Goldenway by February 1, 2008. The increased registered capital is to be paid in installments within three years of the issuance of Goldenway’s updated business license. As of March 31, 2008, we have paid $3.6 million of our registered capital requirements. The remaining $13.9 million is due on January 28, 2008 but remains unpaid as of the date of this report. We have obtained approval for an extension of the deadline for payment of the remaining registered capital to July 28, 2008, with the Jiangsu Administration of Industry and Commerce.

On August 2, 2007, the Company consummated a private placement of $2,000,000 senior secured convertible notes. The notes mature and become due and payable two years after the date they were issued, unless they are sooner converted by the note holders into our common stock. As of March 31, 2008, the note holders converted $339,700 of principal plus accrued interest of $2,006 to 155,323 shares of common stock of the Company. If the rest of the notes are not converted into common stock, we will be required to repay the outstanding principal balance of $1,660,300 plus accrued interest on August 2, 2009.

Uses of Liquidity

Our cash requirements through the end of fiscal 2008 will be primarily to fund daily operations for the growth of our business. Our management will consider acquiring additional manufacturing capacity in the future to strengthen and stabilize our manufacturing base. We intend to establish our own distribution and logistics channels in overseas markets. As discussed above, on January 9, 2008, we entered into a joint venture to launch a proprietary brand directly to the Chinese market which is expected to require additional cash investments in 2008. Proceeds from this investment is expected to be used to fund rollout of additional retail locations, buildup of inventory for retail stores, and future marketing, brand promotion and advertising activities. In addition, we must make certain required capital contributions to our Goldenway subsidiary in accordance with a timetable to be determined with the input of applicable local authorities.

Sources of Liquidity

Our primary sources of liquidity for our short-term cash needs are expected to be from cash flow generated from operations, and cash and cash equivalents currently on hand. We believe that we will be able to borrow additional funds if needed.

We believe our cash flow from operations together with our cash and cash equivalents currently on hand will be sufficient to meet our needs for working capital, capital expenditure and other commitments through the end of 2008. For our long-term cash needs, we are currently considering a number of different financing opportunities which may include debt and equity financing. No assurance can be made that such financing will be available to us, and adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing shareholders may result. If funding is insufficient at any time in the future, we will develop or enhance our products or services and expand our business through our own cash flows from operations.

As of March 31, 2008 we had outstanding borrowings under a loan from Nanjing Bank of approximately $2,856,000. This credit facility does not require that we meet or maintain any financial ratios or tests. As of March 31, 2008, we did not have any standby letters of credit or standby repurchase obligations.

Foreign Currency Translation Risk

Our operations are, for the most part, located in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the United States dollar and the Chinese Renminbi. Sales of our products are in dollars. During 2003 and 2004 the exchange rate of RMB to the dollar remained constant at 8.26 RMB to the dollar. On July 21, 2005, the Chinese government adjusted the exchange rate from 8.26 to 8.09 RMB to the dollar. In 2008, the RMB continued to appreciate against the U.S. dollar. As of March 31, 2008, the market foreign exchanges rate was increased to 7 RMB to one U.S. dollar. As a result, the ongoing appreciation of RMB to U.S. dollar negatively impacted our gross margins for the three months ended March 31, 2008. We are always negotiating order price adjustments with most of our customers based on the daily market foreign exchange rates, which we believe will reduce our exposure to exchange rate fluctuations in the future and pass some increase of the cost to our customers.

In addition, the financial statements of Goldenway, New-Tailun, Catch-Luck and La Go Go (whose functional currency is the RMB) are translated into US dollars using the closing rate method. The balance sheet items are translated into US dollars using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the period. All exchange differences are recorded within equity. The foreign currency translation gain for the periods ended March 31, 2008 and 2007 were $1,099,884 and $159,133, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

LEGAL PROCEEDINGS

We were named as a defendant in an action pending in the U.S. District Court for the Northern District of Ohio. The action was filed on February 22, 2006 by Plaintiff Douglas G. Furth. The other principal parties are named defendants John Zanic, Wilson-Davis & Co., and Godwin, Pappas, Longley & Ronquillo, LLP. The action alleges that we breached an agreement with the plaintiff under which we had promised to provide plaintiff 1,000,000 shares of its common stock in exchange for certain assistance in marketing and financial public relations services. The action seeks an award of damages in excess of $75,000. We denied that we were a party to such an agreement, that we breached the agreement or that we are otherwise liable. We intend to vigorously defend our legal position. After vigorously defending this action, the complaint was voluntarily dismissed by the Plaintiff without prejudice from an action pending in the U.S. District Court for the Northern District of Ohio. In May 2007, Plaintiff Douglas G. Furth has filed a Second Amended Complaint in the Litigation asserting claims against us and other principal parties. We have denied all the claims and have filed the responses and objections to the Plaintiff and asked for dismissal with prejudice by the plaintiff. No payment was made to plaintiff and no settlement has been discussed between us and the Plaintiff. On November 29, 2007, we made a motion to dismiss the action for lack of personal jurisdiction, and a decision on this matter is pending.

We were also named as a defendant in a civil action in the U.S. court of common pleas of Allegheny County, Pennsylvania. The civil action was filed on April 17, 2006 by Plaintiff Mark B. Aronson. The action alleged that we violated the Pennsylvania Unsolicited Telecommunication Advertisement Act by issuing “spam” emails soliciting purchasers for our common stock. The action seeks an award of damages in excess of $12,100. Management believes the allegations made in this action are baseless. On January 4, 2007, the case was dismissed without prejudice by the Plaintiff.

MANAGEMENT

Departure and Appointment of Directors

Effective March 14, 2008, Li Ning and Wei Ru Qin each voluntarily resigned as directors on our board of directors. The decision by each of these directors to resign from their positions was not the result of any material disagreement with us, our management, or on any matter relating to our operations, policies or practices.

Effective March 14, 2008, the board of directors of the Company appointed Bennet P. Tchaikovsky and Changyu Qi to fill the vacancies created by the resignations of Mr. Li and Mr. Wei. Based upon information submitted to the board by Mr. Tchaikovsky and Mr. Qi, the board of directors determined that Mr. Tchaikovsky and Mr. Qi were each “independent” under the listing standards of both the American Stock Exchange and the NASD Marketplace Rules. Neither of the appointees participated in the preparation of our financial statements or any current subsidiary at any time during three years prior to their appointment, and each of them are able to read and understand fundamental financial statements.

Effective March 26, 2008, Guo Yan voluntarily resigned as directors on our board of directors. The decision by Ms. Guo to resign from the board of directors was not the result of any disagreement with us or management on any matter relating to our operations, policies or practices. Ms. Guo is presently the Chief Financial Officer of the Company, and presently serves in this position.

Effective March 26, 2008, the board of directors of the Company appointed Mr. Zhixue Zhang to fill the vacancy created by the resignation of Ms. Guo. Based upon information submitted to the board by Mr. Zhang, the board of directors determined that Mr. Zhang is “independent” under the listing standards of both the American Stock Exchange and the NASD Marketplace Rules. Mr. Zhang did not participate in the preparation of our financial statements or any current subsidiary at any time during the three years prior to his appointment, and is able to read and understand financial statements.

Management

The following table includes the names, positions held, and ages of our current executive officers and directors as of May 27, 2008:

Name	Age	Position	Held Position Since

Kang Yihua	44	Chief Executive Officer, President, and Director	1993
Sun Jia Jun	34	Chief Operating Officer and Director	2000
Guo Yan	30	Chief Financial Officer, Corporate Secretary*	2005*
Qi Changyu	63	Director	2008
Bennet P. Tchaikovsky	39	Director	2008
Zhang Zhixue	41	Director	2008

* Ms. Guo was appointed Corporate Secretary on May 26, 2008.

Each Director will hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Kang Yihua has served as our President and Chief Executive Officer and as the Chairman of our Board of Directors, since 2005. From December 1993 to the present, Mr. Kang has served as the President and Chairman of the Board of Directors of Goldenway Nanjing Garments Co., Ltd., our subsidiary. Mr. Kang has extensive worldwide managerial and operational experience focusing upon business development and strategic planning. Mr. Kang formerly was the party Branch Secretary of the Management Department, Nanjing Aeronautics and Astronautics University, and the Vice General Manager of the Import and Export Department of Nanjing Shenda Company. Mr. Kang earned a Bachelor’s degree in Management from Beijing Aeronautics and Astronautics University and a Bachelor’s degree in Engineering from Nanjing Aeronautics and Astronautics University.

Sun Jia Jun has served as our Chief Operating Officer and a member of our board of directors since 2005. Mr. Sun has been a member of the Board of Directors of Goldenway since 2000. From July 1996 to November 2002, Mr. Sun was the General Manager of International Trade Department at Goldenway. Mr. Sun has more than 8 years experience in import and export in the textile industry. Mr. Sun earned a Bachelor’s degree from the Wuhan Textile Industry Institute.

Guo Yan has served as our Chief Financial Officer since 2005, was recently appointed as our Corporate Secretary on May 26, 2008, and served briefly on our board of directors from August 2007 to March 2008. From July 1999 to 2004, Ms. Guo was the section chief of the financial and accounting department of Goldenway. Ms. Guo earned a Bachelor’s degree in Accounting from the Nanjing Audit Institute.

Changyu Qi is a member of the board of directors, and serves as a member of the audit and compensation committees. Mr. Qi has over 30 years of experience in international trade, and since February 2005, has served as inspector and deputy secretary of the Party Leadership Group of the Jiangsu Provincial Government’s Department of Foreign Trade and Economic Cooperation. In addition, Mr. Qi is also a director on the board of directors of Jiangsu Skyrun International Group (SHA: 600981) and has served in this position since 2007. He is currently the President of both the Jiangsu Chamber of Commerce for Import & Export Firms and the Jiangsu International Freight Forwarders Association. Mr. Qi received a B.S. in Foreign Trade and Economy from Beijing Foreign Trade University.

Bennet P. Tchaikovsky is a member of our board of directors, and serves as chairman of our audit committee and a member of the compensation committee. Mr. Tchaikovsky has served as Chief Financial Officer of Innovative Card Technologies from July 2004 to October 2007. From January 2003 through November 2003, Mr. Tchaikovsky served as the Vice President, Finance of TJR Industries, Inc., a company that produces trade shows for the woodworking industry. From December 2000 through June 2002, Mr. Tchaikovsky served as Interim Chief Financial Officer and Chief Financial Officer of Digital Lava. Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

Zhixue  Zhang was appointed to the board of directors in March 2008, and serves on the audit committee and as chairman of the compensation committee. Mr. Zhang is a professor of Organizational Management at Peking University, and has held this position since 2001. Mr. Zhang has over fifteen years of experience in the fields of organizational psychology, management and organizational culture as it relates to conducting business within China and with Chinese businesses. From August 2006 to June 2007, he was a Freeman Fellow at the University of Illinois at Urbana-Champaign. From September 2001 to March 2002, he was a visiting scholar at the Kellogg School of Management at Northwestern University. Mr. Zhang holds a Ph.D. from the University of Hong Kong, and a M.Sc. from Beijing Normal University, and a B.Sc. from Henan University.

Board of Directors

Our board of directors is currently composed of five members, two of whom are employees. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be between three (3) and seven (7), with the exact number determined from time to time by a majority of our board of directors or stockholders.

Mr. Kang serves as the Chairman of the Board of Directors. In this capacity he is responsible for meeting with the executive officers to review financial and operating results, agendas and minutes of board and committee meetings, and presiding at the meetings of the committees of the board of directors.

Currently, Mr. Tchaikovsky, Mr. Qi and Mr. Zhang are “independent,” within the meaning of the applicable federal securities laws. As a result, a majority of the members of our board of directors is independent.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Involvement in Certain Legal Proceedings

None of the directors or executive officers has, during the past five years: (a) had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) been convicted in a criminal proceeding or subject to a pending criminal proceeding; (c) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and (d) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Arrangements

There is no other arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain of our officers, as well as persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”), to file reports with the Securities and Exchange Commission. On September 15, 2006, Kang Yihua, Guo Yan, Wei Ru Qin, Sun Jia Jun and Li Ning each filed a Form 5 to report the exchange of their shares of common stock for shares of preferred stock, which exchange was effected on October 27, 2005. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

Changes in Procedures for Security Holders to Nominate Directors

There have been no material changes to the procedures by which our security holders may recommend nominees to our board of directors.

Audit Committee

Our audit committee consists of the independent directors, including Mr. Tchaikovsky, Mr. Qi and Mr. Zhang. Our board of directors has determined, based on information furnished by Mr. Tchaikovsky and other available information, that Mr. Tchaikovsky meets the requirements of an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Exchange Act of 1934, as amended. In March 2008, Mr. Tchaikovsky was appointed to serve as chairman of the audit committee, and also serves as our audit committee financial expert.

Compensation Committee

Our compensation committee consists of the independent directors, including Mr. Tchaikovsky, Mr. Qi and Mr. Zhang.

Director Compensation

Currently we do not pay any compensation to members of our board of directors for their service on the board. However, we intend to review and consider future proposals regarding board compensation.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our Chief Executive Officer, senior executive officers, principal accounting officer, and other senior financial officers. Our code of business conduct and ethics is available on our website at www.everglorygroup.com. A copy of our code of business conduct will be provided to any person without charge, upon written request sent to us at our offices located at 100 N. Barranca Ave. #810 West Covina, California 91791, Attention “Shareholder Relations.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of the compensation awarded to our current executive officers. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year. In 2007, our Board of Directors oversaw and administered our executive compensation program.

Our current executive compensation program presently includes a base salary. Our compensation program does not include (i) discretionary annual cash performance-based incentives, (ii) termination/severance and change of control payments, or (iii) perquisites and benefits.

Our Compensation Philosophy and Objectives

Our philosophy regarding compensation of our executive officers includes the following principles:

•	our compensation program should align the interests of our management team with those of our shareholders;

•	our compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals;

•	compensation should appropriately reflect differences in position and responsibility;

•	compensation should be reasonable and bear some relationship with the compensation standards in the market in which our management team operates; and

•	the compensation program should be understandable and transparent.

In order to implement such compensation principles, we have developed the following objectives for our executive compensation program:

•	overall compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results;

•
a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals, and that portion should increase as an executive’s position and responsibility increases;

•	total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating goals and strategic initiatives;

•
the number of elements of our compensation program should be kept to a minimum, and those elements should be readily understandable by and easily communicated to executives, shareholders, and others; and

•	executive compensation should be set at responsible levels to promote a sense of fairness and equity among all employees and appropriate stewardship of corporate resources among shareholders.

Determination of Compensation Awards

Our Board of Directors is provided with the primary authority to determine the compensation awards available to our executive officers. To aid the board of directors in making its determination for the last fiscal year, our current senior management provided recommendations to the board of directors regarding the compensation of all executive officers.

Compensation Benchmarking and Peer Group

Our board of directors did not rely on any consultants or utilize any peer company comparisons or benchmarking in 2007 in setting executive compensation. However, our management has considered competitive market practices by reviewing publicly available information relating to compensation of executive officers at other comparable companies in making its recommendations to our board of directors regarding our executives’ compensation for fiscal year 2007. As our company evolves, we expect to take steps, including the utilization of peer company comparisons and/or hiring of compensation consultants, to ensure that the Board has a comprehensive picture of the compensation paid to our executives and with a goal toward total direct compensation for our executives that are on a par with the median total direct compensation paid to executives in peer companies if annually established target levels of performance at the company and business segment level are achieved.

Elements of Compensation

Presently, we compensate our executives with only a base salary. We do not pay any compensation to our executive officers in the form of discretionary annual cash performance-based incentives, long-term incentive plan awards or perquisites and other compensation, although our board of directors may recommend and institute such forms of compensation in the future.

Base Salaries

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our employees, including our named executive officers. All of our named executive officers, including our Chief Executive Officer, are subject to employment agreements, and accordingly each of their compensation has been determined as set forth in their respective agreement. When establishing base salaries for 2007, subject to the provisions of each person's employment agreement, our Board and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual's responsibility, the ability to replace the individual, the base salary of the individual at their prior employment and the number of well qualified candidates to assume the individual's role.

Discretionary Annual Cash Performance-Based Incentives

In 2007, we did not pay any compensation in the form of discretionary annual cash performance-based incentives or other forms of bonuses to our Chief Executive Officer and each other named executive officer. Our compensation committee may, however, recommend such bonuses in the future.

Long-Term Incentive Plan Awards

We currently do not have an equity incentive plan, and no separate stock awards or stock option grants were made to any of the named executive officers during the fiscal year ended December 31, 2007. No stock options were held by the named executive officers as of December 31, 2007.

Perquisites and Other Compensation

We do not have any retirement or pension plans in place for any of our named executives. Our named executive officers are eligible for group medical benefits that generally available to and on the same terms as our other employees.

Management’s Role in the Compensation-Setting Process

Our management plays a role in our compensation-setting process. We believe this input from management is needed in order to evaluate the performance of our management, recommend business performance targets and objectives, and recommend compensation levels. Our management may from time to time, make recommendations to our board of directors regarding executive compensation. During this process, management may be asked to provide the board with their evaluation of the executive officers’ performances, the background information regarding our strategic financial and operational objectives, and compensation recommendations as to the executive officers.

Summary of cash and other compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 2007 by the Chief Executive Officer and each of our other four highest paid executives, whose total compensation exceeded $100,000 (if any) during the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($) (1)	Total($) (1)

Kang Yihua	2006	$12,675	$12,675
Chairman of the Board, Chief Executive Officer and President	2007	$19,830	$19,830

Guo Yan	2006	$2,408	$2,408
Chief Financial Officer and Director	2007	$2,805	$2,805

(1)
All compensation is paid in Chinese RMB. For reporting purposes, the amounts in the table above have been converted to U.S. dollars at the conversion rate of 7.6 RMB to one U.S. dollar. The officers listed in this table received no other form of compensation in the years shown, other than the salary set forth in this table.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

There are no employment contracts, compensatory plans or arrangements, including payments to be received from us, with respect to any director or executive officer of us which would in any way result in payments to any such person because of his resignation, retirement, or other termination of employment with us, any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.

The table below sets forth information concerning compensation paid to our directors for fiscal 2006 and 2007.

Director Compensation

Name	Year	Salary ($) (1)		Total ($) (1)

	2006	$-		$-
Kang Yihua	2007	$19,830	(2)	$19,830	(2)

	2006	$-		$-
Sun Jiajun	2007	$8,730	(3)	$8,730	(3)

	2006	$5,262		$5,262
Yan Xiao Dong (4)	2007	$2,805		$2,805

	2006	$4,862		$4,862
Li Ning	2007	$5,372		$5,372

	2006	$4,275		$4,275
Wei Ruquin	2007	$5,293		$5,293

	2006	$-		$-
Guo Yan	2007	$-		$-

(1)	All compensation was paid in RMB. The amounts in the foregoing table have been converted into U.S. dollars at the conversion rate of 7.6 RMB to the dollar.

(2)
Mr. Kang was not paid additional compensation as a director; however, he received salary during 2007 of $19,830 and total compensation of $19,830 in consideration of his services as our Chief Executive Officer.

(3)
Mr. Sun was not paid additional compensation as a director; however, he received salary during 2007 of $8,730 and total compensation of $8,730 in consideration of his services as our Chief Operating Officer.

(4)	Mr. Yan resigned as a director on July 30, 2007.

(5)	Ms. Guo served as a director from July 30, 2007 to March 2008.

Outstanding Equity Awards at Fiscal Year-End

None of our executive officers were granted or otherwise received any option, stock or equity incentive plan awards during 2007 and there were no outstanding unexercised options previously awarded to our officers and directors, at the fiscal year end, December 31, 2007.

Indemnification of Officers and Directors

We are a Florida corporation, and accordingly, we are subject to the corporate laws under the Florida Revised Statutes. Article V of our bylaws provides that we may indemnify our officers and directors to the full extent permitted by law. Section 607.0850 of the Florida Statutes provides that a Florida corporation has the power to indemnify its officers and directors in certain circumstances.

Subsection (1) of Section 607.0850 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Subsection (2) of Section 607.0850 empowers a corporation to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification and advancement of expenses provided for by Section 607.0850 are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors or officers under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.

We do not currently carry directors’ and officers’ liability insurance covering our directors and officers, but we have plans to do so. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2008, for each of the following persons:

•	each of our directors and each of the named executive officers in the “Management” section of this prospectus;

•	all directors and named executive officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock.

Beneficial ownership is determined in accordance with the rules of the Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Ever-Glory International Group, Inc. 100 N. Barranca Ave. #810, West Covina, California 91791. The percentage of class beneficially owned set forth below is based on 11,547,110 shares of our common stock outstanding on March 31, 2008.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Class

Executive Officers and Directors
Kang Yihua	4,740,880	41.1%
Sun Jia Jun	174,800	1.5%
Guo Yan	-	-
Li Ning	291,840	2.5%
Wei Ru Qin	87,400	0.8%
All Executive Officers and Directors as a Group (five persons)	5,294,920	45.9%

5% Holders
Ever-Glory Enterprises (H.K.) Ltd. (2)	3,315,406	28.7%
Yan Xiao Dong (2)	3,694,646	32.0%

(1)
The percentage of shares beneficially owned is based on 11,547,110 shares of common stock outstanding. Except as otherwise noted, shares are owned beneficially and of record, and such record shareholder has sole voting, investment and dispositive power of the shares.

(2)	Yan Xiao Dong is the director of Ever-Glory Enterprises (H.K.) Ltd. and, as such, may be deemed to be the beneficial owner of the 3,315,406 shares held by Ever-Glory Enterprises (H.K.) Ltd.

Equity Compensation Plan Information

We have not adopted any equity compensation plan as of March 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Kang Yihua is the Company’s controlling shareholder and chief executive officer. We purchase materials, sub-contract certain manufacturing work, and sell products to companies that are under the control of Mr. Kang Yihua. All related party outstanding balances are short term in nature and are expected to be settled in cash.

Sales to Related Parties

For year ended December 31, 2007, the Company recognized sales of $1,155,998 to Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd, a related party controlled by Mr. Kang Yihua. The related cost of sales was $995,398 for the year ended December 31, 2007.

For the year ended December 31, 2006, we recognized sales of $479,003 in total to five related parties controlled by Mr. Kang Yihua. The related cost of sales was $420,756 for the year ended December 31, 2006. The five related parties were:

(1)	Ever-Glory Enterprises (Chuzhou) Co., Ltd.
(2)	Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd,
(3)	Jiangsu Ever-Glory International Group Corp.
(4)	Nanjing Jiangning Shangfang Garments Manufacturing Co., Ltd.
(5)	Jiangsu Blue Glory Knitting Co., Ltd.

Purchases from and sub-contracts with related parties

During 2007 and 2006, we purchased raw materials totaling $446,561 and $447,280, respectively, from related parties controlled by Mr. Kang Yihua. Purchases from related parties for the years ended December 2007 and 2006 were as follows:

	Year Ended December 31,
Purchases from:	2007	2006
Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.	$446,561	$426,198
Jiangsu Blue Glory Knitting Co., Ltd.	-	21,082
Total purchases from related parties	$446,561	$447,280

In addition, we sub-contracted certain manufacturing work valued at $4,048,689 and $4,634,140 for year ended December 31, 2007 and 2006, respectively, to related companies controlled by Mr. Kang Yihua. We provided raw materials to the sub-contractors who charged us a fixed price for the sub-contracting work. The total dollar value of sub-contracts with related parties for the years ended December 2007 and 2006 were as follows:

	Year Ended December 31,
Sub-contracts with:	2007	2006
Ever-Glory Enterprises (Chuzhou) Co., Ltd.	$2,802,874	$2,876,913
Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.	268,743	81,895
Kunshan Enjin Fashion Co., Ltd.	503,498	382,434
Nanjing Ever-Kyowa Garment Washing Co., Ltd.,	228,903	828,397
Nanjing Jiangning Shangfang Garments Manufacturing Co., Ltd.	244,671	464,501
Total sub-contracts with related parties	$4,048,689	$4,634,140

Accounts receivable - related parties

As of December 31, 2007 and 2006 accounts receivable from related parties amounted to $158,235 and $2,463,857 for products sold and sub-contracting services provided. Account receivables - related parties were as follows.

	At December 31,
Receivables from:	2007	2006
Ever-Glory Enterprises (Chuzhou) Co., Ltd.	$12,052	$-
Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.	146,183	-
Jiangsu Ever-Glory International Group Corp.	-	2,463,857
Total accounts receivable - related parties	$158,235	$2,463,857

Advance on inventory purchases - related party

As of December 31, 2007, we advanced funds to purchase raw material inventory from Jiangsu Ever-Glory International Group Corp., a company controlled by Mr. Kang Yihua, in amount of $2,568,040. Interest is charged at 0.5% per month according to the principal balance outstanding at the end of each month. Interest income earned for the year ended of December 31, 2007 was $165,201.

Accounts payables - related parties

As of December 31, 2007 and 2006, we owed $245,589 to two related parties, and $2,005,323 to seven related parties, all controlled by Mr. Kang Yihua. Accounts payables - related parties were as follows at the end of 2006 and 2007.

	At December 31,
Payable to:	2007	2006
Ever-Glory Enterprises (Chuzhou) Co., Ltd.	$-	$266,855
Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.	-	7,356
Kunshan Enjin Fashion Co., Ltd.	245,589	191,455
Wanshan Furnituring	-	5,794
Nanjing Ever-Kyowa Garment Washing Co., Ltd.,	-	129,555
Nanjing Jiangning Shangfang Garments manufacturing Co., Ltd.	-	19,209
Jiangsu Ever-Glory International Group Corp.		1,385,097
Total accounts payables - related parties	$245,589	$2,005,321

Other payables - related parties

Other payables - related parties consisted of the following at the end of 2006 and 2007.

	At December 31,
Payable to:	2007	2006
Ever-Glory Enterprises (H.K.) Limited, controlled by Mr. Kang Yihua	$650,000	$2,613,542
Mr. Kang Yihua	-	7,588
Total other payables - related parties	$650,000	$2,621,130

Long term liability - related party

As of December 31, 2007 and 2006 the Company owed $4,474,985 and $4,238,526, respectively to Blue Power Holding Limited, a company controlled by Mr. Kang Yihua, for various advances received. Interest is charged at 6% per annum on the amounts due. The loans are due between July 2010 and April 2011. For years ended December 2007 and 2006, we accrued interest expense of $236,459 and $235,859, respectively. The accrued interest is included in the carrying amount of the loan in the accompanying balance sheets.

Lease from a related party

During 2007, we paid rent of $26,256 for factory and office spaces leased from Jiangsu Ever-Glory International Group Corp., which is controlled by Mr. Kang Yihua, our chairman and chief executive officer. See Note 14 of our financial statements in Item 8 of this report.

Catch-Luck Acquisition

Catch-Luck was previously a wholly owned subsidiary of Ever-Glory Hong Kong. Mr. Kang Yihua was previously the sole shareholder of Ever-Glory Hong Kong, until he transferred 100% of his ownership to Mr. Yang Xiodong, an unrelated party, in 2007. For further details concerning this acquisition, please see “ Acquisition of Nanjing Catch-Luck Garments Co., Ltd.” on page 40 of this report.

About Ever-Glory Hong Kong

In 2007, Mr. Kang Yihua transferred his ownership of Ever-Glory Hong Kong to Mr. Yan Xiaodong. Currently, Ever-Glory Hong Kong is separate and independent from us, except that Ever-Glory Hong Kong is one of our significant shareholders. None of our directors or officers has any ownership interest in Ever-Glory Hong Kong. Ever-Glory Hong Kong is engaged in the business of sourcing, logistics, and the importing and exporting of finished goods and raw materials in and out of China. Although our corporate names are similar, our line of business is separate and distinct from that of Ever-Glory Hong Kong. We use the services of Ever-Glory Hong Kong to export some of our goods to other countries.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

As approved by our board of directors, we dismissed Jimmy C.H. Cheung & Co. (“Cheung & Co.”) as our independent auditors effective December 12, 2007.  Cheung & Co. served as our independent auditors for the fiscal years ended December 31, 2006 and December 31, 2005, and the interim periods since the quarter ended September 30, 2005.  Cheung & Co.’s reports on our financial statements for the fiscal years ended December 31, 2006 and December 31, 2005 (the “Reports”) did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2006 and December 31, 2005, and until Cheung & Co’s dismissal, there were no disagreements with Cheung & Co. within the meaning of Item 304 of Regulation S-B or any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements, if not resolved to Cheung & Co.’s satisfaction, would have caused Cheung & Co. to make reference to the subject matter of the disagreements in connection with its Reports.

During the fiscal years ended December 31, 2006 and December 31, 2005, and until Cheung & Co.’s dismissal, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-B).

On December 18, 2007, we filed a Current Report on Form 8-K disclosing the dismissal of Cheung & Co. We requested Cheung & Co. to review the disclosure contained therein and asked Cheung & Co. to furnish us with a letter addressed to the Commission containing any new information, clarification of the Registrant's expression of Cheung & Co.’s views, or the respects in which Cheung & Co. does not agree with the statements contained herein. Such Form 8-K indicated that we would file Cheung & Co.’s letter by amendment at a later date. A copy of Cheung & Co.’s letter was filed as an exhibit to Amendment No. 1 to such Form 8-K on December 20, 2007.

On December 12, 2007, we engaged Moore Stephens Wurth Frazer and Torbet, LLP (“Moore Stephens”) as our independent accounting firm.  This action was also approved by our board of directors.  During our two most recent fiscal years and any subsequent interim period prior to the engagement of Moore Stephens, neither us nor anyone on our behalf consulted with Moore Stephens regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of a “disagreement” or a “reportable event.”

DESCRIPTION OF SECURITIES

The following information describes our outstanding securities, and provisions of our Articles of Incorporation and bylaws, as amended and restated. This description is only a summary, and is qualified in its entirely by our exhibits and filings with the Securities and Exchange Commission.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share and 5,000,000 share of preferred stock, $0.0001 par value per share. As of March 31, 2008, there were 11,547,110 shares of our common stock issued and outstanding, held of record by approximately a total of 64 persons (not including beneficial owners who hold shares at broker/dealers in “street name”). Our common stock is presently quoted on the OTC Bulletin Board under the symbol “EVGY.”

Common Stock

Under our amended and restated Articles of Incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of our liquidation, dissolution, or winding-up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of holders of our common stock are subject to the rights of the holders of the shares of any series of preferred stock that we may designate and issue in the future.

We conducted a 10-to-1 reverse stock split of our common stock effective November 28, 2007.

Preferred Stock

Our Articles of Incorporation permits us to issue up to 5,000,000 shares of preferred stock. Currently, we have no shares of preferred stock issued and outstanding. In case of our liquidation, dissolution, or winding-up, the holders of preferred stock will be entitled to receive an amount at the same time and on a parity with holders of our common stock, as if on the date immediately prior to the record date, the preferred shares had been converted into common stock at the conversion rate. Holders of preferred stock have the right to vote as a class with the holders of our common stock, and will have such number of voting rights per share as if such holder had converted its shares into common stock. The rights, preferences, and privileges of the holders of preferred stock are determined solely by the members of our Board of Directors.

Options

As of March 31, 2008, we had no options issued and outstanding.

Senior Convertible Notes

On August 6, 2007, we issued senior convertible notes in the principal amount of $2,000,000 in a private placement to six accredited investors. As of May 22, 2008, a total of $1,250,000 in principal amount of such notes were outstanding. The holders of the notes have the right to convert their notes into common stock at a conversion price of $2.20 (“Conversion Price”), subject to adjustment for dilutive issuances, as well as stock splits, combinations and other similar changes. The Conversion Price was adjusted in connection with our 10-to-1 reverse stock split on November 28, 2007. Based on the current Conversion Price, the notes would be convertible into 909,091 shares of our common stock. The notes are secured by all our assets except for our subsidiaries and by subsidiary guarantees, bear 6% interest per year payable in cash, and mature in two years. The notes are convertible at a fixed conversion price of $2.20 per share, into a total of approximately 9.1 million shares of common stock, provided, however that the notes are subject to full-ratchet anti-dilution protection, i.e., if we issue shares (with certain enumerated exceptions) at an average per-share price below $2.20 per share, the conversion price of the notes shall be adjusted downward to match such per-share price. Under the terms of the notes, the full-ratchet anti-dilution adjustments do not apply to (i) the issuance of approximately up to $1.6 million shares or shares under options to employees and consultants, (ii) securities issued in connection with acquisitions of third parties valued above $8 million; (iii) the issuance of approximately up to $1.6 million shares or shares under warrants or other securities issued to non-affiliates for services rendered to us, as more fully described and set forth in the notes. The holders of the notes may convert the unpaid principal amount the notes into our common stock at any time prior to maturity, at the applicable conversion price. We may at any time at our option, redeem the notes by paying 125% of the unpaid principal and accrued interest. The shares common stock convertible from the notes were registered pursuant to a registration statement on Form S-1 which was declared effective on November 13, 2007. As of May 22, 2008, notes with an aggregate principal amount of $1,250,000 were issued and outstanding, and holders of notes with an aggregate principal amount of $750,000 had converted their notes into common stock at a conversion price of $2.20 per share pursuant to the terms of the notes.

Warrants

On August 6, 2007, in connection with our $2,000,000 private placement in August 2007, we issued warrants to investors that are exercisable for up to approximately 909,091 shares of our common stock with an exercise price of $3.20 per share, for a five-year period until August 2, 2012. The exercise price of the warrants issued August 6, 2007 were adjusted pursuant to the 10-to-1 reverse stock split effective November 28, 2008. As of May 22, 2008, we have warrants outstanding for the purchase of a total of 895,454 shares of common stock. The warrants are subject to full-ratchet anti-dilution protection in the event that we issue shares (with certain exceptions) at an average per-share price below $3.20 per share. Similar to the notes, under the terms of the warrants, full-ratchet anti-dilution adjustments do not apply to (i) the issuance of approximately up to $1.6 million of shares or shares under options to employees and consultants, (ii) securities issued in connection with acquisitions of third parties valued above $8 million; (iii) the issuance of approximately up to $1.6 million of shares or shares under warrants or other securities issued to non-affiliates for services rendered to us, as more fully described and set forth in the warrants. If at any time after fifteen months after the closing date there is no effective registration statement covering the resale of the shared underlying the warrants, the warrant holders may exercise their warrants by means of a cashless exercise. The holders of the warrants are included under the section “Selling Security Holders” on page 33 of this prospectus, and the resale of the shares of common stock underlying these warrants are covered by this prospectus.

Registration Rights

We have agreed to use commercially reasonable efforts to file a registration statement to cover the resale by selling security holders of the warrant shares within 300 days after the closing of the August 6, 2007 financing, and to have such registration statement be declared effective within 120 days after such filing date. We will be obligated to pay the investors a monthly penalty of 2% (up to a maximum of 10%) of the offering amount if we fail to meet the deadlines we agreed upon for filing and effectiveness of the registration statements in connection with the August 2007 financing, or if we fail to maintain continuous effectiveness of one or more of these registration statements.

Registration of these shares of common stock upon exercise of these registration rights would result in the holders being able to trade these shares without restriction under the Securities Act once the applicable registration statement is declared effective. We will pay all registration expenses related to any registration. Non-registration penalties do not apply when the holder can sell all of the holder’s shares pursuant to Rule 144(k) under the Securities Act.

Anti-Takeover Provisions and Florida Law

Our amended and restated articles of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a shareholder might consider favorable. In particular, our amended and restated articles of incorporation and bylaws, as applicable, among other things:

•
provide that special meetings of shareholders can be called by our chief executive officer, the board of directors or by shareholders holding shares entitling them to less than 10% of all votes entitled to be cast on any issue in a special meeting. In addition, the business permitted to be conducted at any special meeting of shareholders is limited to the business set forth in the notice of special meeting;

•	provide for an advance notice procedure with regard to business to be brought before a meeting of shareholders, including selection of candidates for election to the board of directors;

•
eliminate cumulative voting in the election of directors. Under cumulative voting, a minority of shareholders holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of remaining directors in office, although less than a quorum;

•
allow us to issue an aggregate of up to 5,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, this issuance could have the effect of decreasing the market price of the common stock, as well as having the anti-takeover effects discussed above; and

•
may provide, by our articles of incorporation or amendment to our bylaws, that our board of directors may be divided into up to three classes, with one class to be elected each year to serve for a three-year term. The provision for a classified board would have the effect of making it more difficult for shareholders to change the composition of our board.

There are several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law. We have, however, elected to opt out of these provisions set forth in Sections 607.0901 and 607.0902 of the Florida Statutes.

Nonetheless, our amended and restated Articles of Incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Market Price of Common Equity

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “EVGY.” Prior to our 10-to-1 reverse stock split on November 28, 2007, our stock was quoted under the symbol “EGLY.” As of March 31, 2008, there were approximately 64 shareholders of record of our common stock and no preferred shareholders of record. The number of registered shareholders excludes any estimate by us of the number of beneficial owners of common shares held in street name. The following table sets forth the high and low bid information for the common stock for each quarter within the last two fiscal years, as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Bid Price
PERIOD	HIGH	LOW

FISCAL YEAR 2008:

First Quarter ended March 31, 2008*	$3.75	$2.25

FISCAL YEAR 2007:

First Quarter ended March 31, 2007	$0.54	$0.30
Second Quarter ended June 30, 2007	$0.39	$0.27
Third Quarter ended September 30, 2007	$0.31	$0.17
Fourth Quarter ended December 31, 2007*	$2.60	$1.50

FISCAL YEAR 2006:

First Quarter ended March 31, 2006	$3.00	$0.85
Second Quarter ended June 30, 2006	$1.85	$0.85
Third Quarter ended September 30, 2006	$1.24	$0.35
Fourth Quarter ended December 31, 2006	$0.80	$0.36

* The stock prices reflect our 10-to-1 reverse stock split effective on November 28, 2007.

On May 22, 2008, the closing sale price of our common stock on the OTC Bulletin Board was $4.35 per share.

Transfer Agent and Registrar

In May 2008 we appointed Computershare Trust Company, N.A. as our transfer agent of record. Our transfer agent’s address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and their telephone number is (214) 340-0757.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all of our net income for use in our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been relatively low trading volume for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, because the trading volume of our shares is relatively low, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price or our shares, and may limit our ability to raise equity capital in the future. Assuming conversion of the outstanding note at a conversion price of $2.20, we will issue an additional 909,091 shares. In addition, we note that in our August 2007 financing we also issued warrants for the purchase of up to 909,091 shares of common stock at an exercise price of $3.20 per share. If all of these notes and warrants were to be fully converted and exercised, we would have a total of approximately 49.4 million shares of common stock issued and outstanding, excluding any potential effect of anti-dilution provisions and excluding the conversion of preferred stock into common stock. When a registration statement is declared effective by the SEC (referred to as the “effective date”) covering the underlying shares of common stock, these shares, when issued, will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act (generally, officers, directors or 10% shareholders). See “ Description of Capital Stock - Registration Rights” for additional information.

Assuming full registration of the shares covered by this prospectus, management estimates that over 90% of our common stock outstanding will be “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming full conversion of our Series A Preferred Stock, full conversion of the notes, and exercise of the warrants for cash. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: one percent (1%) of the number of shares of common stock then outstanding and the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Beginning 90 days after the effective date of our registration statement for the shares in this prospectus, any employee, officer or director of or consultant to us who purchases shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 (if such plans are instituted and any plan shares are outstanding at that time). Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we may in the future, file registration statements under the Securities Act to register shares to be issued pursuant to employee benefit plans. As a result, any options exercised under any benefit plans after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of September 30, 2006, we had no outstanding options.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for our company by Richardson & Patel LLP, Los Angeles, California.

EXPERTS

Our consolidated financial statements for the twelve month period ending December 31, 2007 have been audited by our independent auditor, Moore Stephens Wurth Frazer and Torbet, LLP, certified public accountants registered with the Public Company Accounting Oversight Board as set forth in their report. Our consolidated financial statements for each of the twelve month periods ending December 31, 2006 (restated) and 2005 have been audited by Jimmy C.H. Cheung & Co., certified public accountants registered with the Public Company Accounting Oversight Board as set forth in their report.

We have included our consolidated financial statements in this prospectus in reliance on the report of the above-named independent auditors, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Ever-Glory International Group, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports we filed can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings are also available on the SEC’s internet site (http://www.sec.gov).

* The report dated February 12, 2007 and July 4, 2007 of Jimmy C. H. Cheung & Co. included on page F-1 is a copy and has not been reissued by such firm.

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Ever-Glory International Group, Inc.

We have audited the accompanying consolidated balance sheets of Ever-Glory International Group, Inc. and subsidiaries as of December 31, 2006 (restated) and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 (restated) and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ever-Glory International Group, Inc. and subsidiaries as of December 31, 2006 (restated) and 2005 and the results of its operations and its cash flows for the years ended December 31, 2006 (restated) and 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the accompanying consolidated financial statements for the year ended December 31, 2006 have been restated.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date:  February 12, 2007 except for Note 2, to which the date is July 4, 2007.

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Ever-Glory International Group, Inc.

We have audited the accompanying consolidated balance sheet of Ever-Glory International Group, Inc. and subsidiaries as of December 31, 2007, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended. Ever-Glory International Group, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Ever-Glory International Group, Inc. and subsidiaries as of December 31, 2006 in the accompanying consolidated financial statements were audited by other auditors whose report dated February 12, 2007 except for Note 2, to which the date is July 4, 2007, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ever-Glory International Group, Inc. and subsidiaries as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 10, 2008

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

	2007	2006
		(restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$641,739	$897,093
Accounts receivable	13,035,299	7,881,131
Accounts receivable - related parties under common control	158,235	2,463,857
Inventories	1,897,023	1,216,251
Other receivables and prepaid expenses	150,855	153,216
Advances on inventory purchase - related parties under common control	2,568,040	-
Deferred financing costs	191,995	-
Total Current Assets	18,643,186	12,611,548

LAND USE RIGHT, NET	2,729,183	2,521,109
PROPERTY AND EQUIPMENT, NET	12,140,903	13,301,164
TOTAL ASSETS	$33,513,272	$28,433,821

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,796,655	$1,264,200
Accounts payable - related parties under common control	245,589	2,005,323
Other payables- related party under common control	650,000	2,621,130
Other payables and accrued liabilities	1,069,682	3,742,088
Value added tax payable	378,898	239,738
Income tax payable and other taxes payable	146,226	61,930
Bank loans	4,798,500	4,482,180
Convertible notes payable, (net of unamortized discount of $1,974,497)	25,503	-
Total Current Liabilities	9,111,053	14,416,589

COMMITMENTS AND CONTINGENCIES	-	-

LONG-TERM LIABILITIES
Loan from related party under common control	4,474,985	4,238,526

TOTAL LIABILITIES	13,586,038	18,655,115

STOCKHOLDERS' EQUITY
Preferred stock ($.001 par value, authorized 5,000,000 shares, no shares issued and outstanding)	-	-
Series A Convertible Preferred Stock ($.001 par value, authorized 10,000 shares, 0 and 789 shares issued and outstanding as of December 31, 2007 and 2006, respectively)	-	1
Common stock ($.001 par value, authorized 50,000,000 shares, 11,379,309 and 1,997,203 shares issued and outstanding as of December 31, 2007 and 2006, respectively)	11,379	1,997
Common stock to be issued for acquisition (0 and 2,083,333 shares as of December 31, 2007 and 2006, respectively)	-	2,083
Additional paid-in capital	2,154,368	161,666
Retained earnings	12,247,748	6,260,518
Statutory reserve	3,437,379	2,659,360
Accumulated other comprehensive income	2,076,360	693,081
Total Stockholders' Equity	19,927,234	9,778,706

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,513,272	$28,433,821

The accompanying notes are an integral part of these statements.
See report of independent registered public accounting firm.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
		(restated)
NET SALES
To related parties under common control	$1,155,998	$479,004
To third parties	69,179,385	50,586,245
Total net sales	70,335,383	51,065,249

COST OF SALES
From related parties under common control	995,398	420,756
From third parties	58,030,867	42,028,172
Total cost of sales	59,026,265	42,448,928

GROSS PROFIT	11,309,118	8,616,321

OPERATING EXPENSES
Selling expenses	593,570	726,574
General and administrative expenses	3,381,108	2,280,155
Total Operating Expenses	3,974,678	3,006,729

INCOME FROM OPERATIONS	7,334,440	5,609,592

OTHER INCOME (EXPENSES)
Interest income	174,036	7,309
Interest expenses	(424,448)	(285,876)
Other income	25,708	16,694
Other expenses	(91,805)	(439)
Total Other Income (Expenses)	(316,509)	(262,312)

INCOME BEFORE INCOME TAX EXPENSE	7,017,931	5,347,280

INCOME TAX EXPENSE	(252,682)	(312,010)

NET INCOME	6,765,249	5,035,270

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	1,383,279	657,375

COMPREHENSIVE INCOME	$8,148,528	$5,692,645

Net income per share - basic	$0.99	$0.93

Net income per share - diluted	$0.94	$0.44

Weighted average number of shares outstanding during the year - basic	6,865,482	5,388,201

Weighted average number of shares outstanding during the year - diluted	7,244,062	11,379,700

The accompanying notes are an integral part of these statements.
See report of independent registered public accounting firm.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
	Series A Convertible Preferred Stock		Common Stock		Common stock to be issued for acquistion		Additional paid-in	Retained	Statutory	Accumulated other comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	capital	earnings	reserve	income	Total

Balance at December 31, 2005	789	$1	1,997,203	$1,997	-	$-	$1,263,749	$2,221,341	$2,012,041	$35,706	$5,534,835

Capital contribution from shareholder	-	-	-	-	-	-	900,000	-	-	-	900,000
Distribution to stockolder for merger of New-Tailun	-	-	-	-	-	-	(2,000,000)	-	-	-	(2,000,000)
Stock to be issued for merger of New-Tailun	-	-	-	-	2,083,333	2,083	(2,083)	-	-	-	-
Adjustment for prior year accrued salary	-	-	-	-	-	-	-	(348,774)	-	-	(348,774)
Net income for the year	-	-	-	-	-	-	-	5,035,270	-	-	5,035,270
Statutory reserve	-	-	-	-	-	-	-	(647,319)	647,319	-	-
Foreign currency translation gain	-	-	-	-	-	-	-	-	-	657,375	657,375
Balance at December 31, 2006 (Restated)	789	$1	1,997,203	$1,997	2,083,333	$2,083	$161,666	$6,260,518	$2,659,360	$693,081	$9,778,706

Stock issued for merger of New-Tailun	-	-	2,083,333	2,083	(2,083,333)	(2,083)	-	-	-	-	-
Stock issued for merger of Catch-Luck	-	-	1,307,693	1,308	-	-	(1,308)	-	-	-	-
Conversion of preferred stock	(789)	(1)	5,991,080	5,991	-	-	(5,990)	-	-	-	-
Warrants issued to convertible note holders	-	-	-	-	-	-	1,056,203	-	-	-	1,056,203
Beneficial conversion feature on notes	-	-	-	-	-	-	943,797	-	-	-	943,797
Net income for the year	-	-	-	-	-	-	-	6,765,249	-	-	6,765,249
Statutory reserve	-	-	-	-	-	-	-	(778,019)	778,019	-	-
Foreign currency translation gain	-	-	-	-	-	-	-	-	-	1,383,279	1,383,279
Balance at December 31, 2007	-	-	11,379,309	$11,379	-	$-	$2,154,368	$12,247,748	$3,437,379	$2,076,360	$19,927,234

The accompanying notes are an integral part of these statements.
See report of independent registered public accounting firm.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
		(restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,765,249	$5,035,270
Adjusted to reconcile net income to cash provided by operating activities:
Depreciation and amortization	876,094	493,229
Amortization of discount on convertible notes	25,503	-
Amortization of deferred financing costs	50,525	-
Loss on disposal of fixed assets	901	14,396
Changes in operating assets and liabilities
Accounts receivable	(3,798,964)	(8,034,568)
Accounts receivable - related parties under common control	1,601,978	1,789,187
Inventories	(571,377)	(197,690)
Other receivables and prepaid expenses	11,383	(61,843)
Advance on inventory purchase to related party under common control	(1,668,357)	-
Accounts payable	425,682	1,111,099
Accounts payable - related parties under common control	(1,844,649)	583,214
Other payables and accrued liabilities	143,002	2,005,057
Payables to related parties under common control	(334,672)	715,243
Value added tax payables	117,401	176,233
Income tax and other tax payables	76,759	121,032
Net cash provided by operating activities	1,876,458	3,749,859

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of New-Tailun	(2,000,000)	-
Purchase of property and equipment	(3,127,321)	(9,300,029)
Proceeds from sale of equipment	431,859	-
Net cash used in investing activities	(4,695,462)	(9,300,029)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution by stockholder	-	900,000
Proceeds from bank loan	8,558,550	4,389,210
Repayment of bank loan	(8,558,550)	(627,030)
Net proceeds from convertible notes	1,757,480	-
Net cash provided by financing activities	1,757,480	4,662,180

EFFECT OF EXCHANGE RATE ON CASH	806,170	311,413

NET DECREASE IN CASH AND CASH EQUIVALENTS	(255,354)	(576,577)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	897,093	1,473,670

CASH AND CASH EQUIVALENTS AT END OF YEAR	641,739	897,093

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
Interest expense	$162,156	$50,017
Income taxes	$199,071	$357,280

The accompanying notes are an integral part of these statements.
See report of independent registered public accounting firm.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Ever-Glory International Group, Inc. (“EVGY”) was incorporated in Florida on October 19, 1994. All of its businesses are operated through its three subsidiaries in the People’s Republic of China.

Perfect Dream Limited (“Perfect Dream”), a wholly owned subsidiary of EVGY, was incorporated in the British Virgin Islands on July 1, 2004.

Nanjing Goldenway Garments Co. Ltd. (“Goldenway”), a wholly owned subsidiary of Perfect Dream, was incorporated in the People’s Republic of China (“PRC”) on December 31, 1993. Goldenway is principally engaged in the manufacturing and sale of garments.

Nanjing New-Tailun Garments Co. Ltd. (“New-Tailun”), a wholly owned subsidiary of Perfect Dream, was incorporated in the PRC on March 27, 2006. New-Tailun is principally engaged in the manufacturing and sale of garments.

Nanjing Catch-Luck Garments Co, Ltd. (“Catch-Luck”), a wholly owned subsidiary of Perfect Dream, was incorporated in the PRC on December 21, 1995. Catch-Luck was incorporated as a joint venture. On January 18, 2006, Catch-Luck became a wholly owned foreign enterprise after its acquisition by Perfect Dream. Catch-Luck is principally engaged in the manufacturing and sale of garments to customers located in Europe and Japan.

EVGY, Perfect Dream, Goldenway, New-Tailun and Catch-Luck are hereinafter referred to as (the ”Company”).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying consolidated financial statements of Ever-Glory International Group, Inc. reflect the activities of EVGY, and its 100% owned subsidiaries Perfect Dream, Goldenway, New-Tailun and Catch-Luck. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant inter-company balances and transactions have been eliminated in consolidation.

Business combinations between entities under common control

The Company entered into a purchase agreement, dated November 9, 2006, with Ever-Glory Enterprises (HK) Limited (“Ever-Glory Hong Kong”) to acquire 100% interest of New-Tailun (the “New-Tailun transaction”). Pursuant to the terms of the purchase agreement, the Company paid to Ever-Glory Hong Kong an amount of $2,000,000 in cash and issued 20,833,333 shares of the Company’s restricted common stock having a value of $10,000,000, such value of shares were based on the preceding 30-day average of high bid and the low ask price for the common stock on the date of the transfer within 90 days of the closing of New-Tailun transaction. The New-Tailun transaction closed on December 30, 2006. Assets acquired and debts assumed as of the acquisition date are listed below:

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Item	Book Value
Current assets	$3,376,168
Property, plant, and equipment	341,461
Intangible assets
Total assets	3,717,629
Total liabilities	1,796,785

Net assets	$1,920,844

The Company entered into a purchase agreement, dated June 26, 2006, with Ever-Glory Enterprises (HK) Limited (“Ever-Glory Hong Kong”) to acquire 100% interest of Catch-Luck (the “Catch-Luck transaction”). Pursuant to the terms of the purchase agreement, the Company agreed to pay to Ever-Glory Hong Kong an amount of $600,000 in cash and issue 1,307,693 shares of the Company’s restricted common stock having a value of $3,400,000 such value of shares were based on the preceding 30-day average of high bid and the low ask price for the common stock on the date of the transfer within 90 days of the closing of the Catch-Luck transaction. On August 31, 2006, the Company entered into an amendment to the Agreement (“the Amendment”) whereupon the terms of payment on the purchase consideration was amended as follows:

1. The Company will pay to Ever-Glory Hong Kong an amount of $600,000 in cash and issued 1,307,693 shares of the Company’s restricted common stock having a value of $3,400,000 on the date of the transfer within 90 days of the closing of the transaction;

2. At the end of the first full fiscal year ending December 31, 2008 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, Perfect Dream will issue 1,153,846 shares of the Company’s restricted common stock having a value of $3,000,000; and

3. At the end of the next full fiscal year ending December 31, 2009 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, Perfect Dream will issue 1,153,846 shares of the Company’s restricted common stock having a value of $3,000,000.

The number of shares of common stock to be delivered to Ever-Glory Hong Kong in satisfaction of the Stock Purchase Price shall be calculated based on the preceding 30-average high and low price for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the date of closing.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

On August 1, 2007, the Company filed a definitive 14C information statement to report stockholder approval of the acquisition of Catch-Luck. The Information Statement was mailed to the shareholders on August 7, 2007. The Catch-Luck transaction closed on August 27, 2007. Assets acquired and debts assumed as of the acquisition date are listed below:

Item	Book Value
Current assets	$7,028,842
Property, plant, and equipment	799,579
Intangible assets
Total assets	7,828,421
Total liabilities	4,769,080

Net assets	$3,059,341

These transactions were accounted for as a merger of entities under common control, accordingly, the operation results of New-Tailun for the period from March 27, 2006 (inception) to December 31, 2006 and operations results of Catch-Luck for the year ended December 31, 2006 were included in the consolidated financial statements as if the transactions had occurred at the beginning of the first period presented, each account was stated at its historical cost. In this regard, the prior year’s financial statements and financial information have been restated to combine the previously separate entities to furnish comparative information. The results of the restatement were to increase the total assets $3,520,261, the total liabilities $1,088,836, and the shareholder’s equity $2,431,426 as of December 31, 2006 and the net income for the year ended December 31, 2006 by $2,564,015.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates its potential losses on uncollectible receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with original maturities of less than three months.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them.

As of December 31, 2007 and 2006, the Company considers all its accounts receivable to be collectable and no provision for doubtful accounts has been made in the financial statements.

Inventories

Inventories are stated at lower of cost or market value, cost being determined on a specific identification method. The Company manufactures products upon receipt of orders from its customers. All the products must pass the customers’ quality assurance procedures before its delivery. Therefore, the products are rarely returned by the customers after delivery.

Long-lived assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 142 and 144”). In accordance with SFAS No. 142 and 144, long-lived assets, goodwill and certain identifiable intangible assets held and used by the Company are reviewed for impairment at least annually or more often whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. As of December 31, 2007, the Company expects these assets to be fully recoverable.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less an estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Property and plant	15-20 Years
Leasehold improvements	10 Years
Machinery and equipment	10 Years
Office equipment and furniture	5 Years
Motor vehicles	5 Years

Intangible assets

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. However, the government may grant “land use rights” to firms or individuals to occupy, develop and use land. The Company records the land use rights obtained as intangible assets.

Intangible assets of the Company are reviewed annually to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2007, the Company expects these assets to be fully recoverable.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other   receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The carrying value of cash and cash equivalents, accounts receivable (trade and others), accounts payable (trade and related party) and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with what it believes to be high credit quality financial institutions. The Company has a diversified customer base, most of which are in Europe, Japan, the United States and the PRC. The Company controls credit risk related to accounts receivable through credit approvals, credit limit and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The Company analyzes all financial instruments with features of both liabilities and equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” During 2007, the Company issued 6% secured convertible debentures in a face amount of $2,000,000 which are due and payable in full in 2 years from their issuance. As fixed prices are set for the conversion prices of such convertible debentures and the attached warrants, the Company is in a position to be sure it had adequate authorized shares for the future conversion of convertible debentures and warrants. Therefore, no embedded derivatives and warrants are required to be recorded at fair value and marked-to-market at each reporting period.

Beneficial conversion feature of convertible notes

The Company accounted for the secured convertible notes (the “Notes”) issued pursuant to the subscription agreement discussed in Note 9 under EITF 00-27, ‘‘Application of Issue 98-5 to Certain Convertible Instruments’’.   Based on EITF 00-27, the Company has determined that the convertible notes contained a beneficial conversion feature because at August 2, 2007, the effective conversion price of the convertible notes was $1.10 when the market value per share was $2.70.

Discount on notes payable

A discount with respect to the Notes issued during the period ended December 31, 2007 was recorded by the Company. The amount of the discount was calculated to be the intrinsic value of the beneficial conversion feature and the fair value of the warrants included among the securities issued pursuant to the terms of the subscription agreement discussed in Note 9.

Revenue and cost recognition

The Company recognizes revenue, net of value added taxes, upon delivery for local sales and upon shipment of the products for export sales, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectibility is deemed probable.

Local transportation and unloading charges and product inspection charges are included in selling expenses and totaled $195,995 in 2007 and $154,023 in 2006.

Cost of goods sold includes the appropriate materials purchasing, receiving and inspection costs, inbound freight where applicable, direct labor cost and manufacturing overheads including depreciation of production equipment consistent with the revenue earned.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Income taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

China income tax

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%;

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner.

The Company and its subsidiaries were established before March 16, 2007 and therefore are qualified to continue enjoying the reduced tax rate as described before.

Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the subsequent three years.

Goldenway is entitled to a reduction of 50% of any income tax rate for achieving export sales in excess of 70% of its total sales since 2007.

New-Tailun and Catch-Luck were approved as wholly foreign-owned enterprises in 2006. This entity status allows New-Tailun and Catch-Luck a two-year income tax exemption beginning from the first year of profitability, and a 50% income tax reduction for the three years thereafter. New-Tailun and Catch-Luck are entitled to the income tax exemptions for 2006 and 2007 and 50% income tax reduction for the calendar years ended December 31, 2008, 2009 and 2010.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Other comprehensive income

The reporting currency of the Company is the US dollar. The functional currency of EVGY and Perfect Dream is the US dollar. The functional currency of Goldenway, New-Tailun and Catch-Luck is the Chinese Renminbi (RMB)..

For the subsidiaries whose functional currencies are the RMB, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; stockholder's equity are translated at the historical rates and items in the statement of operations items are translated at the average rate for the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of stockholders’ equity. The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Items in the cash flow statement are translated at the average exchange rate for the period.

Translation adjustments resulting from this process included in accumulated other comprehensive income in the consolidated statement of stockholders’ equity amounted to $2,076,360 and $693,081 as of December 31, 2007 and 2006, respectively. Assets and liabilities at December 31, 2007 and 2006 were translated at 7.29 RMB and 7.80 RMB to $1.00, respectively. The average translation rates applied to income statement accounts and statement of cash flows for the years ended December 31, 2007 and 2006 were 7.59 RMB and 7.96 RMB to $1.00, respectively. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Further, according to SFAS No. 128, if the number of common shares outstanding increase as a result of a stock dividend or stock split or decrease as a result of a reverse stock split, the computations of a basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Segments

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”). SFAS establishes standards for operating information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decision how to allocate resources and assess performance. The information disclosed herein, represents all material financial information related to the Company’s principal operating segment. The Company operates in a single segment.

Recent accounting pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 did not impact the Company’s results of operations or financial condition.

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principle market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2008. The Company does not expect the adoption of SFAS 157 to have an impact on the Company’s results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective for us on January 1, 2008. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests   in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly   identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for   fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will   have on its consolidated financial statements.

In December 2007, the FASB issued SFAS 141R, “Business Combinations,” which applies to all transactions or other events in which an entity obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement replaces FASB Statement No. 141 and applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. The Company believes that adoption of the FAS 141R will have an effect on future acquisitions.

Reclassifications and restatements

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on net income or cash flows.

During the audit of the financial statements as of December 31, 2007 and for the year then ended. The Company noted errors on the valuation and accounting for the   convertible notes issued on August 2, 2007. Accordingly, the carrying value of the   convertible notes and related expenses were adjusted to correct amounts as of and for the year ended December 31, 2007. See Note 9 - Convertible Notes Payable.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2007 and 2006 consisted of the following:

	2007	2006
Accounts receivable	$13,035,299	$7,881,131
Less: allowance for doubtful accounts	-	-
Accounts receivable, net of allowance	$13,035,299	$7,881,131

As of December 31, 2007 and 2006, the Company considered all accounts receivable collectable and did not record a provision for doubtful accounts.

NOTE 4 - INVENTORIES

Inventories at December 31, 2007 and 2006 consisted of the following:

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

	2007	2006
Raw materials	$304,178	$318,221
Work-in-progress	338,599	518,912
Finished goods	1,254,246	379,118
Total inventories	$1,897,023	$1,216,251

For the years ended December 31, 2007 and 2006, no provision for obsolete inventories was recorded by the Company.

NOTE 5 - LAND USE RIGHTS

On September 24, 2006, the Company obtained a fifty-year land use right on 112,442 square meters of land in the Nanjing Jiangning Economic and Technological Development Zone.

Land use rights at December 31, 2007 and 2006 consisted of the following:

	2007	2006
Land use rights	$2,867,991	$2,550,869
Less: accumulated amortization	(138,808)	(29,760)
Land use rights, net	$2,729,183	$2,521,109

Amortization expense for the years ended December 31, 2007 and 2006 was $59,038 and $29,760, respectively.

NOTE 6 - PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31:

	2007	2006
Property and plant	$11,354,623	$4,039,818
Equipment and machinery	3,128,928	3,192,552
Office equipment and furniture	208,327	362,628
Motor vehicles	165,393	180,388
Construction in progress	3,519	7,392,010
	14,860,790	15,167,396
Less: accumulated depreciation	2,719,887	1,866,232
Property and equipment, net	$12,140,903	$13,301,164

Depreciation expenses for the years ended December 31, 2007 and 2006 were $817,056 and $463,469, respectively. During 2007 and 2006 the Company recognized losses on disposal of equipment of $901 and $14,396, respectively. For the year ended December 31, 2007 and 2006, $124,808 and $0 of interest was capitalized into construction in progress and later transferred to property and plant when completed.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 7 - OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2007 and 2006 consist of the following:

	2007	2006
Building construction costs payable	$390,207	$2,927,498
Accrued professional fees	252,495	200,057
Accrued wages and welfare	337,995	545,987
Other payables	88,985	68,546
Total other payables and accrued liabilities	$1,069,682	$3,742,088

NOTE 8 - BANK LOANS

Bank loans represent amounts due to various banks and are due on demand or normally within one year. These loans generally can be renewed with the banks. Short term bank loans consisted of the following:

	2007	2006
Loan from a bank, interest rate at 0.5442% per month
due February 9, 2008; paid in full, January 2008.	$1,371,000	$-
Loan from a bank, interest rate at 0.58482% per month
due May 11, 2008	685,500	-
Loan from a bank, interest rate at 0.58482% per month
due June 2, 2008	1,371,000	-
Loan from a bank, interest rate at 0.58482% per month
due June 12, 2008	1,371,000	-
Loan from a bank, interest rate at 0.4875% per month
due April 18, 2007	-	1,920,936
Loan from a bank, interest rate at 0.4875% per month
due May 20, 2007	-	640,311
Loan from a bank, interest rate at 0.4875% per month
due June 14, 2007	-	640,311
Loan from a bank, interest rate at 0.4875% per month
due June 20, 2007	-	640,311
Loan from a bank, interest rate at 0.4875% per month
due June 26, 2007	-	640,311
Total bank loans	$4,798,500	$4,482,180

These bank loans are all collateralized by land use rights and buildings of the company.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Total interest expense on the bank loans for the years ended December 31, 2007 and 2006 amounted to $237,323 and $50,017, respectively.

NOTE 9 - CONVERTIBLE NOTES PAYABLE

On August 2, 2007, the Company consummated a private placement of $2,000,000 principal amount of 6% secured convertible notes with five-year common stock warrants to six accredited investors. Financing cost of $242,520 was paid out of the gross proceeds. Pursuant to SFAS 91, financing cost is amortized over the life of the notes to interest expense using the effective interest method. During 2007, the Company amortized $50,525 of financing costs in interest expenses. The secured convertible notes are due August 2, 2009 and were originally convertible into 9,090,909 shares of common stock of the Company at a conversion price of $0.22 per share. In November 2007, a 10:1 reverse stock split was made effective on its common stock. Accordingly, the number of shares of common stock convertible from the notes was adjusted to 909,091 at a conversion price of $2.20 per share.

The notes are subject to full-ratchet anti-dilution protection, i.e. if the Company issues shares at an average per-share price below $2.20 per share, the conversion price of the notes shall be adjusted downward to match the lower per-share price. Under the terms of the notes, the full-ratchet anti-dilution adjustments do not apply to (i) shares issued upon conversion of options under future stock option plans (ii) shares issued to third parties for acquisitions valued above $8 million; (iii) shares issued to non-affiliates for services rendered to the Company. The holders of the notes may convert the unpaid principal amount of the notes into common stock of the Company at any time prior to maturity, at the applicable conversion price. The Company may at any time at its option, redeem the notes by paying 125% of the unpaid principal and accrued interest.

The Company issued warrants to the investors in the note financing, for the purchase of up to a total of 909,091 shares of common stock at an exercise price of $3.20.  The warrants are exercisable for a period that extends five years beginning from the date that a registration statement covering the underlying warrant shares is declared effective. The warrants are also subject to full-ratchet anti-dilution protection in the event that the Company issues shares (with certain exceptions) at an average per-share price below $3.20 per share, similar to the notes. If at any time after fifteen months after the closing date there is no effective registration statement covering the resale of the shares underlying the warrants, the warrant holders may exercise their warrants by means of a cashless exercise.

The notes are secured by all of the assets of the Company, excluding its subsidiaries. Pursuant to a security agreement, the Company’s performance of the notes and other obligations in connection with the financing is also secured by a pledge of 390 shares Preferred Stock (has been converted into 2,961,720 shares of common stock on November 30, 2007) personally held by the current CEO of the Company pursuant to a stock pledge agreement. Upon any event of default (as defined in the notes, the security agreement and the stock pledge agreement), the investors will be entitled to exercise their respective rights under the security agreement and stock pledge agreement. In addition, the subsidiaries of the Company, Perfect Dream and Goldenway, each guaranteed the performance of the Company’s obligations under the notes and the subscription agreement under a guaranty agreement.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

As of December 31, 2007, the note holders have not converted the principal amount of their notes into shares of common stock of the Company.

The Company recorded a discount on the note related to the intrinsic value of the beneficial conversion feature totaling $943,797 and $1,056,203 for the fair value of the warrants issued. The fair value of warrants was calculated using the Binomial model with the following assumptions: (i) risk-free interest rate of 4.62%; (ii) expected life (in years) of 6; (iii) expected volatility of 112%;(iv) expected dividend yield of 0.00%; and (v) stock market price of $2.70. The discount on notes payable is amortized using effective interest method over 2 years. For the year ended December 31, 2007, the Company recorded $25,503 as interest expense in the statement of operations.

The notes bear a 6% annual interest rate payable in arrears on the last business day of each calendar quarter thereafter and on the maturity date. For the year ended December 31, 2007, $49,972 was recorded as interest expense.

NOTE 10 - INCOME TAX

EVGY was incorporated in the United States and has incurred net operating losses for income tax purposes for 2007 and 2006.

Perfect Dream was incorporated in the British Virgin Islands and under the current laws of the British Virgin Islands, is not subject to tax on income or on capital.

Goldenway was incorporated in the PRC and is subject to PRC income tax laws and regulations. The applicable tax rate has been 24%. In 2007, Goldenway is entitled to a refund of 50% of any income taxes paid for achieving export sales in excess of 70% of the total sales in a calendar year. In 2007, Goldenway was subject to an applicable tax rate of 12%.

New-Tailun and Catch-Luck were incorporated in the PRC and are subject to PRC income tax laws and regulations. According to the relevant laws and regulations in the PRC, enterprises with foreign investment in the PRC are entitled to full exemption from income tax for two years beginning from the first year the enterprises become profitable and has accumulated profits and a 50% income tax reduction for the subsequent three years. New-Tailun and Catch-Luck were approved as wholly foreign-owned enterprises in 2006 and are entitled to the income tax exemptions in 2006 and 2007. In 2007, no income tax was recorded by New-Tailun and Catch-Luck as these entities are entitled to full exemption from income tax.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Provision for income tax for the years ended December 31, 2007 and 2006 amounted to $252,682 and $312,010, respectively.

The following table reconciles the statutory rates to the Company’s effective tax rate for the years ended December 31, 2007 and 2006:

	2007	2006
U.S. Statutory rate	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(29.4)	(27.2)
Effective income tax rate	3.6%	5.8%

Ever-Glory International Group Inc. was incorporated in the United States and has incurred net operating losses for income tax purposes the years ended December 31, 2007 and 2006. The net operating loss carry forwards for United States income taxes amounted to $461,854 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2027. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’ limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. The valuation allowance at December 31, 2007 was $461,854. Management will review this valuation allowance periodically and make adjustments as warranted.

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $61,650,708 and $55,417,959 for the years ended December 31, 2007 and $42,640,629 and $39,343,972 for the year ended December 31, 2006, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent because the VAT taxes are not impacted by the income tax holiday.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 11 - EARNINGS PER SHARE

As discussed in Note 2, all share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 10-for-1 reverse stock split, which occurred on November 20, 2007.

The following demonstrates the calculation for earnings per share for 2006 and 2007:

	Year Ended December 31,
	2007	2006
Net income	$6,765,249	$5,035,270
Add: interest expense related to convertible notes	75,474	-
Adjusted net income for calculating EPS-diluted	$6,840,723	$5,035,270

Weighted average number of common stock - Basic	6,865,482	5,388,201

Effect of dilutive securities:
Convertible notes	378,580	-
Series A Convertible preferred stock	-	5,991,499
Weighted average number of common stock - Diluted	7,244,062	11,379,700

Earnings per share - basic	$0.99	$0.93
Earnings per share -diluted	$0.94	$0.44

As of December 31, 2007, the Company excluded all 909,091 warrants outstanding from diluted earnings per share because the exercise price of $3.20 exceeded the average trading price of $2.86 for the year ended December 31, 2007, making these warrant anti-dilutive. There were no options or warrants outstanding in 2006.

NOTE 12 - STOCKHOLDERS’ EQUITY

Authorized shares of common stock

On August 10, 2006, holders of a majority of the capital stock of the Company approved an amendment to the Company’s Articles of Incorporation, to increase the number of authorized shares of common stock from 100,000,000 to 500,000,000. On October 3, 2007, the Company filed a Certificate of Amendment to the Articles of Incorporation to effect the amendment. Further in November, a 10-to-1 reverse stock split became effective. The 10-to-1 reverse stock split reduced both the number of outstanding shares and the number of authorized shares of common stock to 1/10th of the amount immediately prior to the reverse stock split. As of December 31, 2007, the authorized number of common shares was 50,000,000 with a par value of $0.001 per share.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Series A convertible preferred stock

On October 3, 2007, effective upon the filing of an amendment to its Articles of Incorporation, 789 shares of the Company’s Series A Preferred Stock were automatically converted into 59,914,988 shares, or 5,991,080 shares after the 10-for-1 reverse stock split, of common stock of the Company. There was no outstanding series A convertible preferred stock at December 31, 2007.

Stock issued for acquisitions under common control

In September 2007, the Company issued 2,083,333 shares of restricted common stock at a market price of $4.80 per share totaling $10,000,000 as part of the consideration to a related company in the acquisition of New-Tailun.

In September 2007, the Company issued 1,307,693 shares of restricted common stock at a market price of $2.6 per share totaling $3,400,000 as part of the consideration to a related company in the acquisition of Catch-Luck.

Reverse stock split

On November 20, 2007, the Company amended its Articles of Incorporation as filed with the Department of State of the State of Florida to effect a 10-to-1 reverse stock split which decreased the number of authorized shares of common stock from 500,000,000 to 50,000,000 and reduced the number of outstanding shares from approximately 113 million to 11.3 million shares. As of December 31, 2007, the post-reverse-split outstanding shares of common stock totaled 11,379,309.

As a result of the reverse stock split of the Company’s common stock, the conversion price of the convertible notes was adjusted from $0.22 to $2.20 per share. The exercise price of the warrants issued in connection with the convertible notes was also adjusted from $0.32 to $3.20 per share.

Statutory reserve

The Company’s PRC subsidiaries are required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 10% of the after tax net income determined in accordance with PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10% of net income after tax per annum, such contributions not to exceed 50% of the respective companies’ registered capital.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

During 2007 and 2006, the Company appropriated $778,019 and $647,319, respectively, to the statutory surplus reserve fund.

NOTE 13 - RELATED PARTY TRANSACTIONS

Mr. Kang Yihua is the Company’s chairman and chief executive officer. The Company purchased materials, sub-contracted certain manufacturing work, and sold products to companies under the control of Mr. Kang Yihua. All related party outstanding balances are short tem in nature and are expected to be settled in cash.

Sales and cost of sales to related parties under common control

For year ended December 31, 2007, the Company recognized sales of $1,155,998 to Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd, a company controlled by Mr. Kang Yihua. The related cost of sales was $995,398 for the year ended December 31, 2007.

For the year ended December 31, 2006, the Company recognized sales of $479,003 in total to five entities controlled by the Company’s CEO. The related cost of sales was $420,756 for the year ended December 31, 2006. The five related parties were:

(1)	Ever-Glory Enterprises (Chuzhou) Co., Ltd.

(2)	Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.

(3)	Jiangsu Ever-Glory International Group Corp.

(4)	Nanjing Jiangning Shangfang Garments Manufacturing Co., Ltd.

(5)	Jiangsu Blue Glory Knitting Co., Ltd.

Purchases from and sub-contracts with related parties under common control

During 2007 and 2006, the Company purchased raw materials totaling $446,561 and $447,280, respectively, from entities controlled by the Company’s CEO. Purchases from these entities for the years ended December 31, 2007 and 2006 were as follows:

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Purchases from:	2007	2006
Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.	$446,561	$426,198
Jiangsu Blue Glory Knitting Co., Ltd.	-	21,082
Total purchases from related parties	$446,561	$447,280

In addition, the Company sub-contracted certain manufacturing work valued at $4,048,689 and $4,634,140 for years ended December 31, 2007 and 2006, respectively, to related companies controlled by the Company’s CEO. The Company provided raw materials to the sub-contractors who charged the Company a fixed labor charge for the sub-contracting work. Sub-contract these entities for the years ended December 31, 2007 and 2006 were as follows:

Sub-contracts with:	2007	2006
Ever-Glory Enterprises (Chuzhou) Co., Ltd.	$2,802,874	$2,876,913
Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.	268,743	81,895
Kunshan Enjin Fashion Co., Ltd.	503,498	382,434
Nanjing Ever-Kyowa Garment Washing Co., Ltd.	228,903	828,397
Nanjing Jiangning Shangfang Garments Manufacturing Co., Ltd.	244,671	464,501
Total sub-contracts with related parties	$4,048,689	$4,634,140

Accounts receivable - related parties under common control

As of December 31, 2007 and 2006 accounts receivable from entities controlled by the Company’s CEO amounted to $158,235 and $2,463,857 for products sold and sub-contracting services provided. Account receivables - related parties were as follows at December 31:

Receivable from:	2007	2006
Ever-Glory Enterprises (Chuzhou) Co., Ltd.	$12,052	$-
Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.	146,183	-
Jiangsu Ever-Glory International Group Corp.	-	2,463,857
Total accounts receivable - related parties	$158,235	$2,463,857

Advance on inventory purchase - related party under common control

As of December 31, 2007, the Company advanced funds to purchase raw material inventory from Jiangsu Ever-Glory International Group Corp., a company controlled by the Company’s CEO, Mr. Kang Yihua, in amount of $2,568,040. Interest is charged at 0.5% per month according to the balance at the end of each month. Interest income earned for the year ended of December 31, 2007 was $165,201.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Accounts payables - related parties under common control

The Company purchases raw material from and subcontract some of its productions to related parties. As of December 31, 2007 and 2006 the Company owed $245,589 and $2,005,323 to related parties, all controlled by the Company’s CEO. Accounts payables - related parties at December 31, 2007 and 2006 were as follows:

Payable to:	2007	2006
Ever-Glory Enterprises (Chuzhou) Co., Ltd.	$-	$266,855
Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.	-	7,356
Kunshan Enjin Fashion Co., Ltd.	245,589	191,455
Wanshan Furniture	-	5,794
Nanjing Ever-Kyowa Garment Washing Co., Ltd.	-	129,557
Nanjing Jiangning Shangfang Garments Manufacturing Co., Ltd.	-	19,209
Jiangsu Ever-Glory International Group Corp.		1,385,097
Total accounts payables - related parties	$245,589	$2,005,323

Other payables - related parties under common control

Other payables - related parties at December 31, 2007 and 2006 were as follows:

Payable to	2007	2006
Ever-Glory Hong Kong Limited, controlled by the Company’s CEO	$650,000	$2,613,542
Mr. Kang Yihua, the Company’s CEO	-	7,588
Total other payables - related parties	$650,000	$2,621,130

For the amount of $650,000 due to Ever-Glory Hong Kong Limited as of December 31, 2007, $600,000 was due for the purchase of Catch-Luck while $50,000 was due for our going public fees paid by Ever-Glory Hong Kong Limited.

For the amount of $2,613,542 due to Ever-Glory Hong Kong Limited as of December 31, 2006, $2,000,000 was due for the purchase of New-Tailun while $613,542 was due for our going public fees paid by Ever-Glory Hong Kong Limited.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The amount of $7,588 due to Mr. Kang as of December 31, 2006 was due for the miscellaneous expenses paid by Mr. Kang on behalf of the Company.

Long term liability - related party under common control

As of December 31, 2007 and 2006 the Company owed $4,474,985 and $4,238,526, respectively to Blue Power (Hong Kong) Holding Inc., a company controlled by the Company’s CEO, for various advances received. Interest is charged at 6% per annum on the amounts due. The loans are due between July 2010 and April 2011. For years ended December 2007 and 2006, the Company accrued interest expense of $236,459 and $235,859, respectively. The accrued interest is included in the carrying amount of the loan in the accompanying balance sheets.

Lease from a related party under common control

During 2007, the Company paid rent of $26,256 for factory and office spaces leased from Jiangsu Ever-Glory International Group Corp., an entity controlled by the Company’s CEO. See Note 14.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Capital commitment

According to the Articles of Association of Goldenway, Goldenway had to fulfill registered capital requirements of $17,487,894 within three years from February 2, 2005. As of December 31, 2007, the Company had fulfilled $3,630,000 of its registered capital requirements and had a registered capital commitment of $13,857,894 payable by February 1, 2008. The Company has applied for the extension of the payment of the remaining registered commitment to July 25, 2008 with the local government. As of the date of this report, the Company obtained the approval from the government granting the extension to make the required capital contribution until July 25, 2008.

Operating lease commitment

The Company leases factory and office space from Jiangsu Ever-Glory International Group Corp., a company controlled by Mr. Kang Yihua, controlling shareholder and chief executive of the Company, under an operating lease which expires on March 31, 2008 at an annual rental of $26,256. Accordingly, for the period ended December 31, 2007 and 2006, the Company recognized rental expense in amount of $26,256 and $18,811, respectively. The outstanding commitments of this non-cancelable lease were $6,564 as of December 31, 2007.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Contingent shares to be issued

Pursuant to the terms of the purchase agreement on acquisition of Catch-Luck, the Company will issue additional common shares to the original shareholder as follows:

(a)
At the end of the first full fiscal year ending December 31, 2008 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, Perfect Dream will issue 1,153,846 shares of the Company’s restricted common stock having a value of $3,000,000; and

(b)
At the end of the next full fiscal year ending December 31, 2009 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, Perfect Dream will issue 1,153,846 shares of the Company’s restricted common stock having a value of $3,000,000.

Legal Proceedings

We were named as a defendant in an action pending in the U.S. District Court for the Northern District of Ohio. The action was filed on February 22, 2006 by Plaintiff Douglas G. Furth. The other principal parties are named defendants John Zanic, Wilson-Davis & Co., and Godwin, Pappas, Longley & Ronquillo, LLP. The action alleges that we breached an agreement with the plaintiff under which we had promised to provide plaintiff 1,000,000 shares of its common stock in exchange for certain assistance in marketing and financial public relations services. The action seeks an award of damages in excess of $75,000. We denied that we were a party to such an agreement, that we breached the agreement or that we are otherwise liable. We intend to vigorously defend our legal position. After vigorously defending this action, the complaint was voluntarily dismissed by the Plaintiff without prejudice from an action pending in the U.S. District Court for the Northern District of Ohio. In May 2007, Plaintiff Douglas G. Furth has filed a Second Amended Complaint in the Litigation asserting claims against us and other principal parties. We have denied all the claims and have filed the responses and objections to the Plaintiff and asked for dismissal with prejudice by the plaintiff. No payment was made to plaintiff and no settlement has been discussed between us and the Plaintiff. On November 29, 2007, we made a motion to dismiss the action for lack of personal jurisdiction, and a decision on this matter is pending.

We were also named as a defendant in a civil action in the U.S. court of common pleas of Allegheny County, Pennsylvania. The civil action was filed on April 17, 2006 by Plaintiff Mark B. Aronson. The action alleged that we violated the Pennsylvania Unsolicited Telecommunication Advertisement Act by issuing “spam” emails soliciting purchasers for our common stock. The action seeks an award of damages in excess of $12,100. Management believes the allegations made in this action are baseless. On January 4, 2007, the case was dismissed without prejudice by the Plaintiff.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 15 - CONCENTRATIONS AND RISKS

Cash includes cash on hand and demand deposits in accounts maintained with state   owned banks within the People’s Republic of China and Hong Kong. Total cash deposited with these banks at December 31, 2007 and December 31, 2006 amounted to $625,947 and $896,381, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

For the years ended December 31, 2007 and 2006, 31% and 28% of total sales were to one customer. As of December 31, 2007 and 2006, accounts receivable to this customer totaled $3,023,102 and $2,980,036, respectively.

The Company did not rely on any supplier during 2007 and 2006.

The following is geographic information of the Company’s revenue for the year ended December 31:

	2007	2006

The People’s Republic of China	$4,590,798	$3,119,065
Europe	40,308,166	29,469,046
Japan	10,956,030	9,270,860
United states	14,480,389	8,389,786
Others	-	816,492
Total	$70,335,383	$51,065,249

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the economy in the regions where the Company’s customers are located. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 16 - SUBSEQUENT EVENTS

On January 4, 2008, the Company issued warrants to the placement agent that are exercisable for up to approximately 73,000 shares of common stock of the Company with an exercise price of $3.20 per share (“Warrants”). The Warrants are exercisable for a three year period till January 4, 2011. These warrants were issued in connection with the private placement described in Note 9. These warrants were valued at approximately $130,000 using the Binomial method and will be amortized over the life of the convertible notes.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

On January 9, 2008, Goldenway entered into a Capital Contribution Agreement (“Capital Contribution Agreement”) with Shanghai La Chapelle Garment and Accessories Company Limited (“La Chapelle”), a Shanghai-based garment maker, and several shareholders of La Chapelle. Under the terms of the Capital Contribution Agreement, Goldenway agreed to invest approximately $1.37 million in cash (RMB10 million) in La Chapelle for a 10% stake in La Chapelle. This investment will be accounted for using the cost method.

Also on January 9, 2008, concurrently with Goldenway’s investment, Goldenway entered into an Establishment Agreement with Shanghai La Chapelle Garment and Accessories Company Limited, to form a joint venture to develop, promote and market a new line of women’s wear in China commonly referred to as “LA GO GO”. The joint venture will be in the form of a jointly owned PRC-based company to be registered as “Shanghai LA GO GO Fashion Company Limited.” Goldenway agreed to initially invest approximately $820 thousand in cash (RMB 6 million), and La Chapelle agreed to invest approximately $550 thousand in cash (RMB 4 million), for a 60% and 40% stake, respectively, in the joint venture. The business objective of the joint venture is to establish and create a leading brand of ladies’ garments for the mainland Chinese market. The scope of the business of the joint venture includes all activities relating to the development of the “LA GO GO” brand, including marketing and branding activities, design, production, and sales. The joint venture, in which the Company is expected to have a 60% stake, will be consolidated to the Company’s financial statements in 2008.

On January 16, 2008, the Company approved the issuance of 12,478 shares of common stock to pay fourth quarter interest of 2007 to six investors in connection with the senior convertible notes dated August 2, 2007. Approximately $30,904 was recorded as interest expense.

On January 10, 2008 and February 11, 2008, the Company issued 50,083 and 64,013 unrestricted shares, respectively, of the Company’s common stock to Whalehaven Capital Fund Limited in connection with the partial conversion of a Convertible Notes issued on August 2, 2007.

On March 5, 2008, the Company issued 131,325 unrestricted shares of the Company’s common stock to Alpha Capital Anstalt in connection with the partial conversion of a Convertible Note issued on August 2, 2007.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 (UNAUDITED) AND DECEMBER 31, 2007

	March 31, 2008	December 31, 2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,144,669	$641,739
Accounts receivable	11,594,154	13,035,299
Accounts receivable - related parties	-	158,235
Inventories	1,851,672	1,897,023
Other receivables and prepaid expenses	165,127	150,855
Advances on inventory purchase	9,255	-
Advances on inventory purchase - related parties	2,872,189	2,568,040
Deferred financing costs	248,401	191,995
Total Current Assets	18,885,467	18,643,186

LAND USE RIGHT, NET	2,826,643	2,729,183
PROPERTY AND EQUIPMENT, NET	12,503,848	12,140,903
LONG TERM INVESTMENT	1,428,000	-
TOTAL ASSETS	$35,643,958	$33,513,272

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,177,368	$1,796,655
Accounts payable - related parties	-	245,589
Other payables- related party	980,392	650,000
Other payables and accrued liabilities	903,537	1,069,682
Value added tax payable	518,312	378,898
Income tax payable and other taxes payable	355,013	146,226
Bank loans	2,856,000	4,798,500
Convertible notes payable,
(net of unamortized discount of $1,625,160)	35,140	25,503
Total Current Liabilities	7,825,762	9,111,053

COMMITMENTS AND CONTINGENCIES	-	-

LONG-TERM LIABILITIES
Loan from related party under common control	4,534,100	4,474,985

TOTAL LIABILITIES	12,359,862	13,586,038

MINORITY INTEREST	556,993	-

STOCKHOLDERS' EQUITY
Preferred stock ($.001 par value, authorized 5,000,000 shares, 10,000 shares designated as "Series A Preferred Stock")	-	-
Series A Convertible Preferred Stock (0 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively)	-	-
Common stock ($.001 par value, authorized 50,000,000 shares, 11,547,110 and 11,379,309 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively)	11,547	11,379
Common stock to be issued for acquisition (0 shares as of March 31, 2008 and December 31, 2007, respectively)	-	-
Additional paid-in capital	2,656,892	2,154,368
Retained earnings	13,445,041	12,247,748
Statutory reserve	3,437,379	3,437,379
Accumulated other comprehensive income	3,176,244	2,076,360
Total Stockholders' Equity	22,727,103	19,927,234

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,643,958	$33,513,272

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

	2008	2007
		Restated
NET SALES
To related parties	$425,102	$46,828
To third parties	19,322,106	16,378,571
Total net sales	19,747,208	16,425,399

COST OF SALES
From related parties	402,748	44,874
From third parties	15,623,424	13,987,839
Total cost of sales	16,026,172	14,032,713

GROSS PROFIT	3,721,036	2,392,686

OPERATING EXPENSES
Selling expenses	277,528	175,898
General and administrative expenses	1,221,487	772,888
Total Operating Expenses	1,499,015	948,786

INCOME FROM OPERATIONS	2,222,021	1,443,900

OTHER INCOME (EXPENSES)
Interest income	31,974	1,814
Interest expenses	(577,828)	(132,290)
Other income	-	96
Other expenses	(191,167)	(84)
Total Other (Expenses)	(737,021)	(130,464)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	1,485,000	1,313,436

INCOME TAX EXPENSE	(283,838)	(75,694)

INCOME BEFORE MINORITY INTEREST	1,201,162	1,237,742

LESS MINORITY INTEREST	3,869	-

NET INCOME	1,197,293	1,237,742

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	1,099,884	159,133

COMPREHENSIVE INCOME	$2,301,046	$1,396,875

Net income per share - basic	$0.10	$0.24

Net income per share - diluted	$0.10	$0.11

Weighted average number of shares outstanding during the period - basic	11,449,682	5,080,609

Weighted average number of shares outstanding during the period - diluted	12,204,363	11,072,008

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)

	2008	2007
		Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,197,293	$1,237,742
Adjusted to reconcile net income to cash provided by operating activities:
Minority interest	3,869	-
Depreciation	222,765	207,412
Amortization	15,667	14,424
Amortization of discount on convertible notes	349,337	-
Amortization of deferred financing costs	73,676	-
Stock issued for interest	2,006	-
Changes in operating assets and liabilities
Accounts receivable	1,941,016	1,579,037
Accounts receivable - related parties	161,317	(510,749)
Inventories	121,586	238,961
Other receivables and prepaid expenses	(8,636)	(138,761)
Advance on inventory purchase	(9,058)	-
Advance on inventory purchase to related party	(44,291)	-
Accounts payable	299,523	118,312
Accounts payable - related companies	(68,882)	(1,089,852)
Other payables and accrued liabilities	(204,734)	(553,058)
Payables to related parties		-
Value added tax payables	121,036	(24,551)
Income tax and other tax payables	198,408	33,776
Long term deferred expense	(56,406)	-
Net cash provided by operating activities	4,315,492	1,112,693

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in La Chapelle	(1,397,700)	-
Purchase of property and equipment	(84,333)	(1,126,622)
Proceeds from sale of equipment	377	-
Net cash used in investing activities	(1,481,656)	(1,126,622)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to related parties	-	-
Contribution from minority shareholders	553,040	-
Proceeds from bank loan	-	1,292,959
Repayment of bank loan	(2,096,550)	(1,292,959)
Proceeds from long term loan	59,116	115,694
Net proceeds from convertible notes	-	-
Net cash (used in) provided by financing activities	(1,484,394)	115,694

EFFECT OF EXCHANGE RATE ON CASH	153,488	382,142

NET DECREASE IN CASH AND CASH EQUIVALENTS	1,502,930	483,907

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	641,739	897,093

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,144,669	$1,381,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:
Interest expense	$68,859	$73,595
Income taxes	$84,576	$41,827

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Ever-Glory International Group, Inc. (the “Company”) was incorporated in Florida on October 19, 1994. All of its businesses are operated through its four subsidiaries in the People’s Republic of China.

Perfect Dream Limited (“Perfect Dream”), a wholly owned subsidiary of the Company, was incorporated in the British Virgin Islands on July 1, 2004.

Nanjing Goldenway Garments Co. Ltd. (“Goldenway”), a wholly owned subsidiary of Perfect Dream, was incorporated in the People’s Republic of China (“PRC”) on December 31, 1993. Goldenway is principally engaged in the manufacturing and sale of garments.

Nanjing New-Tailun Garments Co. Ltd. (“New-Tailun”), a wholly owned subsidiary of Perfect Dream, was incorporated in the PRC on March 27, 2006. New-Tailun is principally engaged in the manufacturing and sale of garments.

Nanjing Catch-Luck Garments Co, Ltd. (“Catch-Luck”), a wholly owned subsidiary of Perfect Dream, was incorporated in the PRC on December 21, 1995. On January 18, 2006, Catch-Luck became a wholly owned foreign enterprise after its acquisition by Perfect Dream. Catch-Luck is principally engaged in the manufacture and sale of garments to customers located in Europe and Japan.

Shanghai LA GO GO Fashion Company Limited (“La Go Go”), a joint venture of Goldenway and Shanghai La Chapelle Garment and Accessories Company Limited, was incorporated in the PRC on January 24, 2008. Goldenway invested approximately $826,200 (RMB 6.0 million) in cash for a 60% ownership interest in the joint venture. Shanghai La Chapelle owns the other 40% interest. The business objective of the joint venture is to establish and create a leading brand of ladies’ garments for the mainland Chinese market.

The Company, Perfect Dream, Goldenway, New-Tailun, Catch-Luck, and La Go Go are hereinafter referred to collectively as (the “Company”).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying consolidated financial statements of Ever-Glory International Group, Inc. reflect the activities of the Company, and its 100% owned subsidiaries Perfect Dream, Goldenway, New-Tailun, Catch-Luck and its 60% owned subsidiary La Go Go. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant inter-company balances and transactions have been eliminated in consolidation.

We have included all normal recurring adjustments that we considered necessary to give a fair presentation of our operating results for the periods presented. Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with information included in the 2007 annual report filed on Form 10-K.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

Business combinations between entities under common control

The Company entered into a purchase agreement, dated November 9, 2006, with Ever-Glory Enterprises (HK) Limited (“Ever-Glory Hong Kong”) to acquire 100% interest of New-Tailun (the “New-Tailun transaction”). Pursuant to the terms of the purchase agreement, the Company paid to Ever-Glory Hong Kong an amount of $2,000,000 in cash and issued 20,833,333 shares of the Company’s restricted common stock having a value of $10,000,000, such value of shares were based on the preceding 30-day average of high bid and the low ask price for the common stock on the date of the transfer within 90 days of the closing of New-Tailun transaction. The New-Tailun transaction closed on December 30, 2006.

The Company entered into a purchase agreement, dated June 26, 2006, with Ever-Glory Enterprises (HK) Limited (“Ever-Glory Hong Kong”) to acquire 100% interest of Catch-Luck (the “Catch-Luck transaction”). Pursuant to the terms of the purchase agreement, the Company agreed to pay to Ever-Glory Hong Kong an amount of $600,000 in cash and issue 1,307,693 shares of the Company’s restricted common stock having a value of $3,400,000 such value of shares were based on the preceding 30-day average of high bid and the low ask price for the common stock on the date of the transfer within 90 days of the closing of the Catch-Luck transaction. On August 31, 2006, the Company entered into an amendment to the Agreement (the “Amendment”) whereupon the terms of payment on the purchase consideration was amended as follows:

1. The Company will pay to Ever-Glory Hong Kong an amount of $600,000 in cash and issued 1,307,693 shares of the Company’s restricted common stock having a value of $3,400,000 on the date of the transfer within 90 days of the closing of the transaction;

2. At the end of the year ending December 31, 2008 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, Perfect Dream will issue 1,153,846 shares of the Company’s restricted common stock having a deemed value of $3,000,000; and

3. At the end of the year ending December 31, 2009 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, Perfect Dream will issue 1,153,846 shares of the Company’s restricted common stock having a deemed value of $3,000,000.

The number of shares of common stock to be delivered to Ever-Glory Hong Kong in satisfaction of the Stock Purchase Price shall be calculated based on the preceding 30-average high and low price for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the date of closing.

On August 1, 2007, the Company filed a definitive 14C information statement to report stockholder approval of the acquisition of Catch-Luck. The information statement was mailed to the shareholders on August 7, 2007. The Catch-Luck transaction closed on August 27, 2007.

Because New-Tailun and Catch-Luck are also under ownership and management control by Mr. Kang Yihua, the Company’s CEO, these transactions were accounted for as a merger of entities under common control, accordingly, the operation results of New-Tailun and Catch-Luck for the three months ended March 31, 2007 were restated to include in the consolidated financial statements as if the transactions had occurred at the beginning of the first period presented. The balance sheet accounts were stated at its historical cost.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates its potential losses on uncollectible receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with original maturities of less than three months.

Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them.

As of March 31, 2008 and December 31, 2007, the Company considers all its accounts receivable to be collectable and no provision for doubtful accounts has been made in the financial statements.

Inventories

Inventories are stated at lower of cost or market value, cost being determined on a specific identification method. The Company manufactures products upon receipt of orders from its customers. All the products must pass the customers’ quality assurance procedures before its delivery. Therefore, the products are rarely returned by the customers after delivery.

Long-lived assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 142 and 144”). In accordance with SFAS No. 142 and 144, long-lived assets, goodwill and certain identifiable intangible assets held and used by the Company are reviewed for impairment at least annually or more often whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. As of March 31, 2008, the Company expected these assets to be fully recoverable.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

Depreciation is provided on a straight-line basis, less an estimated residual value over the assets ’ estimated useful lives. The estimated useful lives are as follows:

Property and plant	15-20 Years
Leasehold improvements	10 Years
Machinery & Equipment	10 Years
Office equipment and furniture	5 Years
Motor vehicles	5 Years

Intangible assets

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. However, the government may grant “land use right” to firms or individuals to occupy, develop and use land. The Company records the land use rights obtained as intangible assets.

Intangible assets of the Company are reviewed annually to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of March 31, 2008 and December 31, 2007, the Company expected these assets to be fully recoverable.

Long-term investments

Investment in equity ownership lower than 20% is recorded using the cost method. The carrying value of the investments is reviewed periodically for impairment. As of March 31, 2008, the Company expected the long-term investment to be fully recoverable.

Fair value of financial instruments

SFAS No. 157, Fair Value Measurements, defines fair value, establishes a three-level valuation hierarchy for disclosures of faire value measurement and enhances disclosures requirements for fair value measurements. The Company adopted SFAS No 157 and did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

The Company analyzes all financial instruments with features of both liabilities and equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” During 2007, the Company issued 6% secured convertible debentures in a face amount of $2,000,000 which are due and payable in full in 2 years from their issuance. As fixed prices are set for the conversion prices of such convertible debentures and the attached warrants, the Company is in a position to be sure it had adequate authorized shares for the future conversion of convertible debentures and warrants. Therefore, no embedded derivatives and warrants are required to be recorded at fair value and marked-to-market at each reporting period.

As of March 31, 2008, the outstanding principal of the convertible notes was $1,660,300 and the discount resulted from the beneficial conversion feature and the warrants were $1,625,160. Since there is no quoted or observable market price for the fair value of identical notes, the Company then used the level 3 inputs for its valuation methodology, and used the Black Scholes Model to calculate the fair market value of the beneficial conversion feature and the warrants. In addition, due to the notes are expiring in 2009 and the Company does not anticipate any nonperformance risk and expects the note holders to convert the notes to the Company’s common stock within 2008, the Company determined that the fair value of the notes approximated the carrying value.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

Beneficial conversion feature of convertible notes

The Company accounted for the secured convertible notes (the “Notes”) issued pursuant to the subscription agreement discussed in Note 9 under EITF 00-27, ‘‘Application of Issue 98-5 to Certain Convertible Instruments’’.   Based on EITF 00-27, the Company has determined that the convertible notes contained a beneficial conversion feature because at August 2, 2007, the effective conversion price of the convertible notes was $1.10 when the market value per share was $2.70.

Discount on notes payable

A discount with respect to the Notes issued on August 2, 2007 was recorded by the Company. The amount of the discount was calculated to be the intrinsic value of the beneficial conversion feature and the fair value of the warrants included among the securities issued pursuant to the terms of the subscription agreement discussed in Note 10.

Revenue and cost recognition

The Company recognizes revenue, net of value added taxes, upon delivery for local sales and upon shipment of the products for export sales, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectibility is deemed probable.

Local transportation and unloading charges and product inspection charges are included in selling expenses and totaled $39,145 and $58,951 for the three month period ended March 31, 2008 and 2007, respectively.

Cost of goods sold includes the appropriate materials purchasing, receiving and inspection costs, inbound freight where applicable, direct labor cost and manufacturing overheads including depreciation of production equipment consistent with the revenue earned.

Income taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

China income tax

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for High Tech companies that pay a reduced rate of 15%;

b.
Companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner.

The Company and its subsidiaries were established before March 16, 2007 and therefore are qualified to continue enjoying the reduced tax rate as described above.

Upon approval by the PRC tax authorities, FIE’s scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the subsequent three years.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

Goldenway has profit for more than five years, so from this year its income tax rate is 25%.

New-Tailun and Catch-Luck were approved as wholly foreign-owned enterprises in 2006. This entity status allows New-Tailun and Catch-Luck a two-year income tax exemption beginning from the first year of profitability, and a 50% income tax reduction for the three years thereafter. New Tailun and Catch-Luck are entitled to the income tax exemptions for 2006 and 2007 and 50% income tax reduction that is 12.5% for the calendar years ended December 31, 2008, 2009 and 2010.

La Go Go was established on January 24, 2008, its income tax rate is 25%.

Other comprehensive income

The reporting currency of the Company is the US dollar. The functional currency of the Company and Perfect Dream is the US dollar. The functional currency of Goldenway, New Tailun Catch-luck and La Go Go is the Chinese Renminbi (RMB).

For the subsidiaries with the functional currency of RMB, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; stockholder’s equity are translated at the historical rates and items in the statement of operations items are translated at the average rate for the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of stockholders’ equity. The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Items in the cash flow statement are translated at the average exchange rate for the period.

Translation adjustments resulting from this process included in accumulated other comprehensive income in the consolidated statement of stockholders’ equity amounted to $3,176,244 and $2,076,360 as of March 31, 2008 and December 31, 2007, respectively. Assets and liabilities at March 31, 2008 and December 31, 2007 were translated at 7.00 RMB and 7.29 RMB to US $1.00, respectively. The average translation rates applied to income statement accounts and statement of cash flows for the three months ended March 31, 2008 and 2007 were 7.15 RMB and 7.75 RMB to US $1.00, respectively. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Further, according to SFAS No. 128, if the number of common shares outstanding increase as a result of a stock dividend or stock split or decrease as a result of a reverse stock split, the computations of a basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

Segments

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”). SFAS establishes standards for operating information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decision how to allocate resources and assess performance. The information disclosed herein, represents all material financial information related to the Company’s principal operating segment. As of March 31, 2008, the Company operates in a single segment.

Minority interest

Minority interest consists of the interest of minority shareholders in the subsidiaries of the Company. As of March 31, 2008 and December 31, 2007, minority interest amounted to $556,993 and $0, respectively.

Recent accounting pronouncements

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principle market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company adpoted SFAS 157 as of January 1, 2008 and the adoption did not have a material impact on the Company’s results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The SFAS 159 became effective for us on January 1, 2008. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests   in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly   identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for   fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will   have on its consolidated financial statements.

In December 2007, the FASB issued SFAS 141R, “Business Combinations,” which applies to all transactions or other events in which an entity obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement replaces FASB Statement No. 141 and applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. The Company believes that adoption of the FAS 141R will have an effect on future acquisitions.

Reclassifications and restatements

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on net income or cash flows.

In addition, due to the acquisition of Catch-Luck, an entity under common control, operation results of Catch-Luck for the three months ended March 31, 2007 were included in the consolidated financial statements as if the transactions had occurred at the beginning of the first period presented. In this regard, the prior period’s financial statements and financial information have been restated to furnish comparative information.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable at March 31, 2008 and December 31, 2007 consisted of the following:

	March 31, 2008	December 31, 2007
Accounts receivable	$11,594,154	$13,035,299
Less: allowance for doubtful accounts	-	-
Accounts receivable, net of allowance	$11,594,154	$13,035,299

As of March 31, 2008 and December 31, 2007, the Company considered all accounts receivable collectable and did not record a provision for doubtful accounts.

NOTE 4 - INVENTORIES

Inventories at March, 31 2008 and December 31, 2007 consisted of the following:

	March 31, 2008	December 31, 2007
Raw materials	$412,713	$304,178
Work-in-progress	323,413	338,599
Finished goods	1,115,546	1,254,246
	1,851,672	1,897,023
Less: provision of obsolescence	-	-
Inventories, net	$1,851,672	$1,897,023

NOTE 5 - INVESTMENT

On January 9, 2008, Goldenway entered into a Capital Contribution Agreement (“Capital Contribution Agreement”) with Shanghai La Chapelle Garment and Accessories Company Limited (“La Chapelle”), a Shanghai-based garment maker, and several shareholders of La Chapelle. Under the terms of the Capital Contribution Agreement, Goldenway agreed to invest approximately $1.43 million in cash (RMB 10 million) in La Chapelle for a 10% ownership interest in La Chapelle. This investment is accounted for using the cost method.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

NOTE 6 - LAND USE RIGHTS

On September 24, 2006, the Company obtained a fifty-year land use right on 112,442 square meters of land in the Nanjing Jiangning Economic and Technological Development Zone.

Land use rights at March 31, 2008 and December 31, 2007 consisted of the following:

	March 31, 2008	December 31, 2007
Land use rights	$2,987,229	$2,867,991
Less: accumulated amortization	(160,586)	(138,808)
Land use rights, net	$2,826,643	$2,729,183

Amortization expense for the three months ended March 31, 2008 and 2007 amounted to $15,667 and $14,424, respectively.

NOTE 7 - PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at March 31, 2008 and December 31, 2007:

	March 31, 2008	December 31, 2007
Property and plant	$11,856,378	$11,354,623
Equipment and machinery	3,315,110	3,128,928
Office equipment and furniture	216,989	208,327
Motor vehicles	172,268	165,393
Construction in progress	3,666	3,519
	15,564,411	14,860,790
Less: accumulated depreciation	3,060,563	2,719,887
Property and equipment, net	$12,503,848	$12,140,903

Depreciation expense for the three months ended March 31, 2008 and 2007 was $222,765 and $207,412, respectively. For the three months ended March 31, 2008 and 2007, $0 and $0 of interest was capitalized into construction in progress and later transferred to property and plant when completed.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

NOTE 8 - OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at March 31, 2008 and December 31, 2007 consisted of the following:

	March 31, 2008	December 31, 2007
Building construction costs payable	$361,988	$390,207
Accrued professional fees	98,809	252,495
Accrued wages and welfare	301,937	337,995
Other payables	140,803	88,985
Total other payables and accrued liabilities	$903,537	$1,069,682

NOTE 9 - BANK LOANS

Bank loans represent amounts due to various banks and are due on demand or normally within one year. These loans generally can be renewed with the banks. As of March 31, 2008 and December 31, 2007, Short term bank loans consisted of the following:

	March 31, 2008	December 31, 2007
Loan from a bank, interest rate at 0.5442% per month due February 9, 2008; paid in full, January 2008.	$-	$1,371,000
Loan from a bank, interest rate at 0.58482% per month due May 11, 2008	-	685,500
Loan from a bank, interest rate at 0.58482% per month due June 2, 2008	1,428,000	1,371,000
Loan from a bank, interest rate at 0.58482% per month due June 12, 2008	1,428,000	1,371,000
Total bank loans	$2,856,000	$4,798,500

These bank loans are all collateralized by land use rights and buildings of the company.

Total interest expense on the bank loans for the three months ended March 31, 2008 and 2007 amounted to $68,859 and $73,595, respectively.

NOTE 10 - CONVERTIBLE NOTES PAYABLE

On August 2, 2007, the Company consummated a private placement of $2,000,000 principal amount of 6% secured convertible notes with five-year common stock warrants to six accredited investors. Financing cost of $242,520 was paid out of the gross proceeds. Pursuant to SFAS 91, financing cost is amortized over the life of the notes to interest expense using the effective interest method. During 2008, the Company amortized $30,315 of financing costs in interest expenses. The secured convertible notes are due August 2, 2009 and were originally convertible into 9,090,909 shares of common stock of the Company at a conversion price of $0.22 per share. In November 2007, a 10:1 reverse stock split was made effective on the Company’s common stock. Accordingly, the number of share of common stock convertible from the notes was adjusted to 909,091 at a conversion price of $2.20 per share.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

The notes are subject to full-ratchet anti-dilution protection, i.e. if the Company issues shares at an average per-share price below $2.20 per share, the conversion price of the notes shall be adjusted downward to match the lower per-share price. Under the terms of the notes, the full-ratchet anti-dilution adjustments do not apply to (i) shares issued upon conversion of options under for a future stock option plan (ii) shares issued to third parties for acquisitions valued above $8 million; (iii) shares issued to non-affiliates for services rendered to the Company. The holders of the notes may convert the unpaid principal amount of the notes into common stock of the Company at any time prior to maturity, at the applicable conversion price. The Company may at any time at its option, redeem the notes by paying 125% of the unpaid principal and accrued interest.

The Company issued warrants to the investors in the note financing, for the purchase of up to a total of 909,091 shares of common stock at an exercise price of $3.20.  The warrants are exercisable for a five-year period until September 29, 2013. The warrants are also subject to full-ratchet anti-dilution protection in the event that the Company issues shares (with certain exceptions) at an average per-share price below $3.20 per share, same as the notes. If at any time after fifteen months after the closing date there is no effective registration statement covering the resale of the shares underlying the warrants, the warrant holders may exercise their warrants by means of a cashless exercise.

The notes are secured by all of the assets of the Company, excluding its subsidiaries. Pursuant to a security agreement, the Company’s performance of the notes and other obligations in connection with the financing is also secured by a pledge of 390 shares Preferred Stock (has been converted into 2,961,720 shares of common stock on November 30, 2007) personally held by the current CEO of the Company pursuant to a stock pledge agreement. Upon any event of default (as defined in the notes, the security agreement and the stock pledge agreement), the investors will be entitled to exercise their respective rights under the security agreement and stock pledge agreement. In addition, the subsidiaries of the Company, Perfect Dream and Goldenway, each guaranteed the performance of the Company’s obligations under the notes and the subscription agreement under a guaranty agreement.

On the issuance date, the Company recorded a discount on the note related to the intrinsic value of the beneficial conversion feature totaling $943,797 and $1,056,203 for the fair value of the warrants issued. The fair value of warrants was calculated using the Binomial model with the following assumptions: (i) risk-free interest rate of 4.62%; (ii) expected life (in years) of 6; (iii) expected volatility of 112%;(iv) expected dividend yield of 0.00%; and (v) stock market price of $2.70. The discount on notes payable is amortized using effective interest method over 2 years. For the three months ended March 31, 2008, the Company recorded amortization of $9,637 as interest expense in the statement of operations.

As of March 31, 2008, the note holders converted $339,700 of principal plus accrued interest of $2,006 into 155,323 shares of common stock of the Company. Due to the conversion, the Company recorded $339,700 of unamortized discount as interest expense for the period ended March 31, 2008.

The notes bear a 6% annual interest rate payable in arrears on the last business day of each calendar quarter thereafter and on the maturity date. For the three months ended March 31, 2008, $26,842 was recorded as interest expense.

On January 4, 2008, the Company issued warrants to the placement agent that are exercisable into 72,728 shares of common stock of the Company with an exercise price of $3.20 per share (“Warrants”). The Warrants expire January 4, 2011. These warrants were issued in connection with the private placement described above. These warrants were valued at $130,082 using the Black Scholes Model and will be amortized over the life of the convertible notes. For the three months ended March 31, 2008, the Company recorded $73,676 for amortization of the debt issuance costs as interest expense in the statement of operations.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

NOTE 11 - INCOME TAX

Ever-Glory International Group, Inc. was incorporated in the United States and has incurred net operating losses for income tax purposes for 2008 and 2007.

Perfect Dream was incorporated in the British Virgin Islands and under the current laws of the British Virgin Islands, is not subject to tax on income or on capital.

Goldenway was incorporated in the PRC and is subject to PRC income tax laws and regulations. The applicable tax rate has been 24%. In 2007, Goldenway is entitled to a refund of 50% of any income taxes paid for achieving export sales in excess of 70% of the total sales in a calendar year. In 2008, Goldenway’s income tax rate is 25%.

New-Tailun and Catch-Luck were incorporated in the PRC and are subject to PRC income tax laws and regulations. According to the relevant laws and regulations in the PRC, enterprises with foreign investment in the PRC are entitled to full exemption from income tax for two years beginning from the first year the enterprises become profitable and has accumulated profits and a 50% income tax reduction for the subsequent three years. New-Tailun and Catch-Luck were approved as wholly foreign-owned enterprises in 2006 and are entitled to the income tax exemptions in 2006 and 2007. In 2007, no income tax was recorded by New-Tailun and Catch-Luck as these entities were entitled to full exemption from income tax. Starting from 2008 to 2010, New-Tailun and Catch-Luck are entitled to a 50% reduction of the income tax rate of 25%. Therefore these two subsidiaries are taxed at 12.5% for the years of 2008, 2009 and 2010.

La Go Go was established on January 24, 2008, its income tax rate is 25%.

Provision for income tax for the three months ended March 31, 2008 and 2007 amounted to $283,838 and $75,694, respectively.

The following table reconciles the statutory rates to the Company’s effective tax rate for the three months ended March 31, 2008 and 2007:

	2008	2007
U.S. Statutory rate	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	25.0	33.0
China income tax exemption	(5.9)	(27.2)
Effective income tax rate	19.1%	5.8%

Ever-Glory International Group Inc. was incorporated in the United States and has incurred net operating losses for income tax purposes the periods ended March 31, 2008 and 2007. The net operating loss carry forwards for United States income taxes amounted to $911,709 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2028. Management believes that the realization of the benefits from these losses appears uncertain due to Ever-Glory’ limited operating history and continuing losses for United States income tax purposes. Accordingly, Ever-Glory has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. The valuation allowance at March 31, 2008 was $911,709. Management will review this valuation allowance periodically and make adjustments as warranted.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $17,324,072 and $14,702,018 for the periods ended March 31, 2008 and $14,697,506 and $12,868,314 for the period ended March 31, 2007, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent because the VAT taxes are not impacted by the income tax holiday.

NOTE 12 - EARNINGS PER SHARE

As discussed in Note 2, all share and per share amounts used in the Company ’s financial statements and notes thereto have been retroactively restated to reflect the 10-for-1 reverse stock split, which occurred on November 20, 2007.

The following demonstrates the calculation for earnings per share for the three months ended March 31:

	2008	2007
Net income	$1,197,293	$1,237,742
Add: interest expense related to convertible notes	26,842	-
Adjusted net income for calculating EPS-diluted	$1,224,135	$1,237,742

Weighted average number of common stock – Basic	11,449,682	5,080,609
Effect of dilutive securities:
Convertible notes	754,681	-
Series A Convertible preferred stock	-	5,991,499
Weighted average number of common stock – Diluted	12,204,363	11,072,008

Earnings per share - basic	$0.10	$0.24
Earnings per share -diluted	$0.10	$0.11

As of March 31, 2008, the Company included all shares issuable upon conversion of the convertible notes of $1,660,300 outstanding in diluted earnings per share. The warrants outstanding to purchase 981,819 shares of the Company’s common stock were not included in the calculation of diluted earnings per share because the exercise price of $3.20 was higher than the average trading price of $3.06 for the three months ended March 31, 2008, making these warrants anti-dilutive. There were no options or warrants outstanding at March 31, 2007.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

NOTE 13 - STOCKHOLDERS’ EQUITY

Authorized Shares of Common Stock

On August 10, 2006, holders of a majority of the capital stock of the Company approved an amendment to the Company’s Articles of Incorporation, to increase the number of authorized shares of common stock from 100,000,000 to 500,000,000. On October 3, 2007, the Company filed a Certificate of Amendment to the Articles of Incorporation to effect the amendment. Further in November, a 10-to-1 reverse stock split became effective. The 10-to-1 reverse stock split reduced both the number of outstanding shares and the number of authorized shares of common stock to 1/10 th of the amount immediately prior to the reverse stock split. As of March 31, 2008, the authorized number of common shares was 50,000,000 with a par value of $0.001 per share.

Series A Convertible Preferred stock

On October 3, 2007, effective upon the filing of an amendment to its Articles of Incorporation, 789 shares of the Company’s Series A Preferred Stock were automatically converted into 59,914,988 shares, or 5,991,080 shares after the 10-for-1 reverse split, of common stock of the Company. There was no outstanding series A convertible preferred stock at March 31, 2008.

Stock issued for acquisitions under common control

In September 2007, the Company issued 2,083,333 shares of restricted common stock at a market price of $4.80 per share totaling $10,000,000 as part of the consideration to a related company in the acquisition of New-Tailun.

In September 2007, the Company issued 1,307,693 shares of restricted common stock at a market price of $2.6 per share totaling $3,400,000 as part of the consideration to a related company in the acquisition of Catch-Luck

Reverse stock split

On November 20, 2007, the Company amended its Articles of Incorporation as filed with the Department of State of the State of Florida to effect a 10-to-1 reverse stock split which decreased the number of authorized shares of common stock from 500,000,000 to 50,000,000 and reduced the number of outstanding shares from approximately 113 million to 11.3 million shares.

As of March 31, 2008, the post-split outstanding shares of common stock totaled 11,547,110.

As a result of the reverse split of the Company’s common stock, the conversion price of the convertible notes was changed from $0.22 to $2.20 per share. The exercise price of the warrants issued in connection with the convertible notes was also changed from $0.32 to $3.20 per share.

Conversion of convertible notes to common stock

On January 16, 2008, January 22, 2008 and February 6, 2008, the Company issued 12,478 shares of common stock to pay fourth quarter interest of 2007 to six investors in connection with the senior convertible notes dated August 2, 2007.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

On February 6, 2008 and February 25, 2008, the Company issued 50,083 and 64,013 unrestricted shares, respectively, of the Company’s common stock to Whalehaven Capital Fund Limited in connection with the partial conversion of the Convertible Notes issued on August 2, 2007.

On March 20, 2008 and March 25, 2008, the Company issued 31,325 and 9,902 unrestricted shares, respectively, of the Company’s common stock to Alpha Capital Anstalt in connection with the partial conversion of the Convertible Notes issued on August 2, 2007.

Statutory reserve

The Company’s PRC subsidiaries are required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 10% of the after tax net income determined in accordance with PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10% of net income after tax per annum, such contributions not to exceed 50% of the respective companies’ registered capital.

As of March 31, 2008 and December 31, 2007, the Company recorded $3,437,379 and $3,437,379, respectively, in the statutory reserve.

NOTE 14 - RELATED PARTY TRANSACTIONS

Mr. Kang Yihua is the Company ’s chairman and chief executive officer. The Company purchased materials, sub-contracted certain manufacturing work, and sold products to companies under the control of Mr. Kang Yihua. All related party outstanding balances are short tem in nature and are expected to be settled in cash.

Sales and Cost of Sales to Related Parties

For the three months ended March 31, 2008, the Company recognized sales of $425,102 to Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd, a company controlled by Ever-Glory Enterprises (HK) Ltd. The related cost of sales was $402,748 for the three months ended March 31, 2008.

For the three months ended March 31, 2007, the Company recognized sales of $46,828 to Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd, a company controlled by Ever-Glory Enterprises (HK) Ltd. The related cost of sales was $44,874 for the three months ended March 31, 2007.

Purchases from and Sub-contracts with Related Parties

For the three months ended March 31, 2008 and 2007, the Company purchased raw materials of $670,545 and $182,255, respectively, from Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd., a company controlled by Ever-Glory Enterprises (HK) Ltd.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

In addition, the Company sub-contracted certain manufacturing work valued at $12,418 and $0 for the three months ended March 31, 2008 and 2007, respectively, to Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd., a company controlled by Ever-Glory Enterprises (HK) Ltd.

The Company provided raw materials to the sub-contractors who charged the Company a fixed labor charge for the sub-contracting work.

Accounts receivable – related parties

As of March 31, 2008 and 2007, accounts receivable from entities controlled by the Company’s CEO amounted to $0 and $158,235 for products sold and sub-contracting services provided. Account receivables – related parties were as follows:

Receivable from	March 31, 2008	December 31, 2007
Ever-Glory Enterprises (Chuzhou) Co., Ltd.	$-	$12,052
Nanjing High-Tech Knitting & Weaving Technology Development Co., Ltd.	-	146,183
Jiangsu Ever-Glory International Group Corp.	-	-
Total accounts receivable – related parties	$-	$158,235

Advance on inventory purchase – related party

As of March 31, 2008, the company advanced funds to purchase raw material inventory from Jiangsu Ever-Glory International Group Corp., a company controlled by the Company’s CEO, Kang Yihua before December 31, 2007, in amount of $2,872,189. Interest is charged at 0.5% per month according to the balance at the end of each month. Interest income earned for the three months ended March 31, 2008 was $30,267.

Accounts payable – related parties

The Company purchases raw material from and subcontracts some of its productions to related parties. As of March 31, 2008 and December 31, 2007, the Company owed $0 and $245,589 to Kunshan Enjin Fashion Co., Ltd. which is controlled by the Company’s CEO before December 31, 2007.

Other payables – related parties

As of March 31, 2008 and December 31, 2007, amounts due to Ever-Glory Enterprises (HK) Ltd. were $980,392 and $650,000.

For the amount of $980,392 due to Ever-Glory Hong Kong Limited as of March 31, 2008, $600,000 was due for the purchase of Catch-Luck while $380,392 was due for our going public fees paid by Ever-Glory Enterprises (HK) Ltd.

For the amount of $650,000 due to Ever-Glory Hong Kong Limited as of December 31, 2007, $600,000 was due for the purchase of Catch-Luck while $50,000 was due for our going public fees paid by Ever-Glory Hong Kong Limited.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

Long term liability – related party

As of March 31, 2008 and December 31, 2007 the Company owed $4,534,100 and $4,474,985, respectively to Blue Power (Hong Kong) Holding Inc., a company controlled by the Company’s CEO, for various advances received. Interest is charged at 6% per annum on the amounts due. The loans are due between July 2010 and April 2011. For the three months ended March 31, 2008 and 2007, the Company accrued interest expense of $59,116 and $58,695, respectively. The accrued interest is included in the carrying amount of the loan in the accompanying balance sheets.

Lease from a related party

The Company leased factory and office spaces from Jiangsu Ever-Glory International Group Corp., an entity controlled by the Company’s CEO. See Note 15.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Capital commitment

According to the Articles of Association of Goldenway, Goldenway had to fulfill registered capital requirements of $17,487,894 within three years from February 2, 2005. As of March 31, 2008, the Company had fulfilled $3,630,000 of its registered capital requirements and had a registered capital commitment of $13,857,894 payable by February 1, 2008. In March 2008, the Company obtained the approval from the government granting the extension to make the required capital contribution until July 25, 2008.

Operating lease commitment

The Company leases factory and office space from Jiangsu Ever-Glory International Group Corp. under an operating lease which expires on March 31, 2008 at an annual rental of $26,256 and an operating lease which expires on December 31, 2009 at an annual rental of $48,920. Accordingly, for the periods ended March 31, 2008 and 2007, the Company recognized rental expense in amount of $12,230 and $6,564, respectively. The outstanding commitments of this non-cancelable lease were $85,610 as of March 31, 2008.

Contingent shares to be issued

Pursuant to the terms of the purchase agreement on acquisition of Catch-Luck, the Company will issue additional common shares to the original shareholder as follows:

o
At the end of the first full fiscal year ending December 31, 2008 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, Perfect Dream will issue 1,153,846 shares of the Company’s restricted common stock having a value of $3,000,000; and

o
At the end of the next full fiscal year ending December 31, 2009 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of $1,500,000, Perfect Dream will issue 1,153,846 shares of the Company’s restricted common stock having a value of $3,000,000.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

Legal Proceedings

We were named as a defendant in an action pending in the U.S. District Court for the Northern District of Ohio. The action was filed on February 22, 2006 by Plaintiff Douglas G. Furth. The other principal parties are named defendants John Zanic, Wilson-Davis & Co., and Godwin, Pappas, Longley & Ronquillo, LLP. The action alleges that we breached an agreement with the plaintiff under which we had promised to provide plaintiff 1,000,000 shares of its common stock in exchange for certain assistance in marketing and financial public relations services. The action seeks an award of damages in excess of $75,000. We denied that we were a party to such an agreement, that we breached the agreement or that we are otherwise liable. We intend to vigorously defend our legal position. After vigorously defending this action, the complaint was voluntarily dismissed by the Plaintiff without prejudice from an action pending in the U.S. District Court for the Northern District of Ohio. In May 2007, Plaintiff Douglas G. Furth has filed a Second Amended Complaint in the Litigation asserting claims against us and other principal parties. We have denied all the claims and have filed the responses and objections to the Plaintiff and asked for dismissal with prejudice by the plaintiff. No payment was made to plaintiff and no settlement has been discussed between us and the Plaintiff.   On November 29, 2007, we made a motion to dismiss the action for lack of personal jurisdiction, and a decision on this matter is pending.

We were also named as a defendant in a civil action in the U.S. court of common pleas of Allegheny County, Pennsylvania. The civil action was filed on April 17, 2006 by Plaintiff Mark B. Aronson. The action alleged that we violated the Pennsylvania Unsolicited Telecommunication Advertisement Act by issuing “spam” emails soliciting purchasers for our common stock. The action seeks an award of damages in excess of $12,100. Management believes the allegations made in this action are baseless. On January 4, 2007, the case was dismissed without prejudice by the Plaintiff.

NOTE 16 - CONCENTRATIONS AND RISKS

Cash includes cash on hand and demand deposits in accounts maintained with state   owned banks within the People’s Republic of China and Hong Kong. Total cash deposited with these banks at March 31, 2008 and December 31, 2007 amounted to $2,135,635 and $625,947, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company principally relied on two customers for its revenue during 2008 and 2007, details of which are as follows:

	Customer A	Customer B
During
2008	31%	18%
2007	42%	11%

During the three months ended March 31, 2008, one supplier represented 13% of the Company’s raw material purchases. The Company did not rely on any one supplier for more than 10% of its overall supply purchases during the year 2007.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 (UNAUDITED)

The following is geographic information of the Company’s revenue for the three months ended March 31:

	2008	2007

The People’s republic of China	$1,794,587	$921,115
Europe	12,974,613	10,624,733
Japan	2,499,972	1,949,904
United states	2,357,838	2,929,647
The People’s republic of China – La Go Go	120,198	-
Total	$19,747,208	$16,425,399

The Company ’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the economy in the regions where the Company’s customers are located. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 17 - SUBSEQUENT EVENTS

On March 28, 2008, the Company filed an application to list its common stock on the American Stock Exchange (AMEX). The Company’s application is currently under review.

On April 3, 2008, Goldenway’s new subisidary, La Go Go, obtained the new registration certificate approving its business operations in the PRC.

In April 2008, the Company issued a total of 200,206 shares of common stock upon conversion of the convertible notes and exercise of the warrants issued in August 2007.

Prospectus _____________, 2008

909,091 Shares

Common Stock

Until                     , 2008, all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee		$150
NASD filing fee	$	n/a
Printing and engraving expenses		$1,000
Blue Sky fees and expenses		$3,000
Legal fees and expenses		$40,000
Accounting fees and expenses		$10,000
Miscellaneous		$5,000

Total		$59,150

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Ever-Glory International Group, Inc. (the “Company”) is a Florida corporation. Article V of our bylaws provides that we may indemnify its officers and directors to the full extent permitted by law. Section 607.0850 of the Florida Statutes provides that a Florida corporation has the power to indemnify its officers and directors in certain circumstances.

Subsection (1) of Section 607.0850 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Subsection (2) of Section 607.0850 empowers a corporation to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification and advancement of expenses provided for by Section 607.0850 are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors or officers under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.

On March 26, 2008, we entered into indemnification agreements with directors Kang Yihua, Sun Jiajun, Zhang Zhixue, Qi Changyu and Bennet P. Tchaikovsky. A form of the agreement is included as Exhibit 10.26 of our Current Report on Form 8-K filed with the SEC on March 28, 2008. Under the terms of the indemnification agreement, we agreed to provide our directors with indemnification for expenses they may incur in the event of any action or proceeding involving these individuals while acting as a director or officer of the Company. The agreement also set forth terms and conditions of indemnification, such as the advancement of expenses, procedures for handling claims and settlements, and other related matters.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding securities sold by the registrant since May 25, 2005:

•
On August 22, 2005, pursuant to the Agreement and Plan of Reorganization (the “Reorganization Agreement”) entered into by the Company, Perfect Dream Limited, a corporation organized under the laws of the British Virgin Islands (“Perfect Dream”) and the shareholders of Perfect Dream, we issued 7,673,325 shares (after giving effect to a one-for-thirty reverse split of the our outstanding common stock, expected to be effected in January 2006) of its restricted (as defined in Rule 144 of the Securities Act of 1933, as amended) common stock to the shareholders of Perfect Dream Limited, in exchange for all of the issued and outstanding capital stock of Perfect Dream. No underwriter participated in the transaction. In addition, we issued 210,226 shares of its common stock to two finders in connection with the transaction. The transaction was exempt from registration under the Securities Act of 1933, as amended (the “Act”), based upon the provisions of Regulation S.

•
On August 22, 2005, pursuant to the Reorganization Agreement described above, we issued 2,500,000 shares (after giving effect to a one-for-thirty reverse split of our outstanding common stock, expected to be effected in January 2006) on the conversion of five outstanding convertible promissory notes in the aggregate amount of $57,000. The issuance of these shares was exempt from registration in reliance upon Section 4(2) and Section 3(a)(9) of the Act.

•
On October 27, 2005, shareholders holding an aggregate 7,883,551 shares of common stock exchanged their shares of common stock for 7,883.551 shares of preferred stock. The issuance of these shares was exempt from registration in reliance upon Section 4(2) and Section 3(a)(9) of the Act.

•
On November 1, 2005, we effected a 7.6 -for-1 forward stock split of its common stock in the form of a stock dividend, which increased the number of outstanding shares of common stock to 19,971,758 shares. The issuance of these shares was exempt from registration in reliance upon Section 4(2) and Section 3(a)(9) of the Act.

•
On December 30, 2006, we, through our wholly owned subsidiary, Perfect Dream Ltd, a British Virgin Islands corporation, consummated the acquisition of 100% of the capital stock of Nanjing New-Tailun Garments Co, Ltd, a Chinese limited liability company (“New-Tailun”) from Ever-Glory Enterprises (HK) Ltd, a British Virgin Islands corporation (“Seller”), pursuant to that certain Purchase Agreement among the parties dated November 9, 2006 (the “Purchase Agreement”). We paid the Seller an amount in Renminbi (“RMB”) equal to US$2,000,000 and issued to the Seller 20,833,333 shares of our common stock. The shares of our common stock issued to the Seller were not registered with the SEC and are restricted securities. The issuance of such shares was made subject to an exemption from registration with the SEC provided by Section 4(2) of the Act and Regulation S promulgated thereunder.

•
On August 2, 2007, we entered into subscription agreements (“Subscription   Agreements”) with six accredited investors for the issuance and sale of $2,000,000 principal amount of its secured convertible notes and warrants in a private placement, which closed on August 6, 2007. These securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Act under Regulation D.

•
On August 6, 2007, we issued two-year secured convertible notes in the principal amount of $2,000,000 to investors, secured by all of the assets of Ever-Glory excluding its subsidiaries. The convertible notes issued in our August 2007 private placement financing bear interest at a rate of 6% per year payable by us on a quarterly basis in either cash or absent any event of default, in shares of our common stock equal to 110% of the interest due (based on the volume-weighted average price of our common stock for the ten trading days prior to interest payment due date). The maturity date of the notes is August 2, 2009, at which time we must redeem the notes by paying all unpaid principal and interest under all then-outstanding notes. The notes are convertible at a fixed conversion price of $2.20 per share, into a total of 909,091 shares of common stock, provided, however that the notes are subject to full-ratchet anti-dilution protection, i.e., if we issue shares (with certain enumerated exceptions) at an average per-share price below $2.20 per share, the conversion price of the notes shall be adjusted downward to match such per-share price. Under the terms of the notes, the full-ratchet anti-dilution adjustments do not apply to (i) the issuance of approximately up to $1.6 million shares or shares under options to employees and consultants, (ii) securities issued in connection with acquisitions of third parties valued above $8 million; (iii) the issuance of approximately up to $1.6 million shares or shares under warrants or other securities issued to non-affiliates for services rendered to us, as more fully described and set forth in the notes.

•
On August 6, 2007, in connection with the two-year secured convertible notes, we also issued warrants for the purchase of up to 909,091 shares of common stock to the investors. These warrants have a five year term, and are exercisable at $3.20 per share.

•
On August 27, 2007, we closed the transaction set forth in the Agreement for the Purchase and Sale of Stock dated June 26, 2006, as amended on August 31, 2006 (the “Agreement”) by and between the Company, its wholly owned subsidiary, Perfect Dream Ltd, a British Virgin Island corporation (“Perfect Dream”), Ever-Glory Enterprises (HK) Ltd., a British Virgin Island company (“EGLY HK”) and Nanjing Catch-Luck Garments Co. Ltd., a Chinese limited liability company (“Catch-Luck”), pursuant to which we acquired 100% of the stock equity in Catch-Luck from EGLY HK. Pursuant to the terms of the Agreement, we paid $600,000 in cash and issued to EGLY HK 13,076,923 shares of our common stock. In addition, upon Catch-Luck’s achievement of certain financial targets for the fiscal years 2008 and 2009, the Company agreed to, and will issue 11,538,461 shares of common stock to EGLY HK for each of those two fiscal years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number	Description

2.1
Agreement and Plan of Reorganization as amended, dated as of July 29, 2005, by and among Andean, Perfect Dream and Perfect Dream Shareholders (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, filed August 24, 2005).

2.2	Agreement for the Purchase and Sale of Stock of Nanjing Catch-Luck Garments Co. Ltd. dated (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, filed June 29, 2006).

2.3
Amendment No. 1 To Agreement for the Purchase and Sale of Stock of Nanjing Catch-Luck Garments Co. Ltd. dated (incorporated by reference to Exhibit 2.2 of our Current Report on Form 8-K, filed September 1, 2006).

2.4
Agreement for the Purchase and Sale of Stock of Nanjing New Tailun Garments Co., Ltd. dated November 9, 2006 (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, filed November 13, 2006).

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-KSB, filed March 29, 2006).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2(b) of our Annual Report on Form 10-KSB40, filed April 14, 1998).

4.1	Sections 3.10, 7.10, and 7.11of the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2(b) of our Annual Report on Form 10-KSB40, filed April 14, 1998).

4.2	Articles of Association of Perfect Dream (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K, filed August 24, 2005).

4.3	Articles of Association of Goldenway (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed August 24, 2005).

5.1	Opinion of legality from Richardson & Patel LLP (incorporated by reference to Exhibit 5.1 of our Registration Statement on Form S-1, filed May 28, 2008)..

10.1	Subscription Agreement (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed August 8, 2007).

10.2	Form of Convertible Note (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed August 8, 2007).

10.3	Form of Class A Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K, filed August 8, 2007).

10.4	Security Agreement (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K, filed August 8, 2007).

10.5	Stock Pledge Agreement (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K, filed August 8, 2007).

10.6	Lockup Agreement (incorporated by reference to Exhibit 10.6 of our Current Report on Form 8-K, filed August 8, 2007).

10.7	Letter of Intent to Acquire Branded Retail Division (incorporated by reference to Exhibit 10.7 of our Current Report on Form 8-K, filed August 8, 2007).

10.8	Non-Compete Agreement (incorporated by reference to Exhibit 10.8 of our Current Report on Form 8-K, filed August 8, 2007).

10.9	Guaranty (incorporated by reference to Exhibit 10.9 of our Current Report on Form 8-K, filed August 8, 2007).

10.10	Equity Interest Transfer Agreement between Perfect Dream and Ever-Glory Enterprises (H.K.) Ltd. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed August 24, 2005).

10.11
Equity Interest Transfer Agreement between Perfect Dream and Jiangsu Ever-Glory International Group Corporation (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed August 24, 2005).

10.12
Loan Agreement between Goldenway Nanjing Garments Co. Ltd and Nanjing City Commercial Bank dated August 15, 2006 (incorporated by reference to Exhibit 10.3 of our Amendment No. 1 to its Annual Report on 10-KSB/A, filed May 9, 2007).

10.13	Capital Contribution Agreement, dated January 9, 2008 (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K, filed January 15, 2008).

10.14	Joint Venture Establishment Agreement, dated January 9, 2008 (incorporated by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed January 15, 2008).

10.15
Land Development Agreement between Jiangsu Ever-Glory International Group Corp. and Nanjing Goldenway Garment Co., Ltd. (incorporated by reference to Exhibit 10.23 of our Annual Report on Form 10-K, filed March 12, 2008).

10.16
Lease Agreement between Jiangsu Ever-Glory International Group Co. and Nanjing New-Tailun Garment Co., Ltd. (incorporated by reference to Exhibit 10.24 of our Annual Report on Form 10-K, filed March 12, 2008).

10.17	Form of Indemnification (incorporated by reference to Exhibit 10.26 of our Current Report on Form 8-K, filed March 28, 2008).

21.1	Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 of our Registration Statement on Form S-1, filed May 28, 2008).

23.1	Consent of Jimmy C.H. Cheung & Co., Certified Public Accountants (incorporated by reference to Exhibit 23.1 of our Registration Statement on Form S-1, filed May 28, 2008).

23.2	Consent of Moore Stephens Wurth Frazer and Torbet, LLP (incorporated by reference to Exhibit 23.2 of our Registration Statement on Form S-1, filed May 28, 2008).

23.3	Consent of Richardson & Patel, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-6 of this registration statement).

ITEM 17. UNDERTAKINGS

I.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)   Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(c)   Include any additional or changed material information on the plan of distribution.

II.   For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III.   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

In addition, the undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

2.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 4, 2008.

EVER-GLORY INTERNATIONAL GROUP, INC.

By:	/s/ Kang Yihua
Kang Yihua Chief Executive Officer (Principal Executive Officer)

By:	/s/ Guo Yan
Guo Yan Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kang Yihua and Guo Yan and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer,
Kang Yihua	President, and Director (Principal Executive Officer)

*	Chief Operating Officer
Sun Jia Jun	and Director

*	Chief Financial Officer and Secretary
Guo Yan	(Principal Financial and Accounting Officer)

*	Director
Qi Changyu

*	Director
Bennet Tchaikovsky

*	Director
Zhang Zhixue

* /s/ Kang Yihua	Attorney-in-fact	June 4, 2008
Kang Yihua